SUBJECT COMPANY:

        COMPANY DATA:
                COMPANY CONFORMED NAME:                 U.S. FOODSERVICE
                CENTRAL INDEX KEY:                      0000928395
                STANDARD INDUSTRIAL CLASSIFICATION:     WHOLESALE-GROCERIES &
                                                        GENERAL LINE [5141]
                IRS NUMBER:                             521634568
                STATE OF INCORPORATION:                 DE
                FISCAL YEAR END:                        0627

        FILING VALUES:
                FORM TYPE:              SC 13D/A
                SEC ACT:
                SEC FILE NUMBER:        005-43415
                FILM NUMBER:            98500181

        BUSINESS ADDRESS:
                STREET 1:               9755 PATUXENT WOODS WY
                CITY:                   COLUMBIA
                STATE:                  MD
                ZIP:                    21046
                BUSINESS PHONE:         4103127100

        MAIL ADDRESS:
                STREET 1:               9755 PATUXENT WOODS WAY
                CITY:                   COLUMBIA
                STATE:                  MD
                ZIP:                    21046

FILED BY:

        COMPANY DATA:
                COMPANY CONFORMED NAME:                MERRILL LYNCH & CO., INC.
                CENTRAL INDEX KEY:                     0000065100
                STANDARD INDUSTRIAL CLASSIFICATION:    SECURITY BROKERS, DEALERS
                                                    & FLOTATION COMPANIES [6211]
                IRS NUMBER:                            132740599
                STATE OF INCORPORATION:                DE
                FISCAL YEAR END:                       1228

        FILING VALUES:
                FORM TYPE:              SC 13D/A

        BUSINESS ADDRESS:
                STREET 1:               250 VESEY ST
                STREET 2:               WORLD FINANCIAL CTR N TOWER
                CITY:                   NEW YORK
                STATE:                  NY
                ZIP:                    10281-1334
                BUSINESS PHONE:         2124491000

        MAIL ADDRESS:
                STREET 1:               250 VESEY ST
                STREET 2:               WORLD FINANCIAL CTR N TOWER
                CITY:                   NEW YORK
                STATE:                  NY
                ZIP:                    10281-1334

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D/A

                   Under the Securities Exchange Act of 1934
                              (Amendment No.2)

                              U.S. Foodservice
                              (Name of Issuer)

                     Common Stock, Par Value $.01 Per Share
                         (Title of Class of Securities)

                                    90331R101
                                 (CUSIP Number)

                    c/o Merrill Lynch Capital Partners, Inc.
                               225 Liberty Street
                          New York, New York 10080-6123
                           Attention: James V. Caruso
                            Telephone: (212) 236-7753
                     (Name, Address and Telephone Number of
                    Person Authorized to Receive Notices and
                                 Communications)

                                    Copy to:

                             Frank J. Marinaro, Esq.
                            Merrill Lynch & Co., Inc.
                             World Financial Center
                                   North Tower
                          New York, New York 10281-1312
                            Telephone: (212) 449-7948

                                March 31, 1999
             (Date of Event which Requires Filing of this Statement)

                    ========================================

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [__].

CUSIP No. 90331R101


(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                  MERRILL LYNCH & CO., INC.


(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[__]       (a)
[__]       (b)


(3)      SEC Use Only

(4)      Sources of Funds (See Instructions)     OO


(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).

(6)      Citizenship or Place of Organization      Delaware


 Number of        (7)   Sole Voting Power               -0-
  Shares
Beneficially      (8)   Shared Voting Power          45,000
 Owned by
   Each           (9)   Sole Dispositive Power          -0-
 Reporting
  Person         (10)   Shared Dispositive Power     45,000
    With

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person  45,000

(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)

(13)     Percent of Class Represented by Amount in Row (11)    less than 1%

(14)     Type of Reporting Person (See Instructions)   HC, CO

CUSIP No. 90331R101

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
              MERRILL LYNCH GROUP, INC.

(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[__]        (a)
[__]        (b)


(3)      SEC Use Only

(4)      Sources of Funds (See Instructions)     OO


(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).

(6)      Citizenship or Place of Organization      Delaware


 Number of        (7)   Sole Voting Power               -0-
  Shares
Beneficially      (8)   Shared Voting Power             -0-
 Owned by
   Each           (9)   Sole Dispositive Power          -0-
 Reporting
  Person         (10)   Shared Dispositive Power        -0-
    With

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person  -0-

(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)

(13)     Percent of Class Represented by Amount in Row (11)    -0-

(14)     Type of Reporting Person (See Instructions)   HC, CO

CUSIP No. 90331R101

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                  MERRILL LYNCH MBP INC.


(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[__]        (a)
[__]        (b)


(3)      SEC Use Only

(4)      Sources of Funds (See Instructions)     OO


(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).

(6)      Citizenship or Place of Organization      Delaware


 Number of        (7)   Sole Voting Power               -0-
  Shares
Beneficially      (8)   Shared Voting Power             -0-
 Owned by
   Each           (9)   Sole Dispositive Power          -0-
 Reporting
  Person         (10)   Shared Dispositive Power        -0-
    With

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person  -0-

(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)

(13)     Percent of Class Represented by Amount in Row (11)    -0-

(14)     Type of Reporting Person (See Instructions)   CO

CUSIP No. 90331R101

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                  MERCHANT BANKING L.P. NO. II


(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[__]        (a)
[__]        (b)


(3)      SEC Use Only

(4)      Sources of Funds (See Instructions)     OO

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).

(6)      Citizenship or Place of Organization      Delaware


 Number of        (7)   Sole Voting Power               -0-
  Shares
Beneficially      (8)   Shared Voting Power             -0-
 Owned by
   Each           (9)   Sole Dispositive Power          -0-
 Reporting
  Person         (10)   Shared Dispositive Power        -0-
    With

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person  -0-

(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)

(13)     Percent of Class Represented by Amount in Row (11)    -0-

(14)     Type of Reporting Person (See Instructions)   PN

CUSIP No. 90331R101


(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
               MERRILL LYNCH CAPITAL PARTNERS, INC.


(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[__]        (a)
[__]        (b)


(3)      SEC Use Only


(4)      Sources of Funds (See Instructions)     OO


(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).

(6)      Citizenship or Place of Organization      Delaware


 Number of        (7)   Sole Voting Power               -0-
  Shares
Beneficially      (8)   Shared Voting Power             -0-
 Owned by
   Each           (9)   Sole Dispositive Power          -0-
 Reporting
  Person         (10)   Shared Dispositive Power        -0-
    With

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person  -0-

(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)

(13)     Percent of Class Represented by Amount in Row (11)    -0-

(14)     Type of Reporting Person (See Instructions)   CO

CUSIP No. 90331R101

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                  ML EMPLOYEES LBO MANAGERS, INC.


(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[__]        (a)
[__]        (b)


(3)      SEC Use Only

(4)      Sources of Funds (See Instructions)     OO


(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).

(6)      Citizenship or Place of Organization      Delaware


 Number of        (7)   Sole Voting Power               -0-
  Shares
Beneficially      (8)   Shared Voting Power             -0-
 Owned by
   Each           (9)   Sole Dispositive Power          -0-
 Reporting
  Person         (10)   Shared Dispositive Power        -0-
    With

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person  -0-

(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)

(13)     Percent of Class Represented by Amount in Row (11)    -0-

(14)     Type of Reporting Person (See Instructions)  CO

CUSIP No. 90331R101

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                  ML EMPLOYEES LBO PARTNERSHIP NO. I, L.P.


(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[__]        (a)
[__]        (b)


(3)      SEC Use Only

(4)      Sources of Funds (See Instructions)     OO


(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).

(6)      Citizenship or Place of Organization      Delaware


 Number of        (7)   Sole Voting Power               -0-
  Shares
Beneficially      (8)   Shared Voting Power             -0-
 Owned by
   Each           (9)   Sole Dispositive Power          -0-
 Reporting
  Person         (10)   Shared Dispositive Power        -0-
    With

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person  -0-

(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)

(13)     Percent of Class Represented by Amount in Row (11)    -0-

(14)     Type of Reporting Person (See Instructions)  PN

CUSIP No. 90331R101

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                  MERRILL LYNCH LBO PARTNERS NO. IV, L.P.


(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[__]        (a)
[__]        (b)


(3)      SEC Use Only

(4)      Sources of Funds (See Instructions)     OO


(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).

(6)      Citizenship or Place of Organization      Delaware


 Number of        (7)   Sole Voting Power               -0-
  Shares
Beneficially      (8)   Shared Voting Power             -0-
 Owned by
   Each           (9)   Sole Dispositive Power          -0-
 Reporting
  Person         (10)   Shared Dispositive Power        -0-
    With

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person  -0-

(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)

(13)     Percent of Class Represented by Amount in Row (11)    -0-

(14)     Type of Reporting Person (See Instructions)  PN

CUSIP No. 90331R101

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                  MERRILL LYNCH CAPITAL APPRECIATION PARTNERSHIP NO. XIII, L.P.

(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[__]        (a)
[__]        (b)


(3)      SEC Use Only

(4)      Sources of Funds (See Instructions)     OO


(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).

(6)      Citizenship or Place of Organization      Delaware


 Number of        (7)   Sole Voting Power               -0-
  Shares
Beneficially      (8)   Shared Voting Power             -0-
 Owned by
   Each           (9)   Sole Dispositive Power          -0-
 Reporting
  Person         (10)   Shared Dispositive Power        -0-
    With

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person  -0-

(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)

(13)     Percent of Class Represented by Amount in Row (11)    -0-

(14)     Type of Reporting Person (See Instructions)  PN

CUSIP No. 90331R101

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                  ML OFFSHORE LBO PARTNERSHIP NO. XIII


(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[__]        (a)
[__]        (b)


(3)      SEC Use Only

(4)      Sources of Funds (See Instructions)     OO


(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).

(6)      Citizenship or Place of Organization      Delaware


 Number of        (7)   Sole Voting Power               -0-
  Shares
Beneficially      (8)   Shared Voting Power             -0-
 Owned by
   Each           (9)   Sole Dispositive Power          -0-
 Reporting
  Person         (10)   Shared Dispositive Power        -0-
    With

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person  -0-

(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)

(13)     Percent of Class Represented by Amount in Row (11)    -0-

(14)     Type of Reporting Person (See Instructions)  PN

CUSIP No. 90331R101

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                  MERRILL LYNCH LBO PARTNERS NO. B-IV, L.P.


(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[__]        (a)
[__]        (b)


(3)      SEC Use Only

(4)      Sources of Funds (See Instructions)     OO


(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).

(6)      Citizenship or Place of Organization      Delaware


 Number of        (7)   Sole Voting Power               -0-
  Shares
Beneficially      (8)   Shared Voting Power             -0-
 Owned by
   Each           (9)   Sole Dispositive Power          -0-
 Reporting
  Person         (10)   Shared Dispositive Power        -0-
    With

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person  -0-

(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)

(13)     Percent of Class Represented by Amount in Row (11)    -0-

(14)     Type of Reporting Person (See Instructions)   PN

CUSIP No. 90331R101

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                 MERRILL LYNCH CAPITAL APPRECIATION
                 PARTNERSHIP NO. B-XVIII, L.P.

(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[__]        (a)
[__]        (b)


(3)      SEC Use Only


(4)      Sources of Funds (See Instructions)     OO


(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).

(6)      Citizenship or Place of Organization      Delaware


 Number of        (7)   Sole Voting Power               -0-
  Shares
Beneficially      (8)   Shared Voting Power             -0-
 Owned by
   Each           (9)   Sole Dispositive Power          -0-
 Reporting
  Person         (10)   Shared Dispositive Power        -0-
    With

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person  -0-

(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)

(13)     Percent of Class Represented by Amount in Row (11)    -0-

(14)     Type of Reporting Person (See Instructions)  PN

CUSIP No. 90331R101

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
              ML OFFSHORE LBO PARTNERSHIP NO. B-XVIII


(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[__]        (a)
[__]        (b)


(3)      SEC Use Only

(4)      Sources of Funds (See Instructions)     OO


(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).

(6)      Citizenship or Place of Organization      Delaware


 Number of        (7)   Sole Voting Power               -0-
  Shares
Beneficially      (8)   Shared Voting Power             -0-
 Owned by
   Each           (9)   Sole Dispositive Power          -0-
 Reporting
  Person         (10)   Shared Dispositive Power        -0-
    With

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person  -0-

(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)

(13)     Percent of Class Represented by Amount in Row (11)    -0-

(14)     Type of Reporting Person (See Instructions)  PN

CUSIP No. 90331R101

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                  MLCP ASSOCIATES L.P. NO. II


(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[__]        (a)
[__]        (b)


(3)      SEC Use Only

(4)      Sources of Funds (See Instructions)     OO

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).

(6)      Citizenship or Place of Organization      Delaware


 Number of        (7)   Sole Voting Power               -0-
  Shares
Beneficially      (8)   Shared Voting Power             -0-
 Owned by
   Each           (9)   Sole Dispositive Power          -0-
 Reporting
  Person         (10)   Shared Dispositive Power        -0-
    With

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person  -0-

(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)

(13)     Percent of Class Represented by Amount in Row (11)    -0-

(14)     Type of Reporting Person (See Instructions)  PN

CUSIP No. 90331R101

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                  MLCP ASSOCIATES L.P. NO. IV


(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[__]        (a)
[__]        (b)


(3)      SEC Use Only

(4)      Sources of Funds (See Instructions)     OO


(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).

(6)      Citizenship or Place of Organization      Delaware


 Number of        (7)   Sole Voting Power               -0-
  Shares
Beneficially      (8)   Shared Voting Power             -0-
 Owned by
   Each           (9)   Sole Dispositive Power          -0-
 Reporting
  Person         (10)   Shared Dispositive Power        -0-
    With

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person  -0-

(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)

(13)     Percent of Class Represented by Amount in Row (11)    -0-

(14)     Type of Reporting Person (See Instructions)   PN

CUSIP No. 90331R101

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                  ML IBK POSITIONS, INC.


(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[__]        (a)
[__]        (b)


(3)      SEC Use Only

(4)      Sources of Funds (See Instructions)     OO


(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).

(6)      Citizenship or Place of Organization      Delaware


 Number of        (7)   Sole Voting Power               -0-
  Shares
Beneficially      (8)   Shared Voting Power             -0-
 Owned by
   Each           (9)   Sole Dispositive Power          -0-
 Reporting
  Person         (10)   Shared Dispositive Power        -0-
    With

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person  -0-

(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)

(13)     Percent of Class Represented by Amount in Row (11)    -0-

(14)     Type of Reporting Person (See Instructions)  CO

CUSIP No. 90331R101

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                  KECALP INC.


(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[__]        (a)
[__]        (b)


(3)      SEC Use Only

(4)      Sources of Funds (See Instructions)     OO

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).

(6)      Citizenship or Place of Organization      Delaware


 Number of        (7)   Sole Voting Power               -0-
  Shares
Beneficially      (8)   Shared Voting Power             -0-
 Owned by
   Each           (9)   Sole Dispositive Power          -0-
 Reporting
  Person         (10)   Shared Dispositive Power        -0-
    With

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person  -0-

(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)

(13)     Percent of Class Represented by Amount in Row (11)    -0-

(14)     Type of Reporting Person (See Instructions)  CO

CUSIP No. 90331R101

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                  MERRILL LYNCH KECALP L.P. 1987


(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[__]        (a)
[__]        (b)


(3)      SEC Use Only

(4)      Sources of Funds (See Instructions)     OO


(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).

(6)      Citizenship or Place of Organization      Delaware


 Number of        (7)   Sole Voting Power               -0-
  Shares
Beneficially      (8)   Shared Voting Power             -0-
 Owned by
   Each           (9)   Sole Dispositive Power          -0-
 Reporting
  Person         (10)   Shared Dispositive Power        -0-
    With

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person  -0-

(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)

(13)     Percent of Class Represented by Amount in Row (11)    -0-

(14)     Type of Reporting Person (See Instructions)   PN

CUSIP No. 90331R101

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                  MERRILL LYNCH KECALP L.P. 1991


(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[__]        (a)
[__]        (b)


(3)      SEC Use Only

(4)      Sources of Funds (See Instructions)     OO

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).

(6)      Citizenship or Place of Organization      Delaware


 Number of        (7)   Sole Voting Power               -0-
  Shares
Beneficially      (8)   Shared Voting Power             -0-
 Owned by
   Each           (9)   Sole Dispositive Power          -0-
 Reporting
  Person         (10)   Shared Dispositive Power        -0-
    With

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person  -0-

(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)

(13)     Percent of Class Represented by Amount in Row (11)    -0-

(14)     Type of Reporting Person (See Instructions)   PN

CUSIP No. 90331R101

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                  MERRILL LYNCH KECALP L.P. 1994


(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[__]        (a)
[__]        (b)


(3)      SEC Use Only

(4)      Sources of Funds (See Instructions)     OO

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).

(6)      Citizenship or Place of Organization      Delaware


 Number of        (7)   Sole Voting Power               -0-
  Shares
Beneficially      (8)   Shared Voting Power             -0-
 Owned by
   Each           (9)   Sole Dispositive Power          -0-
 Reporting
  Person         (10)   Shared Dispositive Power        -0-
    With

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person  -0-

(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)

(13)     Percent of Class Represented by Amount in Row (11)    -0-

(14)     Type of Reporting Person (See Instructions)  PN

     This Amendment No. 2 amends the Statement on Schedule 13D initially filed with the Securities and Exchange Commission on January 2, 1998 (the "Original Filing") and subsequently amended by Amendment No. 1 filed with the Securities and Exchange Commission on March 8, 1999 ("Amendment No. 1") with respect to the common stock, par value $.01 per share (the "Shares") of JP Foodservice, Inc. (subsequently renamed U.S. Foodservice) by (a) Merchant Banking L.P. No. II, (b) ML Employees LBO Partnership No. I, L.P., (c) Merrill Lynch Capital Appreciation Partnership No. XIII, L.P., (d) ML Offshore LBO Partnership No. XIII, (e) Merrill Lynch Capital Appreciation Partnership No. B-XVIII, L.P., (f) ML Offshore LBO Partnership No. B-XVIII, (g) MLCP Associates L.P. No. II, (h) MLCP Associates L.P. No. IV, (i) ML IBK Positions, Inc., (j) Merrill Lynch KECALP L.P. 1987, (k) Merrill Lynch KECALP L.P. 1991, (l) Merrill Lynch KECALP L.P. 1994 (collectively, the "ML Investors"), (m) Merrill Lynch & Co., Inc., (n) Merrill Lynch Group, Inc., (o) Merrill Lynch MBP Inc., (p) Merrill Lynch Capital Partners, Inc., (q) ML Employees LBO Managers, Inc., (r) Merrill Lynch LBO Partners No. IV, (s) Merrill Lynch LBO Partners No. B-IV and (t) KECALP, Inc. (collectively with the ML Investors, the "Filing ML Entities") (as so amended, the Schedule 13D"). This Amendment No. 2 is being filed to reflect the sale of Shares by the ML Investors pursuant to the Registration Rights Agreement. Unless otherwise defined herein all capitalized terms shall have the meanings ascribed to them in the Original Filing or Amendment No. 1.

Item 4.  Purpose of Transaction.

     Item 4 of the Schedule 13D is hereby amended by deleting the final paragraph thereof in its entirety and replacing it with the following:

         On March 31, 1999, pursuant to the registration statement on Form S-3 originally filed by the Issuer on March 5, 1999 (No. 333-73447), as amended, the ML Investors sold 7,808,898 shares of Issuer Common Stock to the public at a sales price of $43.00 per Share, less underwriting commissions.

Item 5.  INTEREST IN SECURITIES OF THE ISSUER

         Item 5 of the Schedule 13D is hereby amended by the addition of the following to the end thereof:

     On March 31, 1999, pursuant to the registration statement on Form S-3 filed by the Issuer on March 5, 1999 (No. 333-73447), as amended, the ML Investors sold shares of Issuer Common Stock to the public at a sales price of $43.00 per Share, less underwriting commissions. As a result, the Filing ML Entities ceased to be beneficial owners of more than 5% of the outstanding shares of the Issuer Common Stock as of March 31, 1999. The ML Investors sold their Shares pursuant to their rights under the Registration Rights Agreement. Merrill Lynch & Co., Inc. may be deemed to be a beneficial owner of 45,000 Shares held by its broker-dealer affiliate as of March 31, 1999.

Item 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         Item 6 of the Schedule 13D is hereby amended by the addition of the following to the end thereof:

         On March 25, 1998, in connection with the sale of the Shares, the ML Investors, the Issuer, and certain other selling stockholders party thereto entered into a U.S. purchase agreement and an international purchase agreement (the "Purchase Agreements") with the underwriters (the "Underwriters") parties thereto. Pursuant to the Purchase Agreements, the ML Investors agreed to sell all of their respective Shares to the Underwriters at a sales price of $43.00 per Share, less underwriting commissions. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch International, affiliates of the Filing ML Entities, were parties to the U.S. purchase agreement and international purchase agreement, respectively, and received underwriting fees in connection with the Offering.

Item 7.  MATERIAL TO BE FILED AS EXHIBITS

         Item 7 of the Original Filing is hereby amended by the addition of the following exhibit to the end thereof:

G. U.S. Purchase Agreement dated March 25, 1999 among the ML Investors, the Issuer, the underwriters listed on the schedules thereto and certain other selling stockholders listed on the schedules thereto.

H. International Purchase Agreement dated March 25, 1999 among the ML Investors, the Issuer, the underwriters listed on the schedules thereto and certain other selling stockholders listed on the schedules thereto.

                                 Signature Page
                                 --------------

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this Statement is true, complete and correct.


April 1, 1999                         MERRILL LYNCH CAPITAL PARTNERS, INC.



                                            By:    /s/ James V. Caruso
                                            Name:      James V. Caruso
                                            Title:     Vice President



                                            EXHIBIT INDEX

Exhibits A through F were filed as attachements to the Original Filing.

*  A.             Agreement and Plan of Merger dated as of June 30, 1997, as amended, among the Issuer, Merger
                  Sub and Rykoff.
*  B.             Amended and Restated Support Agreement dated as of June 30, 1997, among the Issuer and the ML
                  Entities, acknowledged by Rykoff.
*  C.             Standstill Agreement dated as of May 17, 1996 among the ML Entities, certain other stockholders of Rykoff and Rykoff.
*  D.             Registration Rights Agreement dated as of May 17, 1996 among the ML Investors and Rykoff.
*  E.             Assumption Agreement dated as of December 23, 1997, with respect to Registration Rights
                  Agreement, by JP Foodservice.
*  F.             Joint Filing Agreement dated as of December 31, 1997 among the Filing ML Entities.
     G.           U.S. Purchase Agreement dated March 25, 1999 among the ML Investors, the Issuer, the underwriters listed on the schedules thereto and certain other selling stockholders listed on the schedules thereto.

      H.          International Purchase Agreement dated March 25, 1999 among the ML Investors, the Issuer, the underwriters listed on the schedules thereto and certain other selling stockholders listed on the schedules thereto.
------------------------
*    Previously filed.


                                    EXHIBIT G




                                U.S. FOODSERVICE
                            (a Delaware corporation)


                        6,247,119 Shares of Common Stock




                             U.S. PURCHASE AGREEMENT


















Dated:  March 25, 1999




                                                 Table of Contents
                                                                                                      Page

SECTION 1. Representations and Warranties...................................................................4


SECTION 2. Sale and Delivery to U.S. Underwriters; Closing.................................................16


SECTION 3. Covenants of the Company........................................................................18


SECTION 4. Payment of Expenses.............................................................................21


SECTION 5. Conditions of U.S. Underwriters Obligations.....................................................22


SECTION 6. Indemnification.................................................................................27


SECTION 7. Contribution....................................................................................31


SECTION 8. Representations, Warranties and Agreements to Survive Delivery..................................32


SECTION 9. Termination of Agreement........................................................................33


SECTION 10. Default by One or More of the U.S. Underwriters................................................33


SECTION 11. Default by One or More of the Selling Shareholders or the Company..............................34


SECTION 12. Agent for Service; Submission to Jurisdiction; Waiver of Immunities............................35


SECTION 13. Notices........................................................................................36


SECTION 14. Parties........................................................................................36


SECTION 15. Governing Law and Time.........................................................................36


SECTION 16. Effect of Headings.............................................................................36


         SCHEDULES
                  Schedule A    -  List of Underwriters.....................................................Sch A-1
                  Schedule B    -  List of Selling Shareholders.............................................Sch B-1
                  Schedule C    -  Pricing Information......................................................Sch C-1
                  Schedule D    -  List of Subject Subsidiaries.............................................Sch D-1
                  Schedule E    -  List of Registration Rights Agreements...................................Sch E-1
                  Schedule F    -  List of Counsel to the Selling Shareholders..............................Sch F-1

         EXHIBITS
                  Exhibit A-1   -  Form of Opinion of Hogan & Hartson L.L.P...................................A-1-1
                  Exhibit A-2   -  Form of Opinion of Chapman & Cutler........................................A-2-1
                  Exhibit A-3   -  Form of Opinion of Lionel Sawyer & Collins.................................A-3-1
                  Exhibit B     -[Omitted Intentionally]........................................................B-1
                  Exhibit C     - Form of Supplemental Agreement................................................C-1
                  Exhibit D     - Form of Letter of Resignation.................................................D-1




                                U.S. FOODSERVICE

                            (a Delaware corporation)

                        6,247,119 Shares of Common Stock

                           (Par Value $.01 Per Share)

                             U.S. PURCHASE AGREEMENT
                                 March 25, 1999

MERRILL LYNCH & CO.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Goldman, Sachs & Co.
Salomon Smith Barney Inc.
J.C. Bradford & Co.
First Union Capital Markets Corp.
   as U.S. Representatives of the several U.S. Underwriters
c/o   Merrill Lynch & Co.
      Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated
      North Tower
      World Financial Center
      New York, New York  10281-1209

Ladies and Gentlemen:

U.S. Foodservice,  a Delaware corporation (the "Company"), and the other persons listed in Schedule B hereto (collectively, the "Selling Shareholders"),  confirm their  respective  agreements with Merrill Lynch & Co.,  Merrill Lynch,  Pierce,
Fenner  & Smith  Incorporated  ("Merrill  Lynch")  and  each of the  other  U.S.
underwriters named in Schedule A hereto (collectively,  the "U.S. Underwriters", which  term  shall also  include  any  underwriter  substituted  as  hereinafter provided in Section 10 hereof),  for whom Merrill Lynch,  Goldman,  Sachs & Co.,
Salomon Smith Barney Inc.,  J.C.  Bradford & Co. and First Union Capital Markets
Corp.   are   acting   as   representatives   (in  such   capacity,   the  "U.S.
Representatives"),  with  respect to (i) the sale by the  Selling  Shareholders, acting  severally  and not jointly,  and the purchase by the U.S.  Underwriters, acting severally and not jointly,  of the respective numbers of shares of Common
Stock,  par value $.01 per share,  of the Company (the "Common Stock") set forth in  Schedules  A and B  hereto  and (ii) the  grant by the  Company  to the U.S.
Underwriters,  acting  severally  and not  jointly,  of the option  described in
Section 2(b) hereof to purchase all or any part of 937,067  additional shares of
Common Stock to cover over-allotments, if any. The aforesaid 6,247,119 shares of
Common  Stock  (the  "Initial  U.S.  Securities")  to be  purchased  by the U.S.
Underwriters  and all or any part of the 937,067  shares of Common Stock subject to the option  described in Section 2(b) hereof (the "U.S.  Option  Securities")
are hereinafter called, collectively, the "U.S. Securities".

It is understood that the Company and the Selling Shareholders are concurrently entering into an agreement dated the date hereof (the "International Purchase
Agreement") providing for the offering by the Selling Shareholders of an aggregate of 1,561,779 shares of Common Stock (the "Initial International
Securities")  through  arrangements with certain underwriters outside the United
States  and  Canada  (the  "International  Managers")  for which  Merrill  Lynch
International,  Goldman  Sachs  International,  Salomon  Brothers  International
Limited  and  J.C.  Bradford  & Co.  are  acting  as lead  managers  (the  "Lead
Managers", which term shall also include any underwriter substituted as provided in Section 10 of the International Purchase Agreement) and the grant by the Company to the International Managers, acting severally and not jointly, of an option to purchase all or any part of the International Managers' pro rata portion of up to 234,267 additional shares of Common Stock solely to cover over-allotments, if any (the "International Option Securities"). The Initial
International Securities and the International Option Securities are hereinafter called the "International Securities". It is understood that the Selling
Shareholders are not obligated to sell and the U.S. Underwriters are not obligated to purchase any Initial U.S. Securities unless all of the Initial
International  Securities are  contemporaneously  purchased by the International
Managers.

The U.S.  Underwriters and the  International  Managers are hereinafter  called, collectively,  the  "Underwriters"  and,  individually,  an  "Underwriter";  the
Initial U.S. Securities and the Initial International Securities are hereinafter collectively called the "Initial Securities"; the U.S. Option Securities and the
International Option Securities are hereinafter  collectively called the "Option
Securities";   the  U.S.   Securities  and  the  International   Securities  are
hereinafter  collectively  called the  "Securities";  and this Agreement and the
International  Purchase  Agreement are  hereinafter  called,  collectively,  the
"Purchase Agreements" and, individually, a "Purchase Agreement".

The Underwriters  will concurrently  enter into an  Intersyndicate  Agreement of
even  date  herewith  (the   "Intersyndicate   Agreement")   providing  for  the
coordination of certain  transactions among the Underwriters under the direction of Merrill Lynch & Co., Merrill Lynch,  Pierce,  Fenner & Smith Incorporated (in
such capacity, the "Global Coordinator").

The Company and the Selling Shareholders understand that the U.S. Underwriters propose to make a public offering of the U.S. Securities as soon as the U.S.
Representatives deem advisable after this Agreement has been executed and delivered.

The  Company  has  filed  with  the  Securities  and  Exchange  Commission  (the
"Commission") a registration  statement on Form S-3 (No.  333-73447) and certain amendments  thereto  covering  the  registration  of the  Securities  under  the
Securities  Act of 1933,  as amended  (the "1933  Act"),  including  the related preliminary prospectus or prospectuses. Promptly after execution and delivery of this Agreement,  the Company will either (i) prepare and file a U.S.  prospectus and an  international  prospectus in accordance with the provisions of Rule 430A
("Rule 430A") of the rules and regulations of the Commission  under the 1933 Act
(the "1933 Act  Regulations")  and paragraph (b) of Rule 424 ("Rule  424(b)") of the 1933 Act  Regulations  or (ii) if the  Company has elected to rely upon Rule
434 ("Rule 434") of the 1933 Act  Regulations,  prepare and file a term sheet (a
"Term Sheet") in accordance with the provisions of Rule 434 and Rule 424(b). Two forms of prospectus  are to be used in connection  with the offering and sale of the  Securities:  one  relating  to the  U.S.  Securities  (the  "Form  of  U.S.
Prospectus")  and one  relating to the  International  Securities  (the "Form of
International Prospectus"). The Form of International Prospectus is identical to the Form of U.S. Prospectus, except for the front cover and back cover pages and the information under the caption  "Underwriting".  The information  included in any such  prospectus  or in any such Term  Sheet,  as the case may be,  that was omitted from such  registration  statement at the time it became  effective  but that is deemed to be part of such  registration  statement at the time it became effective  (a)  pursuant to  paragraph  (b) of Rule 430A is referred to as "Rule
430A Information" or (b) pursuant to paragraph (d) of Rule 434 is referred to as
"Rule 434 Information".  Each Form of U.S.  Prospectus and Form of International
Prospectus used before such  registration  statement became  effective,  and any prospectus that omitted,  as applicable,  the Rule 430A  Information or the Rule
434  Information  that  was  used  after  such  effectiveness  and  prior to the execution and delivery of this  Agreement,  is herein called,  together with the documents  incorporated  or  deemed  to be  incorporated  by  reference  therein pursuant to Item 12 of Form S-3 under the 1933 Act, a "preliminary  prospectus".
Such registration statement,  including the exhibits thereto, schedules thereto, if any, and the documents incorporated or deemed to be incorporated by reference therein  pursuant  to Item 12 of Form S-3  under  the 1933  Act,  at the time it became  effective  and  including  the Rule  430A  Information  and the Rule 434
Information,  as applicable, is herein called the "Registration Statement".  Any registration statement filed pursuant to Rule 462(b) of the 1933 Act Regulations is herein  referred to as the "Rule 462(b)  Registration  Statement",  and after such  filing the term  "Registration  Statement"  shall  include the Rule 462(b)
Registration Statement.  The final Form of U.S. Prospectus and the final Form of
International  Prospectus,  in each case including the documents incorporated or deemed to be incorporated by reference  therein  pursuant to Item 12 of Form S-3 under the 1933 Act, in the respective  forms first furnished to the Underwriters for use in connection with the offering of the Securities, are herein called the
"U.S.  Prospectus"  and  the  "International  Prospectus",   respectively,  and,
collectively,  the "Prospectuses" and, individually, a "Prospectus". If Rule 434 is relied on, the terms "U.S.  Prospectus" and "International  Prospectus" shall refer to the U.S. preliminary  prospectus dated March 15, 1999 and international preliminary  prospectus dated March 15, 1999,  respectively,  each together with the applicable  Term Sheet,  and all references in this Agreement to the date of such Prospectuses shall mean the date of the applicable Term Sheet. For purposes of this Agreement, all references to the Registration Statement, any preliminary prospectus,  the U.S. Prospectus, the International Prospectus or any Term Sheet
or any  amendment  or  supplement  to any of the  foregoing  shall be  deemed to include  the copy filed with the  Commission  pursuant  to its  Electronic  Data
Gathering, Analysis and Retrieval system ("EDGAR").

All references in this Agreement to financial statements and schedules and other information which is "given", "set forth", "described", "contained" "included" or "stated" in the Registration Statement, any preliminary prospectus or any Prospectus (and all other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which is incorporated or deemed to be incorporated by reference in the Registration
Statement,  such preliminary prospectus or such Prospectus,  as the case may be;
and all references in this Agreement to amendments to the Registration Statement or amendments or supplements to any preliminary prospectus or any Prospectus shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934, as amended (the "1934 Act"), which is incorporated or deemed to be incorporated by reference in the Registration
Statement, such preliminary prospectus or such Prospectus, as the case may be.

As used in this Agreement, "Standstill Agreement" means the Standstill Agreement dated as of May 17, 1996 by and between Rykoff-Sexton, Inc., a Delaware corporation, and the ML Entities (as defined therein), "Support Agreement" means the Amended and Restated Support Agreement, dated as of June 30, 1997, by and among JP Foodservice, Inc., a Delaware corporation, Merrill Lynch Capital
Partners, Inc. and the other persons whose names are set forth on the signature pages thereof and acknowledged by Rykoff-Sexton, Inc., and "Supplemental
Agreement" means a Supplemental Agreement substantially in the form of Exhibit C hereto among the Company, U.S. Foodservice, Inc., a Delaware corporation
("USF"), and the other parties thereto.

SECTION 1.        Representations and Warranties.

(a) Representations and Warranties by the Company. The Company represents and warrants to each U.S. Underwriter as of the date hereof, as of the Closing Time referred to in Section 2(c) hereof, and as of each Date of Delivery (if any) referred to in Section 2(b) hereof, and agrees with each U.S. Underwriter, as follows:

(i)      Compliance  with  Registration  Requirements.  The  Company  meets  the requirements  for use of Form  S-3  under  the  1933  Act.  Each of the
         Registration  Statement and any Rule 462(b) Registration  Statement has
         become  effective  under the 1933 Act and no stop order  suspending the
         effectiveness  of  the  Registration   Statement  or  any  Rule  462(b)
         Registration  Statement  has  been  issued  under  the  1933 Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company,  are contemplated by the Commission,  and any request on the part of the Commission  for  additional  information has been complied with.


                  At the respective times the Registration  Statement,  any Rule
         462(b) Registration Statement and any post-effective amendments thereto became  effective  and at the  Closing  Time (and,  if any U.S.  Option
         Securities are purchased,  at each Date of Delivery),  the Registration
         Statement,  the Rule 462(b)  Registration  Statement and any amendments thereto  complied  and will comply in all  material  respects  with the requirements  of the 1933 Act and the 1933 Act  Regulations and did not
         and will not contain an untrue  statement of a material fact or omit to state a material  fact  required to be stated  therein or  necessary to make the statements therein not misleading. Neither of the Prospectuses nor any amendments or supplements thereto, at the time the Prospectuses or any amendments or supplements thereto were issued and at the Closing
         Time (and, if any U.S. Option Securities are purchased, at each Date of
         Delivery),  included or will include an untrue  statement of a material fact or  omitted  or will omit to state a material  fact  necessary  in order to make the statements therein, in the light of the circumstances under which they were made,  not  misleading.  If Rule 434 is used, the
         Company   will  comply  with  the   requirements   of  Rule  434.   The
         representations  and warranties in this  subsection  shall not apply to statements in or omissions from the Registration  Statement or the U.S.
         Prospectus  made in reliance  upon and in conformity  with  information furnished to the Company in writing by any U.S. Underwriter through the
         U.S. Representatives expressly for use in the Registration Statement or the U.S. Prospectus.


                  Each preliminary prospectus and each prospectus filed as part of the Registration Statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424, complied when so filed in all material respects with the 1933 Act Regulations and each preliminary prospectus and each of the Prospectuses delivered to the Underwriters for use in connection with this offering was identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.


(ii) Incorporated Documents. The documents incorporated or deemed to be incorporated by reference in the Registration Statement and the Prospectuses, at the respective times they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission thereunder (the "1934 Act Regulations") and, when read together with the other information in the Prospectuses, (A) at the time the Registration Statement became effective did not contain and, at the time any Rule 462(b) Registration Statement becomes effective, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (B) at the time the Prospectuses were issued and at the Closing Time (and, if any U.S.
          Option Securities are purchased, at each Date of Delivery), did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(iii) Independent Accountants. The accountants who certified the financial statements and supporting schedules included in the Registration
         Statement are  independent  public  accountants as required by the 1933
         Act and the 1933 Act Regulations.


(iv)      Financial  Statements.   The  financial  statements  included  in  the
          Registration Statement and the Prospectuses, together with the related schedules  and notes,  present  fairly the  financial  position of the
          Company and its  consolidated  subsidiaries at the dates indicated and the statement of  operations,  stockholders'  equity and cash flows of
          the  Company  and  its  consolidated   subsidiaries  for  the  periods
          specified,  after giving effect to the  restatement  of such financial statements  to reflect  acquisitions  made by the  Company  which,  in accordance  with  GAAP  (as  defined  below),  were  accounted  for as poolings of interests; such financial statements have been prepared in conformity  with generally  accepted  accounting  principles  ("GAAP")
          applied on a consistent basis throughout the periods involved; and the combination of the Company's  consolidated  financial  statements with
          the    financial     statements    of    businesses     acquired    in
          pooling-of-interests transactions has been prepared in accordance with
          GAAP. The supporting  schedules,  if any, included in the Registration
          Statement  present  fairly in  accordance  with  GAAP the  information required  to be stated  therein.  The summary  financial  data and the selected  financial data included in the  Prospectuses  present fairly the  information  shown  therein  and have  been  compiled  on a basis consistent with that of the financial  statements from which such data were  derived.  No pro forma  financial  statements,  and no financial statements  of any  entity or  business  other  than the  consolidated financial statements of the Company and its consolidated  subsidiaries as of June 28, 1997 and June 27, 1998, for the fiscal years ended June
          29, 1996,  June 28, 1997 and June 27, 1998,  as of September 26, 1998,
          for the three months ended  September 27, 1997 and September 26, 1998, as of December 26, 1998 and for the three and six-month  periods ended
          December  27,  1997  and  December  26,  1998,  are  included  in  the
          Registration Statement or the Prospectuses.


(v) No Material Adverse Change in Business. Since the respective dates as of which information is given in the Registration Statement and the Prospectuses, except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a "Material Adverse
          Effect"), (B) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise and (C) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.


(vi)      Good Standing of the Company.  The Company has been duly organized and is validly  existing as a corporation  in good standing under the laws of the State of Delaware and has the corporate  power and authority to own,  lease and operate its  properties and to conduct its business as described  in the  Prospectuses  and to  enter  into and  perform  its
          obligations  under  the  Purchase   Agreements  and  the  Supplemental
          Agreement;  and the Company is duly qualified as a foreign corporation
          to  transact   business  and  is  in  good   standing  in  each  other
          jurisdiction  in which  such  qualification  is  required,  whether by reason of the  ownership  or leasing  of  property  or the  conduct of business,  except  where the  failure  so to  qualify or to be in good standing would not result in a Material Adverse Effect.


(vii)     Good  Standing of  Subsidiaries.  Each  subsidiary  of the Company has been duly organized and is validly existing and in good standing under the laws of the  jurisdiction of its  organization,  has the corporate power and authority or the power and authority as a limited  liability company,  limited partnership or general partnership,  as the case may be, to own,  lease and  operate  its  properties  and to  conduct  its business as described  in the  Prospectuses  and is duly  qualified to transact  business  and is in good  standing in each  jurisdiction  in which  such  qualification  is  required,  whether  by  reason  of the ownership  or leasing of property or the conduct of  business,  except where the  failure so to qualify or to be in good  standing  would not result  in  a  Material  Adverse  Effect;  and,  except  as  otherwise disclosed  in the  Registration  Statement,  (A) all of the issued and
          outstanding   capital  stock  of  each  such   subsidiary  that  is  a
          corporation has been duly authorized and validly issued, is fully paid and  non-assessable  and is owned by the Company,  directly or through wholly-owned  subsidiaries,  free and clear of any security  interest, mortgage, pledge, lien, encumbrance,  claim or equity, and none of the outstanding shares of capital stock of any such subsidiary were issued in  violation  of the  preemptive  or similar  rights of any  security holder  of such  subsidiary,  (B) all of the  issued  and  outstanding limited  liability company interests of each such subsidiary that is a limited  liability  company,  if any,  have been duly  authorized  and validly issued, are fully paid and non-assessable and are owned by the
          Company, directly or through wholly-owned subsidiaries, free and clear of any security interest,  mortgage, pledge, lien, encumbrance,  claim or  equity,  and none of the  outstanding  limited  liability  company interests  of any such  subsidiary  were  issued in  violation  of the
          preemptive  or  similar   rights  of  any  security   holder  of  such
          subsidiary,  and (C) all of the issued  and  outstanding  limited  and general  partnership  interests  of  each  such  subsidiary  that is a partnership have been duly authorized and validly issued and are owned by the Company,  directly or through wholly-owned  subsidiaries,  free
          and  clear  of  any  security  interest,   mortgage,   pledge,   lien,
          encumbrance,  claim or equity, and none of the outstanding  limited or general  partnership  interests of any such  subsidiary were issued in violation of the preemptive or similar  rights of any security  holder of such subsidiary.


(viii) Revenues and Assets of Subject Subsidiaries. As of December 26, 1998 and for the six months then ended, the Company and the subsidiaries of the Company listed on Schedule D hereto (the "Subject Subsidiaries") had total net sales and total assets (determined on a consolidated basis in accordance with GAAP but excluding therefrom all amounts attributable to (A) any other subsidiary and (B) any investment (other than an investment classified as a cash equivalent in accordance with
          GAAP) or other  equity  interest  in any entity  that is not a Subject
          Subsidiary) of not less than 70% of net sales and 70% of total assets, respectively, of the Company and its subsidiaries determined on a consolidated basis in accordance with GAAP. Each Subject Subsidiary is a corporation and Schedule D accurately sets forth the jurisdiction of incorporation of each Subject Subsidiary.


(ix) Capitalization. All of the issued and outstanding shares of capital stock of the Company (including the Securities to be purchased by the Underwriters from the Selling Shareholders pursuant to the Purchase
         Agreements) have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock of the Company (including the Securities to be purchased by the Underwriters from the Selling Shareholders pursuant to the Purchase
         Agreements) were issued in violation of preemptive or other similar rights of any security holder of the Company.


(x)      Authorization  of  Agreement.  This  Agreement  and  the  International
         Purchase Agreement have been duly authorized, executed and delivered by the Company.


(xi)      Authorization and Description of Securities.  The Securities which the
          U.S.  Underwriters and the  International  Managers have the option to purchase from the Company have been duly  authorized  for issuance and sale to the U.S.  Underwriters  pursuant to this  Agreement and to the
          International   Managers  pursuant  to  the   International   Purchase
          Agreement,  respectively, and, if and when issued and delivered by the
          Company  pursuant to this  Agreement  and the  International  Purchase
          Agreement,  respectively,  against  payment of the  consideration  set forth herein and therein, respectively,  will be validly issued, fully paid and  non-assessable;  the Common Stock, the Company's  authorized but unissued preferred stock, par value $.01 per share (the "Preferred
          Stock"),   the  Company's  authorized  but  unissued  Preferred  Stock designated  as  Series A Junior  Participating  Preferred  Stock,  the
          Rights  Agreement  dated as of  February  19,  1996,  as amended  (the
          "Rights Agreement"),  between the Company and The Bank of New York, as rights agent (the "Rights  Agent"),  and the preferred  share purchase rights (the "Rights") issued under the Rights Agreement conform to all of  the  respective  statements  relating  thereto  contained  in  the
          Prospectuses  and such  statements  conform to the rights set forth in the instruments  defining such rights; no holder of Securities will be subject to personal  liability  by reason of being such a holder;  and the issuance of the  Securities  is not subject to the  preemptive  or other similar rights of any security holder of the Company.


(xii)     Absence of Defaults and Conflicts.  Neither the Company nor any of its
          subsidiaries  is in violation  of its charter or by-laws,  partnership agreement,  limited  liability  company  agreement  or  other  similar organizational document or in default in the performance or observance of any obligation,  agreement,  covenant or condition contained in any
          contract,   indenture,   mortgage,  deed  of  trust,  loan  or  credit
          agreement,  note,  lease or any other agreement or instrument to which the  Company or any of its  subsidiaries  is a party or by which it or any of them may be bound, or to which any of the property or assets of
          the  Company  or  any   subsidiary  is  subject   (collectively,   the
          "Agreements and  Instruments")  except for such violations or defaults that  would not have a Material  Adverse  Effect;  and the  execution,
          delivery  and   performance   of  the  Purchase   Agreements  and  the
          consummation  of  the   transactions   contemplated  in  the  Purchase
          Agreements and in the  Registration  Statement  (including the sale to the  Underwriters  and  public  offering  of the  Securities,  and the issuance and sale (if any) of the  Securities  which the  Underwriters have the option to purchase from the Company  pursuant to the Purchase
          Agreements  and the use of the  proceeds  therefrom  by the Company as described in the Prospectuses under the caption "Use of Proceeds") and compliance  by the Company  with its  obligations  under the  Purchase
          Agreements  have been duly  authorized by the Company by all necessary corporate  action and do not and will not, whether with or without the giving  of  notice  or  passage  of time  or  both,  conflict  with or constitute  a breach  of, or default or  Repayment  Event (as  defined below)  under,  or result in the creation or  imposition  of any lien, charge or  encumbrance  upon any  property or assets of the Company or any  subsidiary  pursuant to, any of the  Agreements  and  Instruments
          (except for such conflicts,  breaches or defaults or liens, charges or encumbrances that would not result in a Material Adverse Effect),  nor will such action  result in any  violation  of the  provisions  of the charter or by-laws,  partnership agreement,  limited liability company agreement or other similar  organizational  document of the Company or any  subsidiary or any  applicable  law,  statute,  rule,  regulation,
          judgment,  order,  writ  or  decree  of  any  government,   government
          instrumentality  or court,  domestic or foreign,  having  jurisdiction over the Company or any subsidiary or any of their respective  assets, properties or operations.  As used herein,  a "Repayment  Event" means any event or condition  which gives the holder of any note,  debenture or other  evidence  of  indebtedness  (or any  person  acting  on such holder's  behalf) the right to require the  repurchase,  redemption or repayment of all or a portion of such  indebtedness  by the Company or any subsidiary.


(xiii)    Rights  Plan.  Each share of issued  and  outstanding  Common  Stock
          (including the Securities to be purchased by the Underwriters from the
          Selling  Shareholders  pursuant to the  Purchase  Agreements)  has one
          Right  attached  to  it,  and  each  of  the   Securities   which  the
          Underwriters  have the option to purchase from the Company pursuant to the  Purchase  Agreements  will,  if and when  issued,  have one Right attached to it; and the purchase by the Underwriters of the Securities to be purchased by them pursuant to the Purchase  Agreements  will not result in the occurrence of a  "Distribution  Date" (as defined in the
          Rights Agreement) or otherwise result in the separation of Rights from the related Common Stock  certificates or the distribution of separate certificates evidencing the Rights.  Amendment No. 5 dated as of March
          25, 1998 to the Rights  Agreement has been duly  authorized,  executed and  delivered by the Company and has been  executed and  delivered by the Rights Agent.


(xiv) Absence of Labor Dispute. No labor dispute with the employees of the Company or any subsidiary exists or, to the knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or any subsidiary's principal suppliers, manufacturers, customers or contractors, which, in any such case, might reasonably be expected to result in a Material
         Adverse Effect.


(xv)      Absence of Proceedings.  There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the
          Company,   threatened,   against  or  affecting  the  Company  or  any
          subsidiary,  which is required  to be  disclosed  in the  Registration
          Statement (other than as disclosed therein), or which might reasonably be expected  to result in a Material  Adverse  Effect,  or which might
          reasonably  be  expected  to  materially  and  adversely   affect  the
          properties or assets thereof or the  consummation of the  transactions contemplated  in the Purchase  Agreements  or the  performance  by the
          Company or the Selling  Shareholders of their  respective  obligations under the Purchase  Agreements;  the aggregate of all pending legal or governmental  proceedings  to which the Company or any subsidiary is a party or of which any of their  respective  property  or assets is the subject  which  are  not  described  in  the  Registration  Statement, including ordinary routine litigation  incidental to the businesses of the Company and its subsidiaries,  could not reasonably be expected to result in a Material Adverse Effect.


(xvi)    Accuracy of Exhibits.  There are no  contracts  or documents  which are
         required  to  be  described   in  the   Registration   Statement,   the
         Prospectuses or the documents  incorporated by reference  therein or to be filed as exhibits thereto which have not been so described and filed as required.


(xvii)    Possession   of   Intellectual   Property.   The  Company  and  its
          subsidiaries  own or  possess,  or can  acquire on  reasonable  terms, adequate patents,  patent rights,  licenses,  inventions,  copyrights,
          know-how   (including  trade  secrets  and  other  unpatented   and/or
          unpatentable  proprietary  or  confidential  information,  systems  or
          procedures),   trademarks,   service  marks,   trade  names  or  other
          intellectual   property   (collectively,    "Intellectual   Property")
          necessary to carry on the businesses now operated by them, and neither the Company nor any of its  subsidiaries has received any notice or is otherwise  aware of any  infringement  of or  conflict  with  asserted rights of others with respect to any  Intellectual  Property or of any facts or circumstances  which would render any  Intellectual  Property invalid or inadequate to protect the interest of the Company or any of its subsidiaries  therein,  and which infringement or conflict (if the subject of any unfavorable decision,  ruling or finding) or invalidity or  inadequacy,  singly  or in  the  aggregate,  might  reasonably  be expected to result in a Material Adverse Effect.


(xviii)   Absence of Further Requirements.  No filing with, or authorization, approval,  consent,  license,  order,  registration,  qualification or decree of, any court or governmental authority or agency,  domestic or foreign,  is necessary or required for the  performance by the Company of its obligations under the Purchase  Agreements,  in connection with the sale to the  Underwriters and public offering of the Securities or
          the  issuance  and  sale,  if  any,  of  the   Securities   which  the
          Underwriters  have the option to purchase  from the Company  under the
          Purchase Agreements, or for the consummation of the other transactions contemplated by the Purchase  Agreements,  except such as have already been obtained under the 1933 Act or the 1933 Act  Regulations and such as may be required under state securities or blue sky laws.


(xix)     Possession of Licenses and Permits.  The Company and its  subsidiaries
          possess  such  permits,  licenses,   approvals,   consents  and  other
          authorizations  (collectively,  "Governmental Licenses") issued by the appropriate  federal,  state, local or foreign regulatory  agencies or bodies  necessary to conduct the  businesses now operated by them; the
          Company  and its  subsidiaries  are in  compliance  with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not,  singly or in the  aggregate,  have a Material
          Adverse Effect; all of the Governmental Licenses are valid and in full force and effect,  except  when the  invalidity  of such  Governmental
          Licenses  or the failure of such  Governmental  Licenses to be in full force and effect would not have a Material Adverse Effect; and neither the Company nor any of its  subsidiaries  has  received  any notice of proceedings  relating to the  revocation or  modification  of any such
          Governmental  Licenses  which,  singly  or in  the  aggregate,  if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.


(xx)      Title to  Property.  The  Company and its  subsidiaries  have good and marketable  title to all real property owned by them and good title to all other  properties  owned by them, in each case,  free and clear of
          all   mortgages,   pledges,   liens,   security   interests,   claims,
          restrictions  or  encumbrances  of any  kind  except  such  as (a) are described  in  the  Prospectuses  or  (b)  do  not,  singly  or in the aggregate,  materially  affect the value of such  property  and do not interfere  with the use made and proposed to be made of such  property by the Company or any of its  subsidiaries;  and all of the leases and
          subleases   material   to  the   business   of  the  Company  and  its
          subsidiaries,  considered  as one  enterprise,  and  under  which  the
          Company or any of its subsidiaries  holds properties  described in the
          Prospectuses,  are in full force and  effect,  and neither the Company nor any of its  subsidiaries has any notice of any claim that has been asserted by anyone  adverse to the rights of the Company or any of its subsidiaries  under any of the leases or subleases  referred to above, or  affecting  or  questioning  the  rights  of the  Company  or  such subsidiary  to the  continued  possession  of the leased or  subleased premises  under any such lease or  sublease,  which,  singly or in the aggregate,  might  reasonably  be  expected  to result  in a  Material
          Adverse Effect.


(xxi) Compliance with Cuba Act. To the extent applicable, the Company has complied with, and is and will be in compliance with, the provisions of that certain Florida act relating to disclosure of doing business with Cuba, codified as Section 517.075 of the Florida statutes, and the rules and regulations thereunder (collectively, the "Cuba Act") or is exempt therefrom.


(xxii) Investment Company Act. The Company is not, and upon the issuance and sale (if any) of the Securities which the Underwriters have the option to purchase from the Company pursuant to the Purchase Agreements and the application of the net proceeds therefrom as described in the Prospectuses, will not be, an "investment company" or an entity
         "controlled" by an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended (the "1940 Act").


(xxiii)   Environmental  Laws.  Except  as  described  in  the  Registration
          Statement and except as would not, singly or in the aggregate,  result in a Material  Adverse Effect,  (A) neither the Company nor any of its subsidiaries is in violation of any federal,  state,  local or foreign statute,  law, rule,  regulation,  ordinance,  code, policy or rule of common law or any judicial or administrative  interpretation  thereof, including any judicial or  administrative  order,  consent,  decree or judgment,  relating to pollution or protection  of human  health,  the environment  (including,  without  limitation,  ambient  air,  surface water,  groundwater,  land surface or subsurface  strata) or wildlife, including,  without limitation,  laws and regulations  relating to the release or threatened release of chemicals, pollutants,  contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively,  "Hazardous Materials") or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or  handling  of  Hazardous  Materials  (collectively,  "Environmental
          Laws"),  (B)  the  Company  and its  subsidiaries  have  all  permits,
          authorizations   and   approvals   required   under   any   applicable
          Environmental Laws and are each in compliance with the requirements of such Environmental  Laws, permits,  authorizations and approvals,  (C)
          there are no  pending  or  threatened  administrative,  regulatory  or judicial  actions,  suits,  demands,  demand letters,  claims,  liens, notices of  noncompliance  or violation,  investigation or proceedings relating  to any  Environmental  Law against the Company or any of its subsidiaries and (D) there are no events or  circumstances  that might reasonably  be expected to form the basis of an order for  clean-up or remediation,  or an action, suit or proceeding by any private party or governmental  body or agency,  against or affecting the Company or any
          of  its   subsidiaries   relating  to   Hazardous   Materials  or  any
          Environmental Laws.


(xxiv) NYSE. The outstanding shares of Common Stock (including the Securities to be sold by the Selling Shareholders to the Underwriters under the Purchase Agreements) are listed on the New York Stock Exchange and the Securities which the Underwriters have the option to purchase from the Company pursuant to the Purchase Agreements have been approved for listing, subject to official notice of issuance, on the New York Stock
         Exchange.


(xxv) Stock Certificates. The certificates evidencing the Securities sold by the Selling Shareholders to the Underwriters pursuant to the Purchase
         Agreements will not, upon delivery to the Underwriters, bear any restrictive legends or be subject to any stop transfer instructions or similar restrictions on transfer.


(xxvi)    Registration  Rights.  Except for the  instruments  and  agreements listed on Schedule E hereto  (collectively,  the "Registration  Rights
          Agreements"),  there are no contracts,  agreements  or  understandings between the Company or any of its  subsidiaries,  on the one hand, and any  person,  on the other  hand,  granting  such  person the right to require the Company or any of its  subsidiaries to file a registration statement  under the 1933 Act with  respect to any  securities  (other than  contractual  obligations  by the  Company  to file  registration statements on Form S-8 covering issuances of its Common Stock pursuant to its employee or director stock, bonus or compensation  plans) or to require  the  Company  or any  of its  subsidiaries  to  include  such securities in any  registration  statement  filed by the Company under the 1933 Act or in any public offering of securities.  True,  complete and correct copies of the  Registration  Rights  Agreements  have been delivered to the U.S. Representatives,  and, except in the case of the
          RSI Agreement (as defined in Schedule E hereto), Schedule E accurately sets forth, for each such Registration Rights Agreement, (i) the total number and type of securities  which are entitled to the  registration rights  thereunder  and  (ii)  the  name of each  holder  of any  such securities and the number of securities held by each such holder.  The
          Company  and  its  subsidiaries   have  complied  with  all  of  their
          obligations  under the  Registration  Rights  Agreements in connection with the  transactions  contemplated by the Purchase  Agreements,  and each  person  who has or  would  have  had a  right  to  register  any securities  pursuant to the  Registration  Statement or to include any securities in the offerings  contemplated  by the Purchase  Agreements has been offered the opportunity to register such securities  pursuant to the  Registration  Statement and to include such  securities in the offerings  contemplated by the Purchase Agreements,  all in compliance with the  Registration  Rights  Agreements,  and each such  person has either waived or elected not to exercise such rights or there has been included in the Registration  Statement and the offerings contemplated by the  Purchase  Agreements  the number and type of  securities  such person  is  entitled  to  include  therein  pursuant  to the  relevant
          Registration Rights Agreement.


(xxvii)   Supplemental  Agreement.  The Supplemental  Agreement has been duly authorized,  executed and  delivered  by, and is a valid,  binding and enforceable agreement of, the Company and USF, enforceable against the
          Company and USF in accordance  with its terms,  except as  enforcement thereof  may be limited  by  bankruptcy,  insolvency,  reorganization, moratorium or other  similar laws relating to or affecting  creditors'
          rights  generally  or  by  general  equitable   principles;   and  the
          representations and warranties of the Company and USF set forth in the
          Supplemental  Agreement  are true,  complete and correct;  and, at the
          Closing Time, the Standstill  Agreement will have been  terminated and the Support Agreement will have been terminated to the extent provided in the Supplemental Agreement.


(xxviii) No Right of  First  Refusal.  Assuming  that the  Selling  Shareholders comply, in connection with the Offering Transactions (as defined in the
         Supplemental  Agreement),   with  their  respective  obligations  under
         Section  4.1(c)  of  the   Standstill   Agreement  as  amended  by  the
         Supplemental Agreement, neither the Company nor any of its subsidiaries has any right of first  refusal or other  similar right to purchase any of the  Securities  to be  sold  by  the  Selling  Shareholders  to the
         Underwriters pursuant to the Purchase Agreements.


(xxix) Webb Lock-Up. The Company has, on the date of this Agreement, delivered to each of J. Christopher Reyes, M. Jude Reyes and David K.
          Reyes (the "Webb Holders"), with a copy to Katten, Muchen & Zavis, attention: Stephen B. Napolitano, written notice pursuant to Section
          5(e) of the Webb Registration Agreement (as defined in Schedule E hereto) stating that the Company is invoking the restrictions set forth in Section 5(e) of the Webb Registration Agreement and that the Webb Holders may not offer or sell any Common Stock, or any securities convertible into or exchangeable for Common Stock (whether or not such Common Stock constitutes Registrable Securities (as defined in the
          Webb Registration Agreement), and however acquired) during the period of 90 days from the date of this Agreement; and such notice has been delivered in accordance with the applicable notice provisions of the Webb Registration Agreement. The Company has delivered written stop transfer instructions to the registrar and transfer agent (the
          "Transfer Agent") for the Common Stock with respect to 358,423 shares of Common Stock owned by J. Christopher Reyes, 358,423 shares of
          Common Stock owned by M. Jude Reyes and 179,211 shares of Common Stock owned by David K. Reyes, constituting all of the shares of Common
          Stock  issued  to the Webb  Holders  pursuant  to the  Stock  Purchase
          Agreement,  and,  in the event  that any  additional  shares of Common
          Stock are  issued  to any of the Webb  Holders  pursuant  to the Stock
          Purchase Agreement during the aforesaid 90-day period, the Company has delivered or will deliver stop transfer instructions with respect to such shares to the Transfer Agent prior to the issuance thereof. The
          Company agrees that, during the 90-day period referred to in the first sentence of this paragraph, it will not amend or modify Section 5(e) of the Webb Registration Agreement or grant any waiver thereunder, or rescind any such stop transfer instructions or grant any waiver thereunder, in each case without the prior written consent of the Global Coordinator, and that the Company will, during such 90-day period, take such action as the Global Coordinator may reasonably request to enforce the restrictions set forth in Section 5(e) of the Webb Registration Agreement and such stop transfer instructions.


(b)  Representations  and Warranties by the Selling  Shareholders.  Each Selling
Shareholder,  severally  and not jointly,  represents  and warrants to each U.S.
Underwriter as of the date hereof and as of the Closing Time, and agrees with each U.S. Underwriter, as follows, except that only ML Offshore LBO Partnership
No. B-XVIII and ML Offshore LBO Partnership No. XIII make the representations and warranties set forth in subparagraph (ix) of this Section 1(b):


(i)       Accurate   Disclosure.   At  the  respective  times  the  Registration
          Statement,   and  the  Rule  462(b)  Registration  Statement  and  any
          post-effective  amendments  thereto  became  effective and the Closing
          Time (and, if any Option  Securities  are  purchased,  at each Date of
          Delivery),  the Registration  Statement,  the Rule 462(b) Registration
          Statement and any amendments and supplements  thereto did not and will not contain an untrue  statement of a material fact or omit to state a material fact  required to be stated  therein or necessary to make the statements therein not misleading, and neither of the Prospectuses nor any amendments or supplements thereto, at the time the Prospectuses or any amendments or  supplements  thereto were issued and at the Closing
          Time (and, if any U.S. Option  Securities are purchased,  at each Date of  Delivery),  included  or will  include  an untrue  statement  of a material  fact or  omitted  or  will  omit to  state a  material  fact necessary in order to make the statements therein, in the light of the circumstances  under which they were made,  not  misleading;  provided that the representations and warranties in this subparagraph (i) shall only  apply  to  statements  in or  omissions  from  the  Registration
          Statement,  any Rule 462(b) Registration  Statement,  the Prospectuses
          and any amendments or supplements thereto made in reliance upon and in conformity with  information  furnished or confirmed in writing to the
          Company by or on behalf of such Selling Shareholder  expressly for use in the  Registration  Statement or any  Prospectus or any amendment or supplement  thereto;  and such Selling  Shareholder is not prompted to sell the Securities to be sold by such Selling  Shareholder  under the
          Purchase  Agreements by any information  concerning the Company or any subsidiary of the Company which is not set forth in the Prospectuses.


(ii)      Authorization  of Agreements.  Such Selling  Shareholder has been duly organized and is validly  existing and in good standing under the laws of the jurisdiction of its organization.  Such Selling Shareholder has full right,  power and  authority to execute,  deliver and perform its obligations  under the Purchase  Agreements and to sell,  transfer and deliver the  Securities to be sold by such Selling  Shareholder  under the Purchase  Agreements.  The  execution and delivery of the Purchase
          Agreements by such Selling  Shareholder,  the sale and delivery of the
          Securities  to be sold by such  Selling  Shareholder  pursuant  to the
          Purchase  Agreements and the  consummation  of the other  transactions contemplated  by the  Purchase  Agreements,  and  compliance  by  such
          Selling Shareholder with its obligations under the Purchase Agreements have been duly  authorized by such Selling  Shareholder and do not and will not,  whether  with or without the giving of notice or passage of time or both,  conflict  with or  constitute  a breach  of, or default under, or result in the creation or imposition of any lien,  charge or encumbrance  upon  any of the  Securities  to be sold by such  Selling
          Shareholder   or  any  other   property  or  assets  of  such  Selling
          Shareholder pursuant to, any contract,  indenture,  mortgage,  deed of trust,  loan or  credit  agreement,  note,  license,  lease  or  other agreement or instrument to which such Selling  Shareholder  is a party or by which such Selling  Shareholder may be bound, or to which any of the property or assets of such  Selling  Shareholder  is subject,  nor will such action  result in any  violation  of the  provisions  of the charter or by-laws,  limited  partnership  agreement or other  similar organizational documents of such Selling Shareholder or the provisions of any applicable law, statute,  rule,  regulation,  judgment,  order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over such Selling Shareholder or any of its properties.


(iii)     Good and Marketable Title.  Such Selling  Shareholder has, and will at the Closing Time have, good and marketable  title to the Securities to be sold by such Selling  Shareholder  under the  Purchase  Agreements, free and  clear of any  security  interest,  mortgage,  pledge,  lien, charge,  claim, equity or encumbrance of any kind, other than pursuant to the  Purchase  Agreements;  upon  delivery of such  Securities  and payment of the purchase price therefor as contemplated in the Purchase
          Agreements,  assuming  none  of  the  Underwriters  has  notice  of an
          "adverse  claim"  (within  the meaning of Section  8-102(a)(1)  of the
          Uniform  Commercial  Code of the State of New York (the  "UCC"))  with respect to such Securities, each of the Underwriters will receive good and  marketable  title to the  Securities  purchased  by it from  such
          Selling  Shareholder,   free  and  clear  of  any  security  interest,
          mortgage,  pledge,  lien, charge,  claim, equity or encumbrance of any kind,  and will be a "protected  purchaser"  within the meaning of UCC
          Section  8-303;  and  the  Securities  to  be  sold  by  such  Selling
          Shareholder are not subject to any option,  warrant,  put, call, right of first  refusal  or other  right to  acquire  or  purchase  any such
          Securities.


(iv)     Purchase  Agreements.  Each  of the  U.S.  Purchase  Agreement  and the
         International Purchase Agreement has been duly authorized, executed and delivered by such Selling Shareholder.


(v)      Absence of Manipulation.  Such Selling  Shareholder has not taken, and, during the period from and  including  the date of this  Agreement  and ending at such time as the distribution of the Securities  contemplated by the Purchase Agreements has been completed,  will not take, directly or indirectly, any action which is designed to or which has constituted
         or  which  might   reasonably   be  expected  to  cause  or  result  in
         stabilization  or  manipulation  of the  price of any  security  of the
         Company to facilitate the sale or resale of the Securities.


(vi) Absence of Further Requirements. No filing with, or consent, approval, authorization, order, registration, qualification or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the performance by such Selling Shareholder of its obligations under the Purchase Agreements or in connection with the sale and delivery by such Selling Shareholder of the Securities to be sold by it under the Purchase Agreements or the consummation by such Selling Shareholder of the other transactions contemplated by the Purchase Agreements, except such as may have previously been made or obtained or as may be required under the 1933 Act or the 1933 Act
          Regulations or state securities or blue sky laws.


(vii)     Restriction  on Sale of  Securities.  During a period  of 90 days from the date of this Agreement, such Selling Shareholder will not, without the prior  written  consent of the  Global  Coordinator,  directly  or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or  contract  to  purchase,  purchase  any option or contract to sell, grant  any  option,  right or  warrant  for the  sale of or  otherwise dispose of or transfer (including, without limitation, by distribution to the  limited  partners,  stockholders  or other  holders  of equity interests,  if any, in such Selling  Shareholder) any shares of Common
          Stock  or  any  securities   convertible   into  or   exchangeable  or
          exercisable  for or repayable with Common Stock,  whether now owned or hereafter  acquired by such  Selling  Shareholder  or with  respect to which such Selling  Shareholder has or hereafter acquires the power of disposition,  or file or cause to be filed any registration  statement under the 1933 Act with  respect to any of the  foregoing or cause any of the foregoing to be included in a registration  statement under the
          1933 Act by means of any piggy-back or similar  registration rights or
          (ii) enter into any swap or any other  agreement or  transaction  that transfers,  in whole or in part, the economic consequence of ownership of the Common Stock or any securities convertible into or exchangeable or exercisable  for or repayable  with Common Stock,  whether any such swap or other agreement or transaction described in clause (i) or (ii)
          above  is  to  be  settled  by  delivery  of  Common  Stock  or  other securities,  in cash or otherwise.  The foregoing  sentence  shall not apply to the Securities to be sold by such Selling  Shareholder  under the Purchase Agreements.


(viii) Certificates Suitable for Transfer. Certificates for all of the Securities to be sold by such Selling Shareholder pursuant to the Purchase Agreements, in form suitable for transfer by delivery and accompanied by duly executed stock powers endorsed in blank or otherwise endorsed for transfer with signatures guaranteed, will be delivered to the registrar and transfer agent for the Common Stock no later than 48 hours prior to the Closing Time.


(ix)     Submission to  Jurisdiction.  Each of ML Offshore LBO  Partnership No.
          B-XVIII  and ML  Offshore  LBO  Partnership  No. XIII has the power to
          submit,   and  pursuant  to  this  Agreement  has  legally,   validly,
          effectively  and  irrevocably  submitted,  to the  jurisdiction of any federal or state  court in the Borough of  Manhattan,  The City of New
          York, and has the power to designate, appoint and empower and pursuant to this Agreement has legally,  validly,  effectively  and irrevocably designated, appointed and empowered an agent for service of process in any suit or proceeding based on or arising under this Agreement in any federal or state  court in the Borough of  Manhattan,  The City of New
          York, as provided in Section 12 hereof.


(c) Certificates. Any certificate signed by any officer of the Company or any of
its   subsidiaries   and   delivered  to  the  Global   Coordinator,   the  U.S.
Representatives  or  counsel  for  the  U.S.  Underwriters  shall  be  deemed  a representation and warranty by the Company to each Underwriter as to the matters covered  thereby;  and any  certificate  signed by or on  behalf of any  Selling
Shareholder and delivered to the Global Coordinator, the U.S. Representatives or
counsel for the U.S.  Underwriters pursuant to the terms of this Agreement shall be deemed a  representation  and  warranty by such Selling  Shareholder  to each
Underwriter as to the matters covered thereby.


SECTION 2.        Sale and Delivery to U.S. Underwriters; Closing.


(a) Initial Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, each of the Selling Shareholders, severally and not jointly, agrees to sell to each U.S. Underwriter, severally and not jointly, and each U.S. Underwriter, severally and not jointly, agrees to purchase from each Selling Shareholder, at the price per share set forth in Schedule C, that proportion of the number of Initial U.S. Securities set forth in Schedule B opposite the name of such Selling Shareholder which the number of Initial U.S. Securities set forth in Schedule A opposite the name of such U.S. Underwriter, plus any additional number of Initial U.S. Securities which such Underwriter may become obligated to purchase pursuant to the provisions of Section 10 hereof, bears to the total number of Initial U.S. Securities, subject, in each case, to such adjustments among the U.S. Underwriters as the U.S. Representatives in their sole discretion shall make to eliminate any sales or purchases of fractional securities.


(b) Option Securities. In addition, on the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company hereby grants an option to the U.S. Underwriters, severally and not jointly, to purchase up to an additional 937,067 shares of Common Stock, as set forth in Schedule B, at the price per share set forth in Schedule C, less an amount per share equal to any dividends or distributions declared by the Company and payable on the Initial U.S. Securities but not payable on the U.S.
Option Securities. The option hereby granted will expire 30 days after the date hereof and may be exercised in whole or in part from time to time only for the purpose of covering over-allotments which may be made in connection with the offering and distribution of the Initial U.S. Securities upon notice by the Global Coordinator to the Company setting forth the number of U.S. Option
Securities as to which the several U.S. Underwriters are then exercising the option and the time and date of payment and delivery for such U.S. Option
Securities. Any such time and date of delivery for the U.S. Option Securities (a
"Date of Delivery") shall be determined by the Global Coordinator, but shall not be later than seven full business days after the exercise of such option, nor in any event prior to the Closing Time, as hereinafter defined. If the option is exercised as to all or any portion of the U.S. Option Securities, each of the U.S. Underwriters, acting severally and not jointly, will purchase that proportion of the total number of U.S. Option Securities then being purchased which the number of Initial U.S. Securities set forth in Schedule A opposite the name of such U.S. Underwriter, plus any additional number of Initial U.S.
Securities which such Underwriter may become obligated to purchase pursuant to the provisions of Section 10 hereof, bears to the total number of Initial U.S.
Securities, subject in each case to such adjustments as the Global Coordinator in its discretion shall make to eliminate any sales or purchases of fractional shares.


(c) Payment. Payment of the purchase price for, and delivery of certificates for, the Initial Securities shall be made at the offices of Brown & Wood LLP, One World Trade Center, New York, New York 10048, or at such other place as shall be agreed upon by the Global Coordinator and the Company, at 9:00 A.M.
(New York City time) on the third (fourth, if the pricing occurs after 4:30 P.M.
(Eastern time) on any given day) business day after the date hereof (unless postponed in accordance with the provisions of Section 10 hereof), or such other time not later than ten business days after such date as shall be agreed upon by the Global Coordinator and the Company (such time and date of payment and delivery being herein called the "Closing Time").


In addition, in the event that any or all of the U.S. Option Securities are purchased by the U.S. Underwriters, payment of the purchase price for, and delivery of certificates for, such U.S. Option Securities shall be made at the above-mentioned offices, or at such other place as shall be agreed upon by the Global Coordinator and the Company, on each Date of Delivery as specified in the notice from the Global Coordinator to the Company. Payment shall be made to the Selling Shareholders by wire transfer or intra-bank transfer of immediately available funds to the accounts designated by the Selling Shareholders or Merrill Lynch Capital Partners, Inc. and payment to the Company shall be made by wire transfer of immediately available funds to a bank account designated by the Company, in each case against delivery to the U.S. Representatives for the respective accounts of the U.S. Underwriters of certificates for the U.S.
Securities to be purchased by them. It is understood that each U.S. Underwriter has authorized the U.S. Representatives, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Initial U.S.
Securities and the U.S. Option Securities, if any, which it has agreed to purchase. Merrill Lynch, individually and not as representative of the U.S.
Underwriters, may (but shall not be obligated to) make payment of the purchase price for the Initial U.S. Securities or the U.S. Option Securities, if any, to be purchased by any U.S. Underwriter whose funds have not been received by the Closing Time or the relevant Date of Delivery, as the case may be, but such payment shall not relieve such U.S. Underwriter from its obligations hereunder.

(d) Denominations; Registration. Certificates for the Initial U.S. Securities and the U.S. Option Securities, if any, shall be in such denominations and registered in such names as the U.S. Representatives may request in writing at least one full business day before the Closing Time or the relevant Date of Delivery, as the case may be. The certificates for the Initial U.S. Securities and the U.S. Option Securities, if any, will be made available for examination and packaging by the U.S. Representatives in The City of New York not later than 10:00 A.M. (Eastern time) on the business day prior to the Closing Time or the relevant Date of Delivery, as the case may be.


SECTION 3.   Covenants of the Company.
             The Company covenants with each U.S. Underwriter as follows:


(a)       Compliance with Securities  Regulations and Commission  Requests.  The
          Company, subject to Section 3(b), will comply with the requirements of
          Rule 430A or Rule 434,  as  applicable,  and will  notify  the  Global
          Coordinator  immediately,  and confirm the notice in writing, (i) when the Registration Statement, any Rule 462(b) Registration Statement and
          any  post-effective  amendment  to the  Registration  Statement  shall become  effective or any  supplement to any  Prospectus or any amended
          Prospectus shall have been filed,  (ii) of the receipt of any comments from the  Commission,  (iii) of any request by the  Commission for any amendment to the Registration Statement or any amendment or supplement to any  Prospectus  or for  additional  information  and  (iv)  of the
          issuance  by  the   Commission  of  any  stop  order   suspending  the
          effectiveness of the Registration Statement or of any order preventing or suspending the use of any preliminary prospectus or Prospectus,  or of the suspension of the  qualification of the Securities for offering or sale in any  jurisdiction,  or of the  initiation or threatening of any  proceedings  for any of such purposes.  The Company will promptly effect the  filings  necessary  pursuant  to Rule 424(b) and will take such steps as it deems  necessary  to ascertain  promptly  whether the forms of  prospectus  transmitted  for filing  under Rule  424(b) were received for filing by the Commission and, in the event that they were not, it will  promptly file such  prospectuses.  The Company will make every reasonable effort to prevent the issuance of any stop order and, if any stop order is  issued,  to obtain  the  lifting  thereof at the earliest possible moment.


(b) Filing of Amendments. The Company will give the Global Coordinator notice of its intention to file or prepare any amendment to the Registration Statement (including any filing under Rule 462(b)), any
         Term Sheet or any amendment, supplement or revision to either of the prospectuses included in the Registration Statement at the time it became effective or to either of the Prospectuses, whether pursuant to the 1933 Act, the 1934 Act or otherwise, will furnish the Global
         Coordinator with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Global Coordinator or counsel for the U.S.
         Underwriters shall object.


(c)       Delivery of Registration Statements. The Company has furnished or will
          deliver  to  the  U.S.   Representatives  and  counsel  for  the  U.S.
          Underwriters,  without charge,  four signed copies of the Registration
          Statement as originally filed and of each amendment thereto (including exhibits  filed  therewith or  incorporated  by reference  therein and documents  incorporated  or deemed  to be  incorporated  by  reference therein)  and  signed  copies  of all  consents  and  certificates  of experts,  and will also deliver to the U.S.  Representatives,  without charge, a conformed copy of the  Registration  Statement as originally filed and of each amendment thereto (without exhibits) for each of the
          U.S.  Underwriters.  The copies of the Registration Statement and each amendment thereto furnished to the U.S. Underwriters will be identical to the  electronically  transmitted  copies  thereof  filed  with  the
          Commission  pursuant  to EDGAR,  except  to the  extent  permitted  by
          Regulation S-T.


 (d)      Delivery  of  Prospectuses.  The Company  has  delivered  to each U.S.
          Underwriter,  without  charge,  as many  copies  of  each  preliminary prospectus  as such U.S.  Underwriter  reasonably  requested,  and the
          Company  hereby  consents  to the  use of  such  copies  for  purposes permitted  by the 1933 Act.  The  Company  will  furnish  to each U.S.
          Underwriter,   without  charge,   during  the  period  when  the  U.S.
          Prospectus is required to be delivered  under the 1933 Act or the 1934
          Act,  including in connection with  market-making  transactions in the
          Common Stock, such number of copies of the U.S. Prospectus (as amended or supplemented) as such U.S.  Underwriter may reasonably request. The
          U.S. Prospectus and any amendments or supplements thereto furnished to
          the  U.S.   Underwriters  will  be  identical  to  the  electronically transmitted  copies  thereof  filed with the  Commission  pursuant  to
          EDGAR, except to the extent permitted by Regulation S-T.


 (e)      Continued  Compliance  with  Securities  Laws. The Company will comply with the 1933  Act and the 1933 Act  Regulations  and the 1934 Act and
          the  1934  Act  Regulations  so as to  permit  the  completion  of the distribution  of  the  Securities  as  contemplated  in  the  Purchase
          Agreements and in the  Prospectuses.  If at any time when a prospectus is required by the 1933 Act to be delivered in  connection  with sales of the Securities, any event shall occur or condition shall exist as a result of which it is  necessary,  in the  opinion of counsel  for the
          U.S.  Underwriters  or for the  Company,  to  amend  the  Registration
          Statement or amend or  supplement  any  Prospectus  in order that such
          Prospectus  will not include any untrue  statements of a material fact or omit to  state a  material  fact  necessary  in  order  to make the statements  therein not  misleading in the light of the  circumstances existing at the time it is delivered to a purchaser, or if it shall be necessary,  in the opinion of such counsel,  at any such time to amend the  Registration  Statement or amend or supplement  any Prospectus in order to comply with the  requirements of the 1933 Act or the 1933 Act
          Regulations,  the  Company  will  promptly  prepare  and file with the
          Commission,  subject to Section 3(b),  such amendment or supplement as may be necessary to correct such  statement or omission or to make the
          Registration   Statement   or  such   Prospectus   comply   with  such
          requirements,  and the Company will  furnish to the U.S.  Underwriters such  number of copies of such  amendment  or  supplement  as the U.S.
          Underwriters may reasonably request.


(f) Blue Sky Qualifications. The Company will use its best efforts, in cooperation with the U.S. Underwriters, to qualify the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions as the Global Coordinator may designate and to maintain such qualifications in effect for a period of not less than one year from the later of the effective date of the Registration
          Statement and any Rule 462(b) Registration Statement; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.
          In each jurisdiction in which the Securities have been so qualified, the Company will file such statements and reports as may be required by the laws of such jurisdiction to continue such qualification in effect for a period of not less than one year from the effective date of the Registration Statement and any Rule 462(b) Registration
          Statement.


(g) Rule 158. The Company will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its security holders as soon as practicable an earnings statement for the purposes of, and to provide the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.


(h) Use of Proceeds. The Company will use the net proceeds, if any, received by it from the sale of the Securities in the manner specified in the Prospectuses under "Use of Proceeds".


(i) Listing. The Company will use its best efforts to effect the listing of the Option Securities on the New York Stock Exchange, subject to official notice of issuance.


(j)      Restriction on Sale of Securities. During a period of 90 days from the date of this  Agreement,  the  Company  will  not,  without  the prior written consent of the Global Coordinator, directly or indirectly, (i)
          offer,  pledge, sell, contract to sell, sell any option or contract to purchase,  purchase any option or contract to sell,  grant any option, right or warrant for the sale of or  otherwise  dispose of or transfer any  shares  of Common  Stock or any  securities  convertible  into or exchangeable  or  exercisable  for  or  repayable  with  Common  Stock
          (including,  without  limitation,  any  Common  Stock  or  other  such securities  issued by the Company or which are now owned or  hereafter acquired  by the  Company or with  respect to which the Company has or hereafter  acquires  the power of  disposition),  or file or cause the filing of a registration  statement under the 1933 Act with respect to any of the  foregoing,  or (ii)  enter  into  any  swap  or any  other agreement or  transaction  that  transfers,  in whole or in part,  the
          economic   consequence  of  ownership  of  the  Common  Stock  or  any securities  convertible  into or  exchangeable  or exercisable  for or repayable with Common Stock,  whether any such swap or other agreement or transaction  described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise.
          Notwithstanding the provisions of the foregoing sentence,  the Company may do any of the following: (1) issue Common Stock under its employee or director stock,  bonus or  compensation  plans, or grant options to purchase  Common Stock or other awards under such plans,  in each case as such  plans are in effect on the date of this  Agreement,  and file one or more registration  statements on Form S-8 covering the offering and sale of  securities  issuable  under such plans;  (2) issue Common
          Stock or securities  convertible  into or  exchangeable or exercisable for or repayable  with Common Stock to owners of businesses  which the
          Company may acquire in the future,  whether by merger,  acquisition of assets  or  capital  stock  or  otherwise,  as  consideration  for the acquisition  of such  businesses  or to  management  employees of such businesses in  connection  with any such  acquisition,  enter into and implement collar and other price protection arrangements in connection
          with  any  such  acquisition,   and  file  one  or  more  registration
          statements  on Form S-4 covering the offering and sale of Common Stock or such other  securities  by the Company to such owners in connection with such acquisitions;  (3) in connection with the future acquisition of any business,  whether by merger,  acquisition of assets or capital stock or otherwise,  that has outstanding  warrants,  options or other securities  convertible  into or  exchangeable  or exercisable  for or repayable  with  common  stock or  other  equity  securities,  or that maintains  employee or director bonus or compensation  plans providing for the issuance of common  stock or options to purchase  common stock or other awards, (A) issue substantially similar new warrants, options or other  securities to replace the outstanding  options,  warrants or other  securities of such acquired  business or assume the obligations of such acquired business under such outstanding warrants,  options or other securities or such plans, and issue Common Stock pursuant to any such warrants,  options or other securities,  as in effect on the date of such issuance or  assumption,  or grant options to purchase  Common
          Stock or other awards and issue Common Stock under any such plans,  as in  effect  on the  date  of  acquisition,  and (B)  file  one or more registration  statements on Form S-8 covering the offering and sale of securities  issuable under such plans; (4) issue Common Stock pursuant to acquisition agreements existing on the date of this Agreement which were  entered into by the Company to effect the  acquisitions  of Lone
          Star Institutional  Grocers, Inc., J.H. Haar & Sons, L.L.C. and Joseph
          Webb  Foods,  Inc.,  as  described  under  the  caption  "Management's
          Discussion  and  Analysis  of  Financial   Condition  and  Results  of
          Operations--Introduction" in the Prospectuses,  as such agreements are in effect on the date  hereof and  implement  collar  and other  price protection  provisions contained in such agreements;  (5) issue Common
          Stock upon  exercise  of an  outstanding  warrant to  purchase  71,460
          shares  of  Common   Stock  as  of  January  31,   1999,   subject  to
          anti-dilution  adjustments,  as such  warrant is in effect on the date hereof;  and  (6)  file  one or  more  shelf  registration  statements covering the resale of (A) Common Stock issued to owners of businesses acquired  by the  Company  prior to the date hereof or to the owner of the  warrant  referred  to  in  clause  (5)  of  this  sentence  under registration  rights  agreements  existing on the date hereof, as such agreements  are in effect on the date  hereof,  and (B)  Common  Stock issued in  accordance  with  clause (2) of this  sentence to owners of businesses acquired by U.S. Foodservice subsequent to the date hereof,
          whether  by  merger,   acquisition  of  assets  or  capital  stock  or
          otherwise,  as  consideration  for the  acquisition of such businesses under  registration  rights agreements entered into in connection with such acquisitions.


(k) Reporting Requirements. The Company, during the period when the Prospectuses are required to be delivered under the 1933 Act or the 1934 Act, will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.


(l) Supplemental Agreement. The Company and USF will perform and comply with all of their respective covenants and obligations under the Supplemental Agreement. Upon the purchase by the Underwriters of the Initial Securities to be sold by the Merrill Lynch Sellers pursuant to the Purchase Agreements and delivery of the resignation letters contemplated by Section 5(k) hereof, the Company will at the Closing
          Time deliver a certificate to the effect that the conditions set forth in clauses (a) and (b) of the first paragraph of Section 4 of the Supplemental Agreement have been satisfied and that the Standstill
          Agreement and, to the extent provided in the Supplemental Agreement, the Support Agreement have been terminated.


SECTION 4.        Payment of Expenses.


(a) Expenses of the Company.  The Company will pay all expenses  incident to the performance of its obligations  and the obligations of the Selling  Shareholders
under  this  Agreement   (except  for  the  expenses   payable  by  the  Selling
Shareholders  pursuant to Section 4(b) hereof),  including (i) the  preparation,
printing  and  filing  of  the  Registration   Statement   (including  financial
statements and exhibits) as originally filed and of each amendment thereto, (ii)
the word  processing or printing,  copying and delivery to the  Underwriters  of this Agreement, any Agreement among Underwriters,  the Agreement among Managers, the  Intersyndicate  Agreement  and such other  documents  as may be required in connection  with the  offering,  purchase,  sale,  issuance  or  delivery of the
Securities, (iii) the preparation, issuance and delivery of the certificates for the  Securities  to the  Underwriters,  (iv) the fees and  disbursements  of the
Company's  counsel,  accountants  and other advisors and the reasonable fees and disbursements of a single law firm  representing the Selling  Shareholders,  (v)
the qualification of the Securities under securities laws in accordance with the provisions of Section 3(f) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection therewith and in connection  with  the  preparation  of the Blue Sky  Survey  and any  supplement thereto,  (vi) the printing and delivery to the  Underwriters  of copies of each preliminary  prospectus,  any  Term  Sheets  and of  the  Prospectuses  and  any
amendments or supplements  thereto,  (vii) the  preparation,  word processing or printing and delivery to the  Underwriters  of copies of the Blue Sky Survey and any supplement thereto,  (viii) the copying of closing documents,  (ix) the fees and  expenses of the  Custodian  and any  transfer  agent or  registrar  for the
Securities,  (x) the  filing  fees  incident  to,  and the  reasonable  fees and disbursements  of counsel to the  Underwriters in connection with, the review by the National  Association of Securities Dealers,  Inc. (the "NASD") of the terms of the  sale of the  Securities  and (xi) the  fees  and  expenses  incurred  in connection  with the  listing  of the  Option  Securities  on the New York Stock
Exchange.


(b) Expenses of the Selling Shareholders. The Selling Shareholders, severally and not jointly, will pay the following expenses incident to the performance of their respective obligations under, and the consummation of the transactions contemplated by, the Purchase Agreements: (i) any stamp duties, capital duties and stock transfer taxes, if any, payable upon the sale of their Securities to the Underwriters, (ii) the fees and disbursements of their respective counsel and accountants, except that the Company shall, as provided in Section 4(a) above, pay the reasonable fees and disbursements of a single law firm representing the Selling Shareholders, and (iii) underwriting discounts and commissions with respect to the Securities sold by them to the Underwriters.


(c) Allocation of Expenses. The provisions of this Section 4 shall not enlarge or otherwise alter the respective rights or obligations of the Selling
Shareholders or the Company under the RSI Agreement with respect to the sharing or allocation of such costs and expenses or affect any other agreement that the Company and any of the Selling Shareholders have made or may make for sharing or allocation of such costs and expenses.


(d)  Termination  of  Agreement.  If this  Agreement is  terminated  by the U.S.
Representatives in accordance with the provisions of Section 5, Section 9(a)(i) or Section 11 hereof, the Company shall reimburse the U.S. Underwriters for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the U.S. Underwriters.


SECTION 5. Conditions of U.S. Underwriters Obligations. The obligations of the several U.S. Underwriters under this Agreement are subject to the accuracy of the representations and warranties of the Company and the Selling Shareholders contained in Section 1 hereof or in certificates of any officer of the Company or any subsidiary of the Company or of or on behalf of any Selling Shareholder delivered pursuant to the provisions hereof, to the performance by the Company and the Selling Shareholders of their respective covenants and other obligations hereunder, and to the following further conditions:


(a)  Effectiveness  of  Registration  Statement.   The  Registration  Statement,
     including any Rule 462(b) Registration Statement,  has become effective and at the Closing  Time and at each Date of Delivery no stop order  suspending the  effectiveness  of the  Registration  Statement  shall have been issued under the 1933 Act or proceedings  therefor  initiated or threatened by the
     Commission,  and any request on the part of the  Commission  for additional information shall have been complied with to the reasonable satisfaction of counsel to the U.S.  Underwriters.  A prospectus  containing  the Rule 430A
     Information  shall have been filed with the  Commission in accordance  with
     Rule 424(b) (or a post-effective amendment providing such information shall have been filed and declared  effective in accordance with the requirements of Rule 430A) or, if the  Company has elected to rely upon Rule 434, a Term
     Sheet shall have been filed with the  Commission  in  accordance  with Rule
     424(b).


(b)  Opinions  of  Counsel  for  Company.   At  the  Closing   Time,   the  U.S.
     Representatives  shall have received the favorable opinions,  each dated as of the Closing Time and addressed to the U.S.  Representatives and the Lead
     Managers,  of (i) Hogan & Hartson L.L.P.,  counsel for the Company, in form and substance satisfactory to counsel for the U.S.  Underwriters,  together with  signed  or  reproduced  copies of such  letter  for each of the other
     Underwriters,  to the effect  set forth in  Exhibit  A-1 hereto and to such further effect as counsel to the U.S.  Underwriters may reasonably request, and (ii) Chapman & Cutler,  special  Illinois  counsel to the Company,  and
     Lionel Sawyer & Collins,  special  Nevada  counsel to the Company,  each in form and  substance  satisfactory  to  counsel  for the U.S.  Underwriters, together with signed or  reproduced  copies of such letters for each of the other Underwriters,  to the effect set forth in Exhibit A-2 and A-3 hereto,
     respectively,   and  to  such  further   effect  as  counsel  to  the  U.S.
     Underwriters may reasonably request.


(c)  Opinion of Counsel for the Selling  Shareholders.  At the Closing Time, the
     U.S. Representatives shall have received the favorable opinions, each dated as of the Closing Time and  addressed to the U.S.  Representatives  and the
     Lead  Managers,  of each of the  attorneys  listed on  Schedule  F attached hereto for the Selling  Shareholders  listed opposite such attorney's name,
     each  in  form  and  substance   satisfactory   to  counsel  for  the  U.S.
     Underwriters, together with signed or reproduced copies of such letters for each of the other Underwriters,  each such opinion to be in the form and to the effect  heretofore  approved  by the U.S.  Representatives  and to such further effect as counsel to the U.S. Underwriters may reasonably request.


(d)  Opinion of Counsel for U.S.  Underwriters.  At the Closing  Time,  the U.S.
     Representatives shall have received the favorable opinion, dated as of the Closing Time, of Brown & Wood LLP, counsel for the U.S. Underwriters, with respect to the organization of the Company, the validity of the Securities
     (if  any) to be sold  by the  Company,  this  Agreement,  the  Registration
     Statement,  the  Prospectuses  and such other  related  matters as the U.S.
     Representatives may require, together with signed or reproduced copies of such letter for each of the other U.S. Underwriters, and the Company and the Selling Shareholders shall have furnished to such counsel such documents as they may request for the purpose of enabling them to pass upon such matters.


(e) Officers' Certificate. At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Prospectuses, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and the U.S.
     Representatives shall have received a certificate of the President or a Vice President of the Company and of the chief financial or chief accounting officer of the Company, dated as of the Closing Time, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties in Section 1(a) hereof are true and correct with the same force and effect as though expressly made at and as of the Closing Time, (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time, and (iv) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or, to the best knowledge of such officers, are contemplated by the Commission.


(f)  Certificate   of  Selling   Shareholders.   At  Closing   Time,   the  U.S.
     Representatives  shall  have  received a  certificate  signed by all of the
     Selling Shareholders,  dated as of the Closing Time, to the effect that (i)
     the  representations  and  warranties of each such Selling  Shareholder  in
     Section  1(b) hereof are true and correct with the same force and effect as though expressly made at and as of the Closing Time, (ii) each such Selling
     Shareholder  has complied with all  agreements and satisfied all conditions on its part to be  performed  or  satisfied at or prior to the Closing Time and  (iii)  the  Selling  Shareholders  have  delivered  and  sold  to  the
     Underwriters  pursuant  to the  Purchase  Agreements  a number of shares of
     Common  Stock  which is equal to or  greater  than the  Subject  Number (as defined in the Supplemental Agreement).


(g)  Comfort  Letter  from  KPMG  LLP.  At the  time  of the  execution  of this
     Agreement,  the U.S.  Representatives  shall have  received from KPMG LLP a letter  dated such date,  in form and  substance  satisfactory  to the U.S.
     Representatives,  together with signed or reproduced  copies of such letter
     for  each  of  the  other  U.S.  Underwriters   containing  statements  and
     information  of the  type  ordinarily  included  in  accountants'  "comfort letters" to  underwriters  with  respect to the  financial  statements  and certain financial information  contained in the Registration  Statement and the Prospectuses and which shall cover,  among other things,  the financial statements  of  Valley  Industries,  Inc.  and  subsidiaries  and Z Leasing
     Company, a general partnership.


(h) Opinion of Delaware Counsel. At the Closing Time, the U.S. Representatives shall have received the favorable opinion, dated as of the Closing Time and addressed to the U.S. Representatives and the Lead Managers, of Richards, Layton & Finger, special Delaware counsel for the Company, in form and substance satisfactory to counsel for the U.S. Underwriters, together with signed and reproduced copies of such letter for each of the other
     Underwriters,  to the effect that a majority of the "Continuing  Directors"
     (as defined in the  Standstill  Agreement)  have approved the  Supplemental
     Agreement or, alternatively, that the Supplemental Agreement validly amends the Standstill Agreement, and to such further effect as counsel to the U.S.
     Underwriters may reasonably request.


(i) Comfort Letter from Arthur Andersen LLP. At the time of the execution of this Agreement, the U.S. Representatives shall have received from Arthur
     Andersen LLP a letter dated such date, in form and substance satisfactory to the U.S. Representatives, together with signed or reproduced copies of such letter for each of the other Underwriters containing statements and information of the type ordinarily included in accountants' "comfort letters" to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement and the Prospectuses.


(j) Bring-down Comfort Letters. At the Closing Time, the Representatives shall have received from each of KPMG LLP and Arthur Andersen LLP a letter, in form and substance satisfactory to the U.S. Representatives and dated as of Closing Time, to the effect that they reaffirm the statements made in the letters furnished pursuant to subsections (g) and (i), respectively, of this Section, except that the "specified date" referred to shall be a date not more than three business days prior to Closing Time.


(k) Executed Supplemental Agreement. Prior to the execution of this Agreement, the U.S. Representatives shall have received a copy of the Supplemental
     Agreement, in form and substance satisfactory to the U.S. Representatives, duly executed by the parties thereto, and the Supplemental Agreement shall be in full force and effect at the Closing Time; and, at the Closing Time, the Representatives shall have received (i) a certificate of the Company, signed by the President or a Vice President of the Company and the chief financial or chief accounting officer of the Company, to the effect that the Standstill Agreement and, to the extent provided in the Supplemental
     Agreement, the Support Agreement have been terminated and (ii) a letter of resignation in substantially the form of Exhibit D hereto from each of Matthias B. Bowman and Albert J. Fitzgibbons III.


(l) Approval of Listing. At the Closing Time, the Securities shall have been approved for listing on the New York Stock Exchange, subject only to official notice of issuance.


(m) No Objection. Prior to the date of this Agreement, the NASD shall have confirmed that it has not raised any objection with respect to the fairness and reasonableness of the underwriting terms and arrangements.


(n) Purchase of Initial International Securities. Contemporaneously with the purchase by the U.S. Underwriters of the Initial U.S. Securities under this Agreement, the International Managers shall have purchased the Initial
     International  Securities  to be purchased by them under the  International
     Purchase Agreement.


(o)  Delivery of Securities;  Webb Lock-Up.  Not later than the second  business day before the  Closing  Time,  the  Securities  to be sold by the  Selling
     Shareholders to the Underwriters  pursuant to the Purchase Agreements shall have been  delivered to the  registrar  and  transfer  agent for the Common
     Stock,  duly  endorsed in blank or together with stock powers duly endorsed in blank with signatures  guaranteed,  by each of the Selling Shareholders, together with  instructions to transfer such Securities to the Underwriters at the Closing  Time. On or prior to the date of this  Agreement,  the U.S.
     Representatives  shall  have  received  a signed  copy of the  notice and a signed  copy of the  stop  transfer  instructions  referred  to in  Section
     1(a)(xxix), together with evidence that such notice has been duly delivered
     as  contemplated  by  Section   1(a)(xxix)  and  that  such  stop  transfer
     instructions have been duly delivered to the Transfer Agent.


(p)  Tax  Forms.  At the  Closing  Time,  the U.S.  Representatives  shall  have
     received  a  properly   completed  and  executed   United  States  Treasury
     Department  Form W-9 or W-8 (or  other  applicable  form)  from each of the
     Selling Shareholders.


(q)  Conditions  to Purchase of U.S.  Option  Securities.  In the event that the
     U.S.  Underwriters exercise their option provided in Section 2(b) hereof to
     purchase  all  or  any  portion  of  the  U.S.   Option   Securities,   the
     representations and warranties of the Company and the Selling  Shareholders contained  herein and the statements in any  certificates  furnished by the
     Company or any  subsidiary of the Company or by or on behalf of any Selling
     Shareholder  hereunder  shall be true and  correct on and as of the Date of
     Delivery for such U.S. Option Securities and, at such Date of Delivery, the
     U.S. Representatives shall have received:


(i)  Opinions  of Counsel for  Company.  The  favorable  opinions of (i) Hogan &
     Hartson L.L.P., counsel for the Company, in form and substance satisfactory to counsel for the U.S. Underwriters, dated such Date of Delivery and addressed to the U.S. Representatives and the Lead Managers, relating to the Option Securities to be purchased on such Date of Delivery and otherwise to the same effect as the opinion required by Section 5(b) hereof, together with signed or reproduced copies of such letter for each of the Underwriters, and (ii) Chapman & Cutler, special Illinois counsel to the Company, and Lionel Sawyer & Collins, special Nevada counsel to the Company, each in form and substance satisfactory to counsel for the U.S.
     Underwriters,  dated  such  Date of  Delivery  and  addressed  to the  U.S.
     Representatives and the Lead Managers, relating to the Option Securities to be purchased on such Date of Delivery and otherwise to the same effect as the respective opinions required by Section 5(b) hereof, together with signed or reproduced copies of such letters for each of the Underwriters.


(ii) Opinion of Counsel for U.S. Underwriters.  The favorable opinion of Brown &
     WOOD LLP, counsel for the U.S. Underwriters, dated such Date of Delivery, relating to the Option Securities to be purchased from the Company on such Date of Delivery and otherwise to the same effect as the opinion required by Section 5(d) hereof.


(iii)Officers' Certificate. A certificate, dated such Date of Delivery, of the President or a Vice President of the Company and of the chief financial or chief accounting officer of the Company to the same effect as the certificate delivered at the Closing Time pursuant to Section 5(e) hereof.


(iv) Bring-down  Comfort  Letter.  A letter  from  each of KPMG  LLP and  Arthur
     Andersen  LLP,  each  in  form  and  substance  satisfactory  to  the  U.S.
     Representatives and dated such Date of Delivery, to the effect that they reaffirm the statements made in the letters furnished to the U.S.
     Representatives pursuant to Sections 5(g) and (i) hereof, respectively, hereof, except that the "specified date" in the letter furnished pursuant to this paragraph shall be a date not more than three days prior to such Date of Delivery.


(v)  Opinion of Delaware Counsel.  The favorable  opinion of Richards,  Layton &
     Finger, special Delaware counsel for the Company, in form and substance satisfactory to counsel for the U.S. Underwriters, dated such Date of Delivery and addressed to the U.S. Representatives and the Lead Managers, to the same effect as the opinion required by Section 5(h), together with signed or reproduced copies of such letter for each of the Underwriters.


(r)  Additional  Documents.  At the Closing  Time and at each Date of  Delivery, counsel  for the U.S.  Underwriters  shall  have been  furnished  with such documents and opinions as they may require for the purpose of enabling them
     to  pass  upon  the  issuance  and  sale  of  the   Securities   as  herein
     contemplated,  or  in  order  to  evidence  the  accuracy  of  any  of  the representations or warranties, or the fulfillment of any of the conditions, herein contained;  and all proceedings taken by the Company and the Selling
     Shareholders  in connection with the issuance and sale of the Securities as herein contemplated shall be satisfactory in form and substance to the U.S.
     Representatives and counsel for the U.S. Underwriters.


(s) Termination of Agreement. If any condition specified in this Section 5 shall not have been fulfilled when and as required to be fulfilled, this Agreement, or, in the case of any condition to the purchase of U.S. Option
     Securities on a Date of Delivery which is after the Closing Time, the obligations of the several U.S. Underwriters to purchase the relevant U.S.
     Option Securities, may be terminated by the U.S. Representatives by notice to the Company at any time at or prior to the Closing Time or such Date of Delivery, as the case may be, and such termination shall be without liability of any party to any other party except as provided in Section 4 hereof and except that Sections 1, 6, 7 and 8 hereof shall survive any such termination and remain in full force and effect.


SECTION 6.        Indemnification.


(a) Indemnification by Company. The Company agrees to indemnify and hold harmless each U.S. Underwriter, each person, if any, who controls any U.S.
Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, each Selling Shareholder and each person, if any, who controls any Selling Shareholder within the meaning of Section 15 of the 1933 Act or Section
20 of the 1934 Act as follows:


(i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including the Rule 430A Information and the Rule
     434 Information, if applicable, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact included in any preliminary prospectus or any Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;


(ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 6(e) below) any such settlement is effected with the written consent of the Company; and


(iii)against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by Merrill Lynch for the U.S.
     Underwriters and all persons, if any, who control any U.S. Underwriters as aforesaid, and the fees and disbursements of counsel chosen by the Majority
     Selling Shareholders (as defined below) for the Selling Shareholders and all persons, if any, who control any Selling Shareholders as aforesaid), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;


provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by any U.S. Underwriter through the U.S. Representatives expressly for use in the Registration Statement (or any amendment thereto), including the Rule 430A
Information and the Rule 434 Information, if applicable, or in any preliminary prospectus or the U.S. Prospectus (or any amendment or supplement thereto);
provided, further, that the Company shall not be liable under this indemnity agreement to any Selling Shareholder or person controlling such Selling
Shareholder to the extent that any such loss, liability, claim, damage or expense arises out of any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement (or any amendment thereto), including the Rule 430A Information and the Rule 434
Information,  if  applicable,  or in any  preliminary  prospectus  or  the  U.S.
Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Selling Shareholder expressly for use therein; and, provided, further, that this indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any U.S. Underwriter from whom the person asserting any such losses, liabilities, claims, damages or expenses purchased Securities, or any person controlling such U.S. Underwriter, if a copy of the U.S. Prospectus
(as then amended or supplemented if the Company shall have furnished any such amendments or supplements thereto, but excluding documents incorporated or deemed to be incorporated by reference therein) was not sent or given by or on behalf of such U.S. Underwriter to such person, if such sending or giving of the U.S. Prospectus is required by law, at or prior to the written confirmation of the sale of such Securities to such person and if the U.S. Prospectus (as so amended or supplemented, if applicable) would have corrected the defect giving rise to such loss, liability, claim, damage or expense, except that this proviso shall not be applicable if such defect shall have been corrected in a document which is incorporated or deemed to be incorporated by reference in the U.S.
Prospectus. As used in this Agreement, the term "Majority Selling Shareholders" means the Selling Shareholders who, at the date of this Agreement, held a majority of the Initial U.S. Securities to be sold to the U.S. Underwriters by the Selling Shareholders pursuant to this Agreement.


(b)  Indemnification by Selling  Shareholders.  Each Selling Shareholder agrees, severally and not jointly, to indemnify and hold harmless each U.S. Underwriter, each person,  if any, who  controls any U.S.  Underwriter  within the meaning of
Section  15 of the 1933 Act or  Section  20 of the 1934 Act,  the  Company,  its
directors,  each of its officers who signed the Registration  Statement and each person, if any, who controls the Company within the meaning of Section 15 of the
1933 Act or  Section  20 of the 1934 Act  against  any and all loss,  liability, claim, damage and expense described in the indemnity contained in subsection (a)
of this  Section,  as incurred,  but only with respect to untrue  statements  or omissions,  or alleged untrue statements or omissions,  made in the Registration
Statement (or any amendment  thereto),  including the Rule 430A  Information and the Rule 434 Information,  if applicable,  or any preliminary  prospectus or any
Prospectus  (or any  amendment or  supplement  thereto) in reliance  upon and in conformity with information  furnished or confirmed in writing to the Company by or on behalf of such Selling  Shareholder  expressly for use in the Registration
Statement  (or  any  amendment  thereto)  or  such  preliminary   prospectus  or
Prospectus  (or  any  amendment  or  supplement  thereto);  provided,  that  the aggregate  liability of any Selling  Shareholder  pursuant to this paragraph (b)
shall be  limited  to an  amount  equal to the net  proceeds  (before  deducting expenses) received by such Selling Shareholder from the sale of Securities.


(c)  Indemnification  by  U.S.  Underwriters.   Each  U.S.  Underwriter  agrees,
severally  and not jointly,  to  indemnify  and hold  harmless the Company,  its directors,  each of its officers  who signed the  Registration  Statement,  each person, if any, who controls the Company within the meaning of Section 15 of the
1933 Act or  Section  20 of the 1934  Act,  each  Selling  Shareholder  and each person,  if any,  who  controls  any Selling  Shareholder  within the meaning of
Section  15 of the 1933 Act or Section  20 of the 1934 Act  against  any and all loss, liability,  claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred,  but only with respect to untrue statements or omissions, or alleged untrue statements or omissions,  made in the
Registration  Statement  (or any  amendment  thereto),  including  the Rule 430A
Information and the Rule 434 Information, if applicable, or any U.S. preliminary prospectus or the U.S.  Prospectus  (or any amendment or supplement  thereto) in reliance  upon and in  conformity  with  written  information  furnished  to the
Company by such U.S. Underwriter through the U.S. Representatives  expressly for use in the  Registration  Statement  (or any  amendment  thereto)  or such  U.S.
preliminary  prospectus or the U.S.  Prospectus  (or any amendment or supplement thereto).


(d) Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. Counsel to the respective indemnified parties shall be selected as follows: counsel to the U.S. Underwriters and all persons, if any, who control any U.S. Underwriters within the meaning of Section 15 of the 1933 Act or
Section 20 of the 1934 Act shall be selected by Merrill Lynch; counsel to the Company, its directors, each of its officers who signed the Registration
Statement and all persons, if any, who control the Company within the meaning of
Section 15 of the 1933 Act or Section 20 of the 1934 Act shall be selected by the Company; and counsel to the Selling Shareholders and all persons, if any, who control any Selling Shareholders within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall be selected by the Majority Selling
Shareholders. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for (i) the fees and expenses of more than one counsel (in addition to any local counsel) separate from the indemnifying parties' own counsel for all U.S. Underwriters and all persons, if any, who control any U.S. Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act,
(ii) the fees and expenses of more than one counsel (in addition to any local counsel) separate from the indemnifying parties' own counsel for the Company, its directors, its officers who signed the Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, and (iii) the fees and expenses of more than one separate counsel (in addition to any local counsel) separate from the indemnifying parties' own counsel for all Selling Shareholders and all persons, if any, who control any Selling Shareholder within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, in each case in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 6 or Section
7 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.


(e) Settlement Without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by
Section 6(a)(ii) hereof effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.


(f) Other  Agreements  with Respect to  Indemnification.  The provisions of this
Section 6 or Section 7 hereof shall not affect any agreements among the Company and the Selling Shareholders with respect to indemnification of each other or contribution.


(g) Currencies. Any payment made by the Company, any Selling Shareholder or any U.S. Underwriter pursuant to this Section 6 or Section 7 hereof with respect to any loss, liability, claim, damage or expense incurred in a currency other than U.S. dollars shall be made by the Company, such Selling Shareholder or such U.S.
Underwriter, as the case may be, in such amount of U.S. dollars as shall be necessary to enable the indemnified party to purchase the amount of such other currency needed to satisfy such loss, liability, claim, damage or expense, including any premiums and costs of exchange payable in connection with the conversion of U.S. dollars into the relevant currency.


(h) Insofar as the indemnity agreements in Section 6(a) hereof may permit indemnification for liabilities under the 1933 Act of any person who is a partner of a U.S. Underwriter or a Selling Shareholder or who controls a U.S.
Underwriter or a Selling Shareholder within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and who, at the date of this Agreement, is a director or officer of the Company or controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, such indemnity agreement is subject to the undertaking of the Company in the Registration Statement under Item 17 thereof with respect to indemnification.


SECTION 7. Contribution. If the indemnification provided for in Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Selling Shareholders on the one hand and the U.S. Underwriters on the other hand from the offering of the U.S. Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Selling Shareholders on the one hand and of the U.S. Underwriters on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.


The relative benefits received by the Company and the Selling Shareholders on the one hand and the U.S. Underwriters on the other hand in connection with the offering of the U.S. Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the U.S. Securities pursuant to this Agreement (before deducting expenses) received by the Company and the Selling Shareholders and the total underwriting discount received by the U.S. Underwriters, in each case as set forth on the cover of the U.S. Prospectus, or, if Rule 434 is used, the corresponding location on the Term Sheet, bear to the aggregate initial public offering price of the U.S. Securities as set forth on such cover.

The relative fault of the Company and the Selling Shareholders on the one hand and the U.S. Underwriters on the other hand shall be determined by reference to, among other things, whether the applicable untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or the Selling Shareholders or by the U.S. Underwriters and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company,  the Selling  Shareholders and the U.S.  Underwriters agree that it would not be just and equitable if contribution  pursuant to this Section 7 were determined by pro rata allocation (even if the U.S. Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable  considerations  referred to above in this Section
7. The aggregate  amount of losses,  liabilities,  claims,  damages and expenses incurred by an  indemnified  party and referred to above in this Section 7 shall be deemed to include  any legal or other  expenses  reasonably  incurred by such
indemnified  party  in   investigating,   preparing  or  defending  against  any
litigation,  or any  investigation or proceeding by any  governmental  agency or body,  commenced  or  threatened,  or any claim  whatsoever  based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 7, (i) no U.S. Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the U.S. Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such U.S. Underwriter has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission and (ii) no Selling
Shareholder shall be required to contribute any amount in excess of the amount of net proceeds (before deducting expenses) received by such Selling Shareholder from the sale of Securities.


No person guilty of fraudulent  misrepresentation (within the meaning of Section
11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7, each  person,  if any,  who  controls a U.S.  Underwriter  within the meaning of
Section  15 of the 1933 Act or  Section  20 of the 1934 Act shall  have the same rights to contribution as such U.S.  Underwriter,  each director of the Company, each  officer of the  Company  who signed the  Registration  Statement  and each person, if any, who controls the Company within the meaning of Section 15 of the
1933  Act  or  Section  20 of the  1934  Act  shall  have  the  same  rights  to contribution as the Company,  and each person,  if any, who controls any Selling
Shareholder  within  the  meaning of Section 15 of the 1933 Act or Section 20 of the 1934  Act  shall  have  the same  rights  to  contribution  as such  Selling
Shareholder.   The  U.S.  Underwriters'  respective  obligations  to  contribute pursuant to this  Section 7 are several in  proportion  to the number of Initial
U.S.  Securities set forth opposite their  respective names in Schedule A hereto and not joint.


The provisions of this Section 7 shall not affect any agreements among the Company and the Selling Shareholders with respect to contribution between themselves.


SECTION 8. Representations, Warranties and Agreements to Survive Delivery. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or any of its subsidiaries or in certificates signed by or on behalf of the Selling Shareholders submitted pursuant hereto shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any U.S. Underwriter or controlling person of any U.S. Underwriter, or by or on behalf of the Company or any Selling
Shareholder or any controlling person of the Company or any Selling Shareholder, and shall survive delivery of the U.S. Securities to the U.S. Underwriters.


SECTION 9.        Termination of Agreement.


(a) Termination; General. The U.S. Representatives may terminate this Agreement, by notice to the Company and the Selling  Shareholders,  at any time at or prior to the Closing Time, and the  obligations of the U.S.  Underwriters  to purchase
U.S.  Option  Securities on any Date of Delivery which is after the Closing Time may be terminated by the U.S.  Representatives,  by notice to the Company, at or prior  to such  Date of  Delivery,  (i) if there  has  been,  since  the time of execution  of this  Agreement  and  prior to the  Closing  Time or such  Date of
Delivery,  as the  case  may be,  or  since  the  respective  dates  as of which information  is given in any  Prospectus,  any  material  adverse  change in the condition,  financial or  otherwise,  or in the  earnings,  business  affairs or business  prospects  of the  Company  and  its  subsidiaries  considered  as one enterprise,  whether or not arising in the ordinary course of business,  or (ii)
if there has occurred any material  adverse  change in the financial  markets in the United  States or the  international  financial  markets,  any  outbreak  of hostilities  or escalation  thereof or other calamity or crisis or any change or
development   involving  a  prospective  change  in  national  or  international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the U.S.  Representatives,  impracticable to  market  the  Securities  or to  enforce  contracts  for the sale of the U.S.
Securities,  or (iii) if  trading  in any  securities  of the  Company  has been suspended  or  materially  limited  by the  Commission  or the  New  York  Stock
Exchange, or if trading generally on the American Stock Exchange or the New York
Stock Exchange or in the Nasdaq National Market has been suspended or materially limited,  or minimum or maximum  prices for trading have been fixed,  or maximum ranges for prices have been required, by any of such exchanges or by such system or by order of the Commission,  the National  Association of Securities Dealers,
Inc. or any other  governmental  authority,  or (iv) if a banking moratorium has been declared by either federal, Maryland or New York authorities.


(b) Liabilities. If this Agreement is terminated pursuant to this Section 9, or if the obligation of the U.S. Underwriters to purchase U.S. Option Securities on any Date of Delivery which is after the Closing Time is terminated pursuant to this Section 9, such termination shall be without liability of any party to any other party except (in the case of any termination of this Agreement) as provided in Section 4 hereof, and provided further that Sections 1, 6, 7 and 8 hereof shall survive any such termination of this Agreement and remain in full force and effect.


SECTION 1Default by One or More of the U.S. Underwriters.  If one or more of the
U.S.  Underwriters  shall  fail at the  Closing  Time or a Date of  Delivery  to purchase the U.S.  Securities  which it or they are obligated to purchase  under
this   Agreement   on  such  date  (the   "Defaulted   Securities"),   the  U.S.
Representatives  shall  have the  right,  within  24 hours  thereafter,  to make arrangements for one or more of the  non-defaulting  U.S.  Underwriters,  or any other  underwriters,  to purchase  all, but not less than all, of the  Defaulted
Securities  in such  amounts as may be agreed upon and upon the terms herein set forth;  if,  however,  the U.S.  Representatives  shall not have  completed such arrangements within such 24-hour period, then:


(a) if the number of Defaulted Securities does not exceed 10% of the number of U.S. Securities to be purchased on such date, each of the non-defaulting U.S.
Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting U.S.
Underwriters, or



(b) if the  number of  Defaulted  Securities  exceeds  10% of the number of U.S.
Securities to be purchased on such date, this Agreement or, with respect to any Date of Delivery which occurs after the Closing Time, the obligation of the U.S.
Underwriters to purchase and of the Company to sell the U.S. Option Securities to be purchased and sold on such Date of Delivery shall terminate without liability on the part of any non-defaulting U.S. Underwriter.


No action taken  pursuant to this Section 10 shall relieve any  defaulting  U.S.
Underwriter from liability in respect of its default.

In the event of any such default which does not result in a termination of this Agreement or, in the case of a Date of Delivery which is after the Closing Time, which does not result in a termination of the obligation of the U.S.
Underwriters  to  purchase  and the  Company to sell the  relevant  U.S.  Option
Securities, as the case may be, either the U.S. Representatives or the Company shall have the right to postpone the Closing Time or the relevant Date of Delivery, as the case may be, for a period not exceeding seven days in order to effect any required changes in the Registration Statement or Prospectuses or in any other documents or arrangements. As used herein, the term "U.S. Underwriter" includes any person substituted for a U.S. Underwriter under this Section 10.


SECTION 11.   Default by One or More of the Selling Shareholders or the Company.


(a) If one or more of the Selling Shareholders shall fail at the Closing Time to sell and deliver the number of Securities which it or they, as the case may be, are obligated to sell under this Agreement on such date, and the remaining
Selling Shareholders do not exercise the right hereby granted to increase, pro rata or otherwise, the number of Securities to be sold by them hereunder on such date to the total number of shares to be sold by all Selling Shareholders
(including such defaulting Selling Shareholder or Selling Shareholders, as the case may be) on such date, then the U.S. Underwriters may, at the option of the U.S. Representatives, by notice from the U.S. Representatives to the Company and the non-defaulting Selling Shareholders, either (a) terminate this Agreement without any liability on the part of any non-defaulting party except that the provisions of Sections 1, 4, 6, 7 and 8 hereof shall survive such termination and remain in full force and effect, or (b) elect to purchase the Securities which the non-defaulting Selling Shareholders have agreed to sell hereunder on such date. No action taken pursuant to this Section 11 shall relieve any Selling
Shareholder so defaulting from liability, if any, in respect of such default.

(b) If the  Company  shall fail at a Date of  Delivery  to sell and  deliver the number of Securities  that it is obligated to sell under this  Agreement on such date, then the U.S. Underwriters may, at the option of the U.S. Representatives, by  notice  from  the  U.S.  Representatives  to the  Company  and  the  Selling
Shareholders,  terminate  this Agreement or, in the case of any Date of Delivery which occurs  after the Closing  Time,  terminate  the  obligations  of the U.S.
Underwriters to purchase the U.S. Option Securities to be purchased on such Date
of  Delivery,   in  each  case  without  any  liability  on  the  fault  of  any non-defaulting  party  except that the  provisions  of Sections 1, 4, 6, 7 and 8 hereof shall survive any such  termination  of this Agreement and remain in full force and effect.  No action taken pursuant to this Section 11 shall relieve the
Company from liability, if any, in respect of such default.

In the event of a default by any Selling Shareholder or the Company referred to in this Section 11 which does not result in the termination of this Agreement or, in the case of a Date of Delivery which is after the Closing Time, which does not result in a termination of the obligations of the U.S. Underwriters to purchase the relevant U.S. Option Securities, as the case may be, either the U.S. Representatives or the Company shall have the right to postpone Closing
Time or the relevant Date of Delivery, as the case may be, for a period not exceeding seven days in order to effect any required change in the Registration
Statement or Prospectuses or in any other documents or arrangements.

SECTION 12. Agent for Service; Submission to Jurisdiction; Waiver of Immunities.
Each of ML Offshore LBO  Partnership No. B-XVIII and ML Offshore LBO Partnership
No. XIII (each for purposes of this Section 12, a "Subject Entity")  irrevocably
(i) agrees, severally and not jointly, that any legal suit, action or proceeding against such Subject Entity brought by any U.S. Underwriter or by any person who controls any U.S. Underwriter arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any federal or state court in the Borough of Manhattan, The City of New York, (ii) waives, to the fullest extent it may effectively do so under applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding or to the convenience of the forum and (iii) submits to the non-exclusive jurisdiction of any federal or state court in the State of New York in any such suit, action or proceeding. Each Subject Entity has appointed Merrill Lynch Capital Partners,
Inc. as its authorized agent (the "Authorized Agent"), which term, as used herein, includes any successor in such capacity, upon whom process may be served in any such action arising out of or based on this Agreement or any of the transactions contemplated hereby which may be instituted in any federal or state court in the Borough of Manhattan, The City of New York by any U.S. Underwriter or by any person who controls any U.S. Underwriter, expressly consents to the jurisdiction of any such court in respect of any such action and waives any other requirements of or objections to personal jurisdiction with respect thereto. Such appointment shall be irrevocable. Each Subject Entity represents and warrants that the Authorized Agent has agreed to act as such agent for service of process. Service of process upon the Authorized Agent and written notice of such service to such Subject Entity (delivered as provided in Section
13 hereof) shall be deemed, in every respect, effective service of process upon such Subject Entity.

In respect of any judgment or order given or made against a Subject  Entity (the
"Indemnifying Subject Entity") in favor of any U.S. Underwriter or any person, if any, who controls any U.S. Underwriter for any amount due hereunder that is expressed and paid in a currency (the "judgment currency") other than United
States  dollars,  such  Indemnifying  Subject  Entity shall  indemnify such U.S.
Underwriter against any loss incurred by such U.S. Underwriter or controlling person as a result of any variation between (i) the rate of exchange at which the United States dollar amount is converted into the judgment currency for the purpose of such judgment or order and (ii) the rate of exchange at which such U.S. Underwriter or controlling person is able to purchase United States dollars with the amount of judgment currency actually received by such U.S. Underwriter or controlling person. The foregoing indemnity shall constitute separate and independent obligations of each Subject Entity and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term
"rate of exchange" shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into United States dollars.

To the extent that any Subject Entity or any of such Subject Entity's properties, assets or revenues may have or may hereafter become entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty, from (i) any legal action, suit or proceeding, (ii) setoff or counterclaim,
(iii) the jurisdiction of any court, (iv) service of process, (v) attachment upon or prior to judgment, (vi) attachment in aid of execution of judgment,
(vii) execution of judgment, or (viii) other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement, such Subject Entity (to the maximum extent permitted by law) hereby irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity and consents to such relief and enforcement.

SECTION 13. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the U.S. Underwriters shall be directed to the U.S. Representatives at Merrill Lynch & Co., Merrill Lynch,
Pierce,  Fenner & Smith  Incorporated,  North Tower, World Financial Center, New
York, New York 10281-1209,  attention of Equity Capital Markets;  notices to the
Company shall be directed to it at 9755 Patuxent Woods Drive, Columbia, Maryland
21046, attention of David M. Abramson; and notices to the Selling Shareholders or to the Authorized Agent shall be directed to them at Merrill Lynch Capital
Partners, Inc., 225 Liberty Street, New York, New York 10080-6123,  Attention of
William  Orlando,  with a copy to Merrill  Lynch & Co.,  Inc.,  World  Financial
Center, North Tower, 250 Vesey Street, New York, New York 10281-1323, Attention of Frank J. Marinaro, Esq.

SECTION 14. Parties. This Agreement shall each inure to the benefit of and be binding upon the U.S. Underwriters, the Company and the Selling Shareholders and their respective successors. Nothing expressed in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the U.S.
Underwriters, the Company and the Selling Shareholders and their respective successors and the controlling persons and officers and directors referred to in Sections 6 and 7 hereof and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the U.S.
Underwriters, the Company and the Selling Shareholders and their respective successors, and such controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any U.S. Underwriter shall be deemed to be a successor by reason merely of such purchase.


SECTION 15.  Governing  Law and Time.  THIS  AGREEMENT  SHALL BE GOVERNED BY AND
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  SPECIFIED TIMES
OF DAY REFER TO NEW YORK CITY TIME, UNLESS OTHERWISE INDICATED.


SECTION 16. Effect of Headings.  The Article and Section headings herein and the
Table of Contents are for convenience only and shall not affect the construction hereof.


                            [SIGNATURE PAGES FOLLOW]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company and the Attorney-in-Fact for the Selling
Shareholders a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the U.S. Underwriters, the Company and the Selling Shareholders in accordance with its terms.

Very truly yours,



U.S. FOODSERVICE





By:

Name:


Title:





MERRILL LYNCH CAPITAL APPRECIATION PARTNERSHIP
NO. B-XVIII, L.P.





By: Merrill Lynch LBO Partners No. B-IV, L.P.,
as General Partner





By: Merrill Lynch Capital Partners, Inc., as
General Partner



By:
Name:
Title:


MERRILL LYNCH KECALP L.P. 1994


By: KECALP Inc., as General Partner


By:
Name:
Title:


ML OFFSHORE LBO PARTNERSHIP NO. B-XVIII


By: Merrill Lynch LBO Partners No. B-IV, L.P.,
as Investment General Partner


By: Merrill Lynch Capital Partners, Inc., as
General Partner


By:
Name:
Title:


ML IBK POSITIONS, INC.


By:
Name:
Title:


MLCP ASSOCIATES L.P. NO. II


By: Merrill Lynch Capital Partners, Inc., as
General Partner


By:
Name:
Title:


MERRILL LYNCH KECALP L.P. 1991


By: KECALP Inc., as General Partner


By:
Name:
Title:


MERRILL LYNCH CAPITAL APPRECIATION PARTNERSHIP
NO. XIII, L.P.


By: Merrill Lynch LBO Partners No. IV, L.P., as
General Partner


By: Merrill Lynch Capital Partners, Inc., as
General Partner


By:
Name:
Title:


ML OFFSHORE LBO PARTNERSHIP NO. XIII


By: Merrill Lynch LBO Partners No. IV, L.P., as
Investment General Partner


By: Merrill Lynch Capital Partners, Inc., as
General Partner


By:
Name:
Title:


ML EMPLOYEES LBO PARTNERSHIP NO. I, L.P.


By: ML Employees LBO Managers, Inc., as General
Partner


By:
Name:
Title:


MERRILL LYNCH KECALP L.P. 1987


By: KECALP Inc., as General Partner


By:
Name:
Title:


MERCHANT BANKING L.P. NO. II


By: Merrill Lynch MBP Inc., as General Partner


By:
Name:
Title:


MLCP ASSOCIATES L.P. NO. IV


By: Merrill Lynch Capital Partners, Inc., as
General Partner


By:
Name:
Title:







CONFIRMED AND ACCEPTED, as of the date first above written:





MERRILL LYNCH & CO.

MERRILL LYNCH, PIERCE, FENNER & SMITH
                      INCORPORATED

GOLDMAN, SACHS & CO.

SALOMON SMITH BARNEY INC.

J.C. BRADFORD & CO.
FIRST UNION CAPITAL MARKETS CORP.

By:  MERRILL LYNCH, PIERCE, FENNER & SMITH
                            INCORPORATED


By:
                  Authorized Signatory



For themselves and as U.S. Representatives of the other U.S. Underwriters named in Schedule A hereto.



                                   SCHEDULE A





               Name of U.S. Underwriter                              Number of
                                                                    Initial U.S.
                                                                    Securities

Merrill Lynch, Pierce, Fenner & Smith
               Incorporated  .............................            1,812,707
Goldman, Sachs & Co.  ....................................            1,812,706
Salomon Smith Barney Inc.  ...............................            1,812,706
J.C. Bradford & Co.  .....................................              303,500
First Union Capital Markets Corp.  .......................              303,500
A.G. Edwards & Sons, Inc.  ...............................               45,000
Morgan Stanley & Co. Incorporated  .......................               45,000
Schroder & Co. Inc.  .....................................               45,000
Wasserstein Perella Securities, Inc.  ....................               45,000
Blaylock & Partners, L.P.  ...............................               22,000
                                                                   -------------
               Total......................................            6,247,119
                                                                   =============






                                                    SCHEDULE B


                                               Number of Initial U.S.            Maximum Number of U.S. Option
                                               Securities to be Sold                 Securities to Be Sold
U.S. Foodservice.......................                        0                                937,067
-----------------------------------------
Merrill Lynch Capital Appreciation                     2,701,653                                      0
  Partnership No. B-XVIII, L.P.........
-----------------------------------------
Merrill Lynch KECALP L.P. 1994.........                   42,085                                      0
-----------------------------------------
ML Offshore LBO Partnership No. B-XVIII                1,359,277                                      0
-----------------------------------------
ML IBK Positions, Inc..................                  892,912                                      0
-----------------------------------------
MLCP Associates L.P. No. II............                   32,399                                      0
-----------------------------------------
Merrill Lynch KECALP L.P. 1991.........                  117,671                                      0
-----------------------------------------
Merrill Lynch Capital Appreciation                     1,004,463                                      0
  Partnership No. XIII, L.P............
-----------------------------------------
ML Offshore LBO Partnership No. XIII...                   25,536                                      0
-----------------------------------------
ML Employees LBO Partnership No. I, L.P.                  24,969                                      0
-----------------------------------------
Merrill Lynch KECALP L.P. 1987.........                   18,869                                      0
-----------------------------------------
Merchant Banking L.P. No. II...........                   18,869                                      0
MCLP Associates L.P. No. IV............                    8,416                                      0
                                                  -----------------                    -------------------
Total..................................                 6,247,119                                937,067

===================================================================================================================



                                   SCHEDULE C



                  1. The initial  public  offering  price per share for the U.S.
Securities shall be $43.00.


                  2. The purchase price per share for the U.S. Securities to be paid by the several U.S. Underwriters shall be $41.385, being an amount equal to the initial public offering price set forth above less $1.615 per share; provided that the purchase price per share for any U.S.
         Option Securities purchased upon the exercise of the over-allotment option described in Section 2(b) shall be reduced by an amount per share equal to any dividends or distributions declared by the Company and payable on the Initial U.S. Securities but not payable on the U.S.
         Option Securities.






                                                    SCHEDULE D

                                           LIST OF SUBJECT SUBSIDIARIES


                               Name of Subsidiary                          Jurisdiction of Incorporation
          White Swan, Inc.                                                         Delaware
          JP Foodservice Distributors, Inc.                                        Delaware
          John Sexton & Co.                                                        Delaware
          Illinois Fruit & Produce Corp.                                           Illinois
          U.S. Foodservice, Inc.                                                   Delaware
          Biggers Brothers, Inc.                                                   Delaware
          E & H Distributing Co.                                                   Nevada
          Joseph Webb Foods, Inc.                                                  Delaware







                                   SCHEDULE E


                         Registration Rights Agreements

Registration Rights Agreement dated as of May 17, 1996 (the "RSI Agreement") among Rykoff-Sexton, Inc., a Delaware corporation, and Merrill Lynch
         Capital Appreciation Partnership, No. B-XVIII, L.P. and the other parties thereto and assumed by USF.



Common   Stock Purchase Warrant expiring  September 30, 2005, dated December 24,
         1997, issued by JP Foodservice, Inc., a Delaware corporation, and registered in the name of Bankers Trust New York Corporation.



(a)      Type of securities entitled to registration rights thereunder:
         Common Stock.


(b) Total number of securities entitled to registration rights thereunder: 71,460 shares as of January 31, 1999, subject to adjustment pursuant to anti-dilution provisions therein.


(c) Holder of securities  entitled to registration  rights  thereunder:  Bankers
Trust New York Corporation.

     Registration  Rights  Agreement  dated as of October 23, 1998  between U.S.
Foodservice and Geoffrey Haar.

(a)      Type of securities entitled to registration rights thereunder:
         Common Stock.


(b) Total number of securities entitled to registration rights thereunder: 550,543 shares, subject to post-closing adjustments as provided in the related acquisition agreement.


(c)  Holder of securities entitled to registration rights thereunder:
     Geoffrey Haar.


Registration  Rights  Agreement  dated  as  of  November  16,  1998  (the  "Webb
         Registration Agreement") among U.S. Foodservice and the stockholders of Joseph Webb Foods, Inc. identified as such on the signature pages thereof.

(a)               Type of securities entitled to registration rights thereunder:
                  Common Stock.


(b)               Total number of  securities  entitled to  registration  rights
                  thereunder:    896,057   shares,   subject   to   post-closing
                  adjustments and earn-out  issuances as provided in the related acquisition agreement.


(c)               Holders  of  securities   entitled  to   registration   rights
                  thereunder  and  number of such  securities  held by each such holder: J. Christopher  Reyes,  358,423 shares; M. Jude Reyes,
                  358,423 shares; and David K. Reyes, 179,211 shares, subject to adjustments as indicated in (b) above.



Registration Rights Agreement dated as of March 20, 1998 among U.S. Foodservice and each of the stockholders of Westland Provisions, Inc. identified on the signature pages thereof.



(a)      Type of securities entitled to registration rights thereunder:
         Common Stock.


(b)      Total  number of securities entitled to registration rights thereunder:
         46,795 shares.


     Holders of securities entitled to registration rights thereunder and number of such securities held by each such holder as of March 1, 1999: Richard Hafdal, 30,049 shares; Gary Hafdal, 498 shares; Frank Roedl, 2,322 shares; Rod Buck,
6,337 shares; Sharon Robbins, 166 shares; and B. Scott Ball, 7,423 shares.


     Registration  Rights  Agreement  dated  as  of  July  6,  1998  among  U.S.
Foodservice and C. Donald Stahl.


(a)      Type of securities entitled to registration rights thereunder:
         Common Stock.


(b)      Total number of securities entitled to registration rights thereunder:
         12,925 shares.


     Holders of securities entitled to registration rights thereunder and number of such securities held by such holder as of March 1, 1999: C. Donald Stahl.



                                   SCHEDULE F



                   List of Counsel to the Selling Shareholders




Attorney                                             Selling Shareholder


Frank J. Marinaro, Esq...............................Merrill Lynch Capital Appreciation Partnership No. B XVIII, L.P.
                                                     ML IBK Positions, Inc.
                                                     MLCP Associates L.P. No. II
                                                     MLCP Associates L.P. No. IV
                                                     Merrill Lynch Capital Appreciation Partnership No.  XIII, L.P.
                                                     ML Employees LBO Partnership No. I, L.P.

Robin Mass, Esq......................................Merrill Lynch KECALP L.P. 1994
                                                     Merrill Lynch KECALP L.P. 1991
                                                     Merrill Lynch KECALP L.P. 1987

Margaret E. Nelson, Esq..............................Merchant Banking L.P. No. II

Curtis, Mallet-Prevost, Colt & Mosle
and W.S. Walker & Company............................ML Offshore LBO Partnership No. B-XVIII
                                                     ML Offshore LBO Partnership No. XIII


                                                                      Exhibit A




                    FORM OF OPINION OF HOGAN & HARTSON L.L.P.


(a) The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.

(b) The Company has the corporate power and authority under the Company's certificate of incorporation (the "Certificate of Incorporation"), the Company's by-laws (the "By-Laws") and the Delaware General Corporation Law to own, lease and operate its properties and to conduct its business as described in the Prospectuses and to enter into and perform its obligations under the Purchase
Agreements.

(c) The Company is authorized to transact business as a foreign corporation in each jurisdiction specified in Schedule 1 to such opinion as of the respective dates specified therein.

(d) The  authorized  capital  stock of the  Company  is as set  forth  under the
caption  "Capitalization"  in  the  Prospectuses.   All  shares  of  issued  and
outstanding  Common  Stock  (including  the  Securities  to be  purchased by the
Underwriters from the Selling Shareholders  pursuant to the Purchase Agreements)
have  been  duly   authorized   and  validly  issued  and  are  fully  paid  and
non-assessable,  and were not  issued  in  violation  of any  preemptive  rights arising  under the  Certificate  of  Incorporation,  the By-Laws or the Delaware
General Corporation Law.

(e) The Option Securities have been duly authorized for issuance and sale to the U.S. Underwriters and the International Managers pursuant to the U.S. Purchase
Agreement and the International Purchase Agreement, respectively, and, when issued and delivered by the Company in accordance with the U.S. Purchase
Agreement and the International Purchase Agreement, respectively, against payment of the consideration set forth in the U.S. Purchase Agreement and the International Purchase Agreement, will be validly issued, fully paid and non-assessable. No holder of any of the Option Securities will be subject to personal liability by reason of being such a holder, except as such holder may be liable by reason of such holder's own conduct and acts.

(f) The issuance and sale by the Company of the Option Securities to the Underwriters is not subject to any preemptive rights arising under the Certificate of Incorporation, the By-Laws or the Delaware General Corporation
Law or, to our knowledge, any similar contractual rights.

(g) Each Delaware Subsidiary was incorporated and is validly existing and in good standing under the laws of the State of Delaware.

(h) Each Delaware Subsidiary has the corporate power and authority under its certificate of incorporation, its bylaws and the Delaware General Corporation
Law to own, lease and operate its properties and to conduct its business as described in the Prospectuses, and each Delaware Subsidiary and each of Illinois
Fruit & Produce Corp. and E&H Distributing Co. is authorized to transact business as a foreign corporation in each jurisdiction specified in Schedule 2 or Schedule 3 to such opinion with respect to it as of the respective dates specified therein.

(i) All of the issued and outstanding capital stock of each Delaware Subsidiary has been duly authorized and validly issued and is fully paid and non-assessable and, to our knowledge, is owned of record by the Company, directly or through wholly-owned subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity.

(j) The U.S. Purchase Agreement and the International Purchase Agreement have been duly authorized, executed and delivered on behalf of the Company.

(k) The Supplemental Agreement has been duly authorized, executed and delivered on behalf of the Company and USF and is a valid and binding agreement of the Company and USF, enforceable against the Company and USF in accordance with its terms, except (i) as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and (ii) as may be limited by the exercise of judicial discretion and the application of principles of equity, including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether the Supplemental
Agreement, the Support Agreement or the Standstill Agreement is considered in a proceeding in equity or at law).

(l) The Registration Statement has become effective under the Securities Act, the Prospectuses have been filed pursuant to Rule 424(b) promulgated pursuant to the Securities Act in the manner and within the time period required by Rule
424(b) and, to our knowledge, (i) no stop order suspending the effectiveness of the Registration Statement has been issued under the Securities Act and (ii) no proceedings for that purpose have been instituted or are threatened by the Commission.

(m) The Registration  Statement,  including the Rule 430A  Information,  and the
Prospectuses, excluding the Incorporated Filings, as of their respective effective or issue dates (other than the financial statements and supporting schedules and other financial data included therein or omitted therefrom, as to which we express no opinion), complied as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the Commission thereunder.

(n) Each Incorporated Filing (other than the financial statements and supporting schedules and other financial data included therein or omitted therefrom, as to which we express no opinion), on the date such Incorporated Filing was filed with the Commission, complied as to form in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder.

(o) The form of certificate used to evidence the Common Stock complies in all material respects with all applicable requirements of the Delaware General
Corporation Law, with any applicable requirements of the Certificate of Incorporation and the By-Laws and with all applicable requirements of the New
York Stock Exchange.

(p) The information in the Prospectuses under the captions "Risk Factors--Future sales of our common stock in the public market could adversely  affect our stock
price  and  our  ability  to  raise  funds  in  new  stock   offerings,"   "Risk
Factors--Provisions  in our  charter  and  bylaws  and  in  Delaware  law  could discourage  takeover  attempts we oppose even if our stockholders  might benefit from a change in control of U.S.  Foodservice," "Risk Factors--We have adopted a shareholder rights plan which could discourage  hostile  acquisitions of control in which our  stockholders  may wish to  participate,"  "Description  of Capital
Stock," "Shares Eligible for Future Sale" and "U.S. Tax Consequences to Non-U.S.
Holders"  and  the  information  in the  Registration  Statement  under  Item 15 thereof, in each case to the extent that the information  constitutes  summaries of legal matters,  summaries of the Certificate of  Incorporation,  the By-Laws,
the Rights Agreement or other instruments or agreements,  or legal  conclusions, has been reviewed by us and is correct in all material respects.

(q) All descriptions in the Prospectuses of contracts and other documents to which the Company or any of its subsidiaries is a party have been reviewed by us and are correct in all material respects.

(r) No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any federal or Delaware, Maryland or New York state court or governmental authority or agency (other than under the Securities Act and the rules and regulations promulgated thereunder, which have been obtained, or as may be required under state securities or blue sky laws, as to which we express no opinion) is necessary or required by or on behalf of the Company for the execution and delivery of the Purchase Agreements by the Company or the performance by the Company as of the Closing Time of its obligations under the Purchase Agreements, including the issuance and sale of the Option
Securities to the Underwriters and the use of the proceeds by the Company from the sale of the Option Securities as described in the Prospectuses under the caption "Use of Proceeds," or in connection with the sale of the Securities by the Selling Shareholders to the Underwriters and the public offering of the Securities and the Option Securities by the Underwriters.

(s) The  execution  and delivery by the Company of, and the  performance  by the
Company  as  of  the  Closing  Time  of  its  obligations  under,  the  Purchase
Agreements,  including  the  issuance and sale of the Option  Securities  to the
Underwriters  and the use of the  proceeds by the  Company  from the sale of the
Option  Securities  as described in the  Prospectuses  under the caption "Use of
Proceeds,"  and the sale of the  Securities by the Selling  Shareholders  to the
Underwriters and the public offering of the Securities and the Option Securities by the  Underwriters  do not  and  will  not  (i)  violate  the  Certificate  of
Incorporation  or the By-Laws or the certificate of  incorporation  or bylaws of any Delaware Subsidiary,  (ii) violate the Delaware General Corporation Law, any law or  regulation  of the State of Maryland or the State of New York or, to our
knowledge,  any provision of applicable federal law, (iii) violate any judgment, order, writ or decree applicable to the Company or any subsidiary known to us of
any   federal,   Delaware,   Maryland   or  New  York   government,   government
instrumentality  or court or (iv) conflict with or,  whether with or without the giving of notice or passage of time or both,  breach or  constitute a default or
Repayment  Event  under,  or result in the creation or  imposition  of any lien, charge  or  encumbrance  upon any  property  or  assets  of the  Company  or any subsidiary  pursuant to, any instrument or agreement listed on Schedule E to the
Purchase  Agreements,  the Agreement and Plan of Merger (the "Merger Agreement")
dated as of June 30, 1997, as amended as of September 3, 1997 and as of November
5, 1997, among the Company,  Rykoff-Sexton,  Inc. and Hudson  Acquisition Corp.,
any agreement or other document filed or incorporated by reference as an exhibit to the Registration  Statement or as an exhibit to the documents incorporated or deemed to be incorporated by reference  therein,  the Support  Agreement  (other than Section 7 thereof, as to which we have not been called upon to express, and do not  express,  any  opinion)  or the  Standstill  Agreement,  except for such
conflicts,   breaches  or  defaults,  Repayment  Events  or  liens,  charges  or encumbrances  that  would not have a  Material  Adverse  Effect.  We  express no opinion with respect to any breach or default not ascertainable from the face of any indenture, loan agreement or other agreement, or arising under or based upon any  cross-default  provision  insofar as such  breach or  default  relates to a default under any indenture,  loan agreement or other  agreement not referred to in this  Paragraph  (s),  or  arising  under or based  upon  any  covenant  of a financial or numerical nature or requiring computation.

(t) The Company is not an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

(u) To our knowledge, pursuant to the Rights Agreement, each share of issued and outstanding Common Stock (including the Securities to be sold by the Selling
Shareholders to the  Underwriters  pursuant to the Purchase  Agreements) has one
Right attached to it, and each of the Option Securities to be issued and sold by the Company to the Underwriters will have one Right attached to it. The purchase by the Underwriters of the Securities to be purchased by them pursuant to the Purchase Agreements will not result in the occurrence of a "Distribution Date"
(as defined in the Rights Agreement) or otherwise result in the separation of Rights from the related Common Stock certificates or the distribution of separate certificates evidencing the Rights.

(v) To our knowledge, neither the Company nor any of its subsidiaries has any right of first refusal under the Standstill Agreement to purchase any of the Securities to be sold by the Selling Shareholders to the Underwriters pursuant to the Purchase Agreements.


                  During  the  course  of the  preparation  of the  Registration
         Statement and the  Prospectuses,  we participated  in conferences  with officers and other representatives of the Company, with representatives of the independent public accountants of the Company,  and with you and
         your   representatives  at  which  the  contents  of  the  Registration
         Statement and the Prospectuses (including the documents incorporated or deemed to be incorporated by reference  therein) were discussed.  While we have not undertaken to determine independently, and we do not assume any responsibility  for, the accuracy,  completeness or fairness of the statements in the Registration Statement or Prospectuses, except as set forth in  paragraph  (p)  above,  we may  state  on the  basis of these conferences  and our activities as counsel to the Company in connection with the Registration Statement and the Prospectuses that no facts have come  to  our  attention  which  cause  us  to  believe  that  (i)  the
         Registration Statement,  at the time it became effective,  contained an untrue statement of a material fact or omitted to state a material fact required  to be stated  therein  or  necessary  to make the  statements therein not misleading, (ii) the Prospectuses,  as of March 25, 1999 or as of the  date  of  this  opinion,  contained  or  contain  an  untrue statement  of a  material  fact or  omitted or omit to state a material fact necessary in order to make the statements therein, in the light of the  circumstances  under which they were made, not  misleading,  (iii)
         there are any legal or governmental  proceedings  pending or threatened against the Company or any of its subsidiaries  that are required to be disclosed  in the  Registration  Statement or the  Prospectuses  or the
         documents  incorporated  or  deemed  to be  incorporated  by  reference therein,  other than those disclosed therein, or which might reasonably be  expected  to result in a  Material  Adverse  Effect or which  might
         reasonably  be  expected  to  materially   and  adversely   affect  the
         consummation  of any of the  transactions  contemplated by the Purchase
         Agreement or the performance by the Company or the Selling Shareholders of  their  respective  obligations  thereunder  or (iv)  there  are any statutes, regulations,  franchises,  contracts, indentures,  mortgages, loan  agreements,  notes,  leases or other  instruments  required to be
         described   or  referred  to  in  the   Registration   Statement,   the
         Prospectuses or the documents incorporated or deemed to be incorporated by  reference  therein or to be filed as exhibits  to the  Registration
         Statement or the documents incorporated or deemed to be incorporated by reference  therein that are not  described or referred to therein or so filed;  provided that in making the foregoing  statements  (which shall not  constitute an opinion),  we are not expressing any views as to the financial  statements and supporting schedules and other financial data
         included  in  or  omitted  from  the  Registration   Statement  or  the
         Prospectuses.


Such opinion shall state that it covers matters governed by and arising under the DGCL and the laws of the State of Maryland, the State of New York and the federal laws of the United States of America and shall further state that, insofar as such opinion covers any instrument or agreement which is governed by the laws of a jurisdiction other than the DGCL, State of Maryland or the State of New York, such counsel has assumed that the laws governing such instrument or agreement are identical to the laws of the State of New York. In rendering such opinion, such counsel may rely, with respect to matters relating to good standing or qualification as a foreign corporation, on certificates public officials and, as to matters of fact (but not as to legal conclusions), to the extent they deem proper, on certificates of the Company and, in rendering the opinions set forth in Paragraph (k), (s) and (v) above, such counsel may assume that a majority of the "Continuing Directors" (as defined in the Standstill
Agreement) have approved the Supplemental Agreement or, alternatively, that the Supplemental Agreement validly amends the Standstill Agreement.


Such opinion shall not state that it is to be governed or qualified by, or that it is otherwise subject to, any treatise, written policy or other document relating to legal opinions, including, without limitation, the Legal Opinion
Accord of the ABA Section of Business Law (1991).





                                                                     Exhibit A-2
                       FORM OF OPINION OF CHAPMAN & CUTLER


                            (Illinois Local Counsel)


(1) Illinois Fruit & Produce Corp. (the "Subject Subsidiary") has been duly incorporated and is validly existing and in good standing under the laws of the State of Illinois, has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectuses; and all of the issued and outstanding capital stock of the Subject
Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and, to our knowledge, is owned by the Company, directly or through wholly-owned subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity. None of the outstanding shares of capital stock of the Subject Subsidiary was issued in violation of the preemptive or similar rights of any security holder of the Subject Subsidiary arising under the charter or bylaws of the Subject Subsidiary or the corporate law of the State of Illinois or, to our knowledge, otherwise.


(2) The execution, delivery and performance of the Purchase Agreements and the consummation of the transactions contemplated in the Purchase Agreements do not and will not result in any violation of (i) the provisions of the articles of incorporation or by-laws of the Subject Subsidiary, (ii) any applicable Illinois law, statute, rule or regulation, or (iii) to our knowledge, any judgment, order, writ or decree, of any government, governmental instrumentality or court having jurisdiction over the Subject Subsidiary or any of its assets, properties or operations. Such opinion shall state that it covers matters governed by and arising under the laws of the State of Illinois. In rendering such opinion, such counsel may rely, as to matters of fact (but not as to legal conclusions), to the extent they deem proper, on certificates of the Subject Subsidiary and public officials.


Such opinion shall not state that it is to be governed or qualified by, or that it is otherwise subject to, any treatise, written policy or other document relating to legal opinions, including, without limitation, the Legal Opinion
Accord of the ABA Section of Business Law (1991).






                                                                     Exhibit A-3
                   FORM OF OPINION OF LIONEL SAWYER & COLLINS
                             (Nevada Local Counsel)


(1) E&H Distributing Co., a Nevada corporation (the "Subject Subsidiary"), is a corporation that has been duly incorporated and is validly existing and in good standing under the laws of the State of Nevada.


(2) The Subject Subsidiary has the corporate power and authority under the laws of the State of Nevada to own, lease and operate the properties of the Subject
Subsidiary, and to conduct the business of the Subject Subsidiary, as described in the Registration Statement.


(3) All of the issued and  outstanding  capital stock of the Subject  Subsidiary
("Subject Subsidiary Stock") has been duly authorized and validly issued, and is fully paid and non-assessable, and, to the best of our knowledge, is owned by the Company, directly or through wholly-owned subsidiaries of the Company, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim. No Subject Subsidiary Stock was issued in violation of any preemptive rights of any stockholder of the Subject Subsidiary under the articles of incorporation or the bylaws of the Subject Subsidiary or the corporate statutes of the State of Nevada, or, to the best of our knowledge, any other preemptive or similar rights of any stockholder of the Subject Subsidiary.


(4) The execution, delivery and performance of the Purchase Agreements and the consummation of the transactions contemplated in the Purchase Agreements do not and will not result in any violation of the provisions of the articles of incorporation or bylaws of the Subject Subsidiary, or any law, statute, rule or regulation of the State of Nevada applicable to the Subject Subsidiary, or, to the best of our knowledge, any judgment, order, writ or decree of any government, governmental instrumentality or court having jurisdiction over the Subject Subsidiary.


Such opinion shall state that it covers matters governed by and arising under the laws of the State of Nevada. In rendering such opinion, such counsel may rely, as to matters of fact (but not as to legal conclusions), to the extent they deem proper, on certificates of the Subject Subsidiary and public officials.


Such opinion shall not state that it is to be governed or qualified by, or that it is otherwise subject to, any treatise, written policy or other document relating to legal opinions, including, without limitation, the Legal Opinion
Accord of the ABA Section of Business Law (1991).






                                                                       Exhibit B


                             [OMITTED INTENTIONALLY]









                                                                       Exhibit C


                         FORM OF SUPPLEMENTAL AGREEMENT









                                                                       Exhibit D


                          FORM OF LETTER OF RESIGNATION



                               March ____, 1999


U.S. Foodservice
9755 Patuxent Woods Drive
Columbia, MD  21046
Attention:  James L. Miller
              Chairman of the Board, President
              and Chief Executive Officer


Dear Sir or Madam:

Reference  is hereby made to the U.S.  Purchase  Agreement  dated March 25, 1999
among  U.S.  Foodservice,  a  Delaware  corporation  (the  "Company"),   certain
stockholders  of the Company named therein and Merrill Lynch,  Pierce,  Fenner &
Smith Incorporated and the other parties thereto (the "U.S. Purchase Agreement")
and the International Purchase Agreement dated March 25, 1999 among the Company,
certain   stockholders   of  the  Company   named   therein  and  Merrill  Lynch
International  and  the  other  parties  thereto  (the  "International  Purchase
Agreement"  and,  together  with  the U.S.  Purchase  Agreement,  the  "Purchase
Agreements").


This is to advise you that I resign my position as a member of the Board of Directors of the Company and, if applicable, of any of its subsidiaries and I also resign my position, if applicable, as a member of any committees of the Board of Directors of the Company and of any of its subsidiaries, each such resignation to be effective as of the Closing Time (as defined in the Purchase
Agreements).


                                                     Very truly yours,


                                                     [Matthias B. Bowman]
                                                     [Albert J. Fitzgibbons III]


                                    EXHIBIT H




                                U.S. FOODSERVICE
                            (a Delaware corporation)


                        1,561,779 Shares of Common Stock




                        INTERNATIONAL PURCHASE AGREEMENT


















Dated:  March 25, 1999


                                                        ii

                                                 Table of Contents
                                                                                                      Page

SECTION 1. Representations and Warranties...................................................................4


SECTION 2. Sale and Delivery to International Managers; Closing............................................16


SECTION 3. Covenants of the Company........................................................................18


SECTION 4. Payment of Expenses.............................................................................21


SECTION 5. Conditions of International Managers Obligations................................................22


SECTION 6. Indemnification.................................................................................27


SECTION 7. Contribution....................................................................................31


SECTION 8. Representations, Warranties and Agreements to Survive Delivery..................................32


SECTION 9. Termination of Agreement........................................................................33


SECTION 10. Default by One or More of the International Managers...........................................33


SECTION 11. Default by one or more of the Selling Shareholders or the Company..............................34


SECTION 12. Agent for Service; Submission to Jurisdiction; Waiver of Immunities............................35


SECTION 13. Notices........................................................................................36


SECTION 14. Parties........................................................................................36


SECTION 15. Governing Law and Time.........................................................................36


SECTION 16. Effect of Headings.............................................................................37


         SCHEDULES
                  Schedule A    -  List of International Managers...........................................Sch A-1
                  Schedule B    -  List of Selling Shareholders.............................................Sch B-1
                  Schedule C    -  Pricing Information......................................................Sch C-1
                  Schedule D    -  List of Subject Subsidiaries.............................................Sch D-1
                  Schedule E    -  List of Registration Rights Agreements...................................Sch E-1
                  Schedule F    -  List of Counsel to the Selling Shareholders..............................Sch F-1

         EXHIBITS
                  Exhibit A-1   -  Form of Opinion of Hogan & Hartson L.L.P...................................A-1-1
                  Exhibit A-2   -  Form of Opinion of Chapman & Cutler........................................A-2-1
                  Exhibit A-3   -  Form of Opinion of Lionel Sawyer & Collins.................................A-3-1
                  Exhibit B     -[Omitted Intentionally]........................................................B-1
                  Exhibit C     - Form of Supplemental Agreement................................................C-1
                  Exhibit D     - Form of Letter of Resignation.................................................D-1





                                U.S. FOODSERVICE

                            (a Delaware corporation)

                        1,561,779 Shares of Common Stock

                           (Par Value $.01 Per Share)

                        INTERNATIONAL PURCHASE AGREEMENT

                                 March 25, 1999

Merrill Lynch International
Goldman Sachs International
Salomon Brothers International Limited
J.C. Bradford & Co.
   as Lead Managers of the several International Managers
c/o   Merrill Lynch International
      Ropemaker Place
      25 Ropemaker Street
      London EC2Y 9LY
      England

Ladies and Gentlemen:

U.S. Foodservice,  a Delaware corporation (the "Company"), and the other persons listed in Schedule B hereto (collectively, the "Selling Shareholders"),  confirm their respective  agreements with Merrill Lynch International  ("Merrill Lynch")
and each of the other  international  underwriters  named in  Schedule  A hereto
(collectively,  the "International Managers",  which term shall also include any underwriter  substituted as hereinafter provided in Section 10 hereof), for whom
Merrill Lynch,  Goldman Sachs  International and Salomon Brothers  International
Limited are acting as lead  managers (in such  capacity,  the "Lead  Managers"), with respect to (i) the sale by the Selling  Shareholders,  acting severally and not jointly,  and the purchase by the International  Managers,  acting severally and not jointly,  of the respective numbers of shares of Common Stock, par value
$.01 per share, of the Company (the "Common Stock") set forth in Schedules A and
B hereto and (ii) the grant by the Company to the International Managers, acting severally  and not  jointly,  of the option  described in Section 2(b) hereof to purchase all or any part of 234,267  additional  shares of Common Stock to cover over-allotments,  if any. The  aforesaid  1,561,779  shares of Common Stock (the
"Initial  International  Securities")  to  be  purchased  by  the  International
Managers and all or any part of the 234,267  shares of Common  Stock  subject to
the  option  described  in  Section  2(b)  hereof  (the  "International   Option
Securities")   are  hereinafter   called,   collectively,   the   "International
Securities".

     It is understood that the Company and the Selling Shareholders are concurrently entering into an agreement dated the date hereof (the "U.S.
Purchase Agreement") providing for the offering by the Selling Shareholders of an aggregate of 6,247,119 shares of Common Stock (the "Initial U.S. Securities") through arrangements with certain underwriters in the United States and Canada
(the "U.S.  Underwriters")  for whom Merrill Lynch & Co, Merrill Lynch,  Pierce,
Fenner & Smith  Incorporated,  Goldman,  Sachs & Co., Salomon Smith Barney Inc.,
J.C. Bradford & Co. and First Union Capital Markets Corp. are acting as representatives (the "U.S. Representatives", which term shall also include any underwriter substituted as provided in Section 10 of the U.S. Purchase
Agreement) and the grant by the Company to the U.S. Underwriters, acting severally and not jointly, of an option to purchase all or any part of the U.S.
Underwriters'  pro rata  portion  of up to 937,067  additional  shares of Common
Stock solely to cover  over-allotments,  if any (the "U.S. Option  Securities").
The Initial U.S. Securities and the U.S. Option Securities are hereinafter called the "U.S. Securities". It is understood that the Selling Shareholders are not obligated to sell and the International Managers are not obligated to purchase any Initial International Securities unless all of the Initial U.S.
Securities are contemporaneously purchased by the U.S. Underwriters.


The  International  Managers and the U.S.  Underwriters are hereinafter  called, collectively,  the  "Underwriters"  and,  individually,  an  "Underwriter";  the
Initial International Securities and the Initial U.S. Securities are hereinafter
collectively  called  the  "Initial   Securities";   the  International   Option
Securities and the U.S. Option  Securities are hereinafter  collectively  called the "Option  Securities";  the International  Securities and the U.S. Securities
are hereinafter collectively called the "Securities"; and this Agreement and the
U.S.  Purchase  Agreement are hereinafter  called,  collectively,  the "Purchase
Agreements" and, individually, a "Purchase Agreement".


The Underwriters  will concurrently  enter into an  Intersyndicate  Agreement of
even  date  herewith  (the   "Intersyndicate   Agreement")   providing  for  the
coordination of certain  transactions among the Underwriters under the direction of Merrill Lynch & Co., Merrill Lynch,  Pierce,  Fenner & Smith Incorporated (in
such capacity, the "Global Coordinator").


The Company  and the  Selling  Shareholders  understand  that the  International
Managers propose to make a public offering of the International Securities as soon as the Lead Managers deem advisable after this Agreement has been executed and delivered.


The  Company  has  filed  with  the  Securities  and  Exchange  Commission  (the
"Commission") a registration  statement on Form S-3 (No.  333-73447) and certain amendments  thereto  covering  the  registration  of the  Securities  under  the
Securities  Act of 1933,  as amended  (the "1933  Act"),  including  the related preliminary prospectus or prospectuses. Promptly after execution and delivery of this  Agreement,  the Company will either (i) prepare and file an  international prospectus and a U.S.  prospectus in accordance with the provisions of Rule 430A
("Rule 430A") of the rules and regulations of the Commission  under the 1933 Act
(the "1933 Act  Regulations")  and paragraph (b) of Rule 424 ("Rule  424(b)") of the 1933 Act  Regulations  or (ii) if the  Company has elected to rely upon Rule
434 ("Rule 434") of the 1933 Act  Regulations,  prepare and file a term sheet (a
"Term Sheet") in accordance with the provisions of Rule 434 and Rule 424(b). Two forms of prospectus  are to be used in connection  with the offering and sale of the  Securities:  one  relating to the  International  Securities  (the "Form of
International Prospectus") and one relating to the U.S. Securities (the "Form of
U.S.  Prospectus").  The Form of U.S.  Prospectus  is  identical  to the Form of
International  Prospectus,  except for the front  cover and back cover pages and the information under the caption  "Underwriting".  The information  included in any such  prospectus  or in any such Term  Sheet,  as the case may be,  that was omitted from such  registration  statement at the time it became  effective  but that is deemed to be part of such  registration  statement at the time it became effective  (a)  pursuant to  paragraph  (b) of Rule 430A is referred to as "Rule
430A Information" or (b) pursuant to paragraph (d) of Rule 434 is referred to as
"Rule 434 Information". Each Form of U.S. Prospectus and Form of U.S. Prospectus
used before such  registration  statement became  effective,  and any prospectus that  omitted,  as  applicable,  the  Rule  430A  Information  or the  Rule  434
Information  that was used after such  effectiveness  and prior to the execution and delivery of this  Agreement,  is herein called,  together with the documents incorporated or deemed to be incorporated by reference  therein pursuant to Item
12 of Form S-3 under the 1933 Act, a "preliminary prospectus". Such registration statement,  including the exhibits thereto,  schedules thereto,  if any, and the documents  incorporated  or  deemed  to be  incorporated  by  reference  therein pursuant  to Item 12 of Form S-3  under  the  1933  Act,  at the time it  became effective and including the Rule 430A  Information and the Rule 434 Information,
as applicable, is herein called the "Registration  Statement".  Any registration statement  filed  pursuant to Rule 462(b) of the 1933 Act  Regulations is herein referred to as the "Rule 462(b) Registration  Statement",  and after such filing the term  "Registration  Statement"  shall include the Rule 462(b)  Registration
Statement. The final Form of International Prospectus and the final Form of U.S.
Prospectus,  in each case including the documents  incorporated  or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933
Act, in the  respective  forms first  furnished to the  Underwriters  for use in connection  with the  offering of the  Securities,  are herein  called the "U.S.
Prospectus" and the "U.S.  Prospectus",  respectively,  and,  collectively,  the
"Prospectuses" and, individually, a "Prospectus".  If Rule 434 is relied on, the terms  "International  Prospectus"  and  "U.S.  Prospectus"  shall  refer to the international  preliminary  prospectus dated March 15, 1999 and U.S. preliminary prospectus dated March 15, 1999, respectively, each together with the applicable
Term  Sheet,  and  all  references  in  this  Agreement  to  the  date  of  such
Prospectuses  shall mean the date of the applicable Term Sheet.  For purposes of this Agreement,  all references to the Registration  Statement,  any preliminary prospectus,  the International Prospectus, the U.S. Prospectus or any Term Sheet
or any  amendment  or  supplement  to any of the  foregoing  shall be  deemed to include  the copy filed with the  Commission  pursuant  to its  Electronic  Data
Gathering, Analysis and Retrieval system ("EDGAR").


All references in this Agreement to financial statements and schedules and other information which is "given", "set forth", "described", "contained" "included" or "stated" in the Registration Statement, any preliminary prospectus or any Prospectus (and all other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which is incorporated or deemed to be incorporated by reference in the Registration
Statement,  such preliminary prospectus or such Prospectus,  as the case may be;
and all references in this Agreement to amendments to the Registration Statement or amendments or supplements to any preliminary prospectus or any Prospectus shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934, as amended (the "1934 Act"), which is incorporated or deemed to be incorporated by reference in the Registration
Statement, such preliminary prospectus or such Prospectus, as the case may be.


As used in this Agreement, "Standstill Agreement" means the Standstill Agreement dated as of May 17, 1996 by and between Rykoff-Sexton, Inc., a Delaware corporation, and the ML Entities (as defined therein), "Support Agreement" means the Amended and Restated Support Agreement, dated as of June 30, 1997, by and among JP Foodservice, Inc., a Delaware corporation, Merrill Lynch Capital
Partners, Inc. and the other persons whose names are set forth on the signature pages thereof and acknowledged by Rykoff-Sexton, Inc., and "Supplemental
Agreement" means a Supplemental Agreement substantially in the form of Exhibit C hereto among the Company, U.S. Foodservice, Inc., a Delaware corporation
("USF"), and the other parties thereto.


SECTION 17.       Representations and Warranties.

(a) Representations and Warranties by the Company. The Company represents and warrants to each International Manager as of the date hereof, as of the Closing
Time referred to in Section 2(c) hereof, and as of each Date of Delivery (if any) referred to in Section 2(b) hereof, and agrees with each International
Manager, as follows:

(i)      Compliance  with  Registration  Requirements.  The  Company  meets  the requirements  for use of Form  S-3  under  the  1933  Act.  Each of the
         Registration  Statement and any Rule 462(b) Registration  Statement has
         become  effective  under the 1933 Act and no stop order  suspending the
         effectiveness  of  the  Registration   Statement  or  any  Rule  462(b)
         Registration  Statement  has  been  issued  under  the  1933 Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company,  are contemplated by the Commission,  and any request on the part of the Commission  for  additional  information has been complied with.


                  At the respective times the Registration  Statement,  any Rule
         462(b) Registration Statement and any post-effective amendments thereto became  effective  and at the Closing Time (and,  if any  International
         Option  Securities  are  purchased,  at  each  Date of  Delivery),  the
         Registration Statement,  the Rule 462(b) Registration Statement and any
         amendments  thereto  complied and will comply in all material  respects with the  requirements of the 1933 Act and the 1933 Act Regulations and
         did not and will not contain an untrue  statement of a material fact or omit to  state  a  material  fact  required  to be  stated  therein  or necessary to make the statements therein not misleading. Neither of the
         Prospectuses nor any amendments or supplements thereto, at the time the
         Prospectuses  or any amendments or supplements  thereto were issued and at the Closing Time (and, if any  International  Option  Securities are
         purchased,  at each Date of  Delivery),  included  or will  include  an untrue  statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances  under which they were made, not misleading.
         If Rule 434 is used, the Company will comply with the  requirements  of
         Rule 434. The  representations  and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement or the International Prospectus made in reliance upon and in conformity
         with   information   furnished   to  the  Company  in  writing  by  any
         International  Manager  through the Lead Managers  expressly for use in the Registration Statement or the U.S. Prospectus.


                  Each preliminary prospectus and each prospectus filed as part of the Registration Statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424, complied when so filed in all material respects with the 1933 Act Regulations and each preliminary prospectus and each of the Prospectuses delivered to the Underwriters for use in connection with this offering was identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.


     (ii) Incorporated Documents. The documents incorporated or deemed to be incorporated by reference in the Registration Statement and the Prospectuses, at the respective times they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission thereunder (the "1934 Act Regulations") and, when read together with the other information in the Prospectuses, (A) at the time the Registration Statement became effective did not contain and, at the time any Rule 462(b) Registration Statement becomes effective, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (B) at the time the Prospectuses were issued and at the Closing Time (and, if any International Option Securities are purchased, at each Date of Delivery), did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.


     (iii)Independent Accountants. The accountants who certified the financial statements and supporting schedules included in the Registration
          Statement are independent  public  accountants as required by the 1933
          Act and the 1933 Act Regulations.


     (iv) Financial  Statements.   The  financial  statements  included  in  the
          Registration Statement and the Prospectuses, together with the related schedules  and notes,  present  fairly the  financial  position of the
          Company and its  consolidated  subsidiaries at the dates indicated and the statement of  operations,  stockholders'  equity and cash flows of
          the  Company  and  its  consolidated   subsidiaries  for  the  periods
          specified,  after giving effect to the  restatement  of such financial statements  to reflect  acquisitions  made by the  Company  which,  in accordance  with  GAAP  (as  defined  below),  were  accounted  for as poolings of interests; such financial statements have been prepared in conformity  with generally  accepted  accounting  principles  ("GAAP")
          applied on a consistent basis throughout the periods involved; and the combination of the Company's  consolidated  financial  statements with
          the    financial     statements    of    businesses     acquired    in
          pooling-of-interests transactions has been prepared in accordance with
          GAAP. The supporting  schedules,  if any, included in the Registration
          Statement  present  fairly in  accordance  with  GAAP the  information required  to be stated  therein.  The summary  financial  data and the selected  financial data included in the  Prospectuses  present fairly the  information  shown  therein  and have  been  compiled  on a basis consistent with that of the financial  statements from which such data were  derived.  No pro forma  financial  statements,  and no financial statements  of any  entity or  business  other  than the  consolidated financial statements of the Company and its consolidated  subsidiaries as of June 28, 1997 and June 27, 1998, for the fiscal years ended June
          29, 1996,  June 28, 1997 and June 27, 1998,  as of September 26, 1998,
          for the three months ended  September 27, 1997 and September 26, 1998, as of December 26, 1998 and for the three and six-month  periods ended
          December  27,  1997  and  December  26,  1998,  are  included  in  the
          Registration Statement or the Prospectuses.


     (v) No Material Adverse Change in Business. Since the respective dates as of which information is given in the Registration Statement and the Prospectuses, except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a "Material Adverse
          Effect"), (B) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise and (C) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.


     (vi) Good Standing of the Company.  The Company has been duly organized and is validly  existing as a corporation  in good standing under the laws of the State of Delaware and has the corporate  power and authority to own,  lease and operate its  properties and to conduct its business as described  in the  Prospectuses  and to  enter  into and  perform  its
          obligations  under  the  Purchase   Agreements  and  the  Supplemental
          Agreement;  and the Company is duly qualified as a foreign corporation
          to  transact   business  and  is  in  good   standing  in  each  other
          jurisdiction  in which  such  qualification  is  required,  whether by reason of the  ownership  or leasing  of  property  or the  conduct of business,  except  where the  failure  so to  qualify or to be in good standing would not result in a Material Adverse Effect.


          (vii)Good  Standing of  Subsidiaries.  Each  subsidiary of the Company has been  duly  organized  and is  validly  existing  and in good standing under the laws of the jurisdiction of its  organization, has the corporate  power and authority or the power and authority as a limited liability  company,  limited  partnership or general partnership,  as the case may be, to own,  lease and  operate its properties  and to  conduct  its  business  as  described  in the
               Prospectuses and is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required,  whether  by  reason of the  ownership  or  leasing  of property or the conduct of business,  except where the failure so to  qualify  or to be in good  standing  would  not  result  in a
               Material  Adverse Effect;  and, except as otherwise  disclosed in the Registration Statement, (A) all of the issued and outstanding capital stock of each such  subsidiary  that is a corporation has been  duly  authorized  and  validly  issued,  is fully  paid and non-assessable  and is owned by the Company,  directly or through
               wholly-owned  subsidiaries,   free  and  clear  of  any  security
               interest,  mortgage, pledge, lien, encumbrance,  claim or equity, and none of the  outstanding  shares of capital stock of any such subsidiary  were issued in violation of the preemptive or similar rights of any security holder of such subsidiary,  (B) all of the issued and outstanding  limited  liability  company  interests of each such subsidiary that is a limited liability company, if any, have been duly authorized and validly issued,  are fully paid and non-assessable and are owned by the Company,  directly or through
               wholly-owned  subsidiaries,   free  and  clear  of  any  security
               interest,  mortgage, pledge, lien, encumbrance,  claim or equity, and none of the outstanding  limited  liability company interests of any such subsidiary were issued in violation of the preemptive or similar rights of any security holder of such subsidiary,  and
               (C)  all  of the  issued  and  outstanding  limited  and  general
               partnership   interests  of  each  such   subsidiary  that  is  a
               partnership  have been duly authorized and validly issued and are
               owned  by  the   Company,   directly   or  through   wholly-owned
               subsidiaries,  free and clear of any security interest, mortgage, pledge,  lien,  encumbrance,  claim  or  equity,  and none of the outstanding limited or general partnership  interests of any such subsidiary  were issued in violation of the preemptive or similar rights of any security holder of such subsidiary.



          (viii) Revenues and Assets of Subject Subsidiaries. As of December 26,
               1998 and for the six  months  then  ended,  the  Company  and the subsidiaries  of the  Company  listed on  Schedule D hereto  (the
               "Subject  Subsidiaries")  had total  net  sales and total  assets
               (determined on a consolidated  basis in accordance  with GAAP but excluding  therefrom  all amounts  attributable  to (A) any other subsidiary  and  (B) any  investment  (other  than an  investment classified as a cash equivalent in accordance with GAAP) or other equity  interest in any entity that is not a Subject  Subsidiary)
               of not  less  than  70% of net  sales  and 70% of  total  assets, respectively, of the Company and its subsidiaries determined on a
               consolidated   basis  in  accordance   with  GAAP.  Each  Subject
               Subsidiary is a corporation  and Schedule D accurately sets forth the jurisdiction of incorporation of each Subject Subsidiary.


(ix) Capitalization. All of the issued and outstanding shares of capital stock of the Company (including the Securities to be purchased by the Underwriters from the Selling Shareholders pursuant to the Purchase
         Agreements) have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock of the Company (including the Securities to be purchased by the Underwriters from the Selling Shareholders pursuant to the Purchase
         Agreements) were issued in violation of preemptive or other similar rights of any security holder of the Company.


(x)      Authorization  of  Agreement.  This  Agreement  and the  U.S.  Purchase
         Agreement have been duly authorized, executed and delivered by the Company.



          (xi) Authorization and Description of Securities. The Securities which the  International  Managers and the U.S.  Underwriters  have the option to purchase from the Company have been duly authorized for issuance and sale to the International  Managers pursuant to this
               Agreement  and to the  U.S.  Underwriters  pursuant  to the  U.S.
               Purchase  Agreement,  respectively,  and,  if and when issued and delivered by the Company  pursuant to this Agreement and the U.S.
               Purchase   Agreement,   respectively,   against  payment  of  the
               consideration set forth herein and therein, respectively, will be validly issued, fully paid and non-assessable;  the Common Stock, the Company's  authorized but unissued preferred stock, par value
               $.01 per share (the "Preferred Stock"),  the Company's authorized but  unissued  Preferred  Stock  designated  as  Series  A Junior
               Participating  Preferred  Stock, the Rights Agreement dated as of
               February 19, 1996, as amended (the "Rights  Agreement"),  between the  Company  and The Bank of New  York,  as  rights  agent  (the
               "Rights  Agent"),  and the preferred  share purchase  rights (the
               "Rights") issued under the Rights Agreement conform to all of the
               respective   statements   relating   thereto   contained  in  the
               Prospectuses and such statements  conform to the rights set forth in the instruments  defining such rights; no holder of Securities will be subject to personal  liability  by reason of being such a holder;  and the issuance of the Securities is not subject to the preemptive or other similar rights of any security  holder of the
               Company.



          (xii)Absence of Defaults  and  Conflicts.  Neither the Company nor any
               of its  subsidiaries  is in  violation of its charter or by-laws, partnership  agreement,  limited  liability  company agreement or other  similar  organizational  document  or in  default  in  the performance or observance of any obligation,  agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust,  loan or  credit  agreement,  note,  lease or any other agreement  or  instrument  to  which  the  Company  or any of its subsidiaries  is a party  or by  which  it or any of them  may be bound,  or to which any of the  property or assets of the Company or any subsidiary is subject  (collectively,  the "Agreements and
               Instruments")  except for such  violations or defaults that would not have a Material Adverse Effect;  and the execution,  delivery and performance of the Purchase  Agreements and the  consummation of the transactions  contemplated in the Purchase  Agreements and
               in  the  Registration   Statement  (including  the  sale  to  the
               Underwriters  and  public  offering  of the  Securities,  and the
               issuance  and  sale  (if  any)  of  the   Securities   which  the
               Underwriters  have  the  option  to  purchase  from  the  Company pursuant to the Purchase  Agreements  and the use of the proceeds therefrom by the Company as described in the  Prospectuses  under the caption "Use of Proceeds") and compliance by the Company with its  obligations  under the  Purchase  Agreements  have been duly authorized by the Company by all necessary  corporate  action and do not and will not, whether with or without the giving of notice or passage of time or both,  conflict with or constitute a breach of, or default or Repayment  Event (as defined  below) under,  or result in the  creation  or  imposition  of any  lien,  charge or encumbrance  upon any  property  or assets of the  Company or any subsidiary  pursuant to, any of the  Agreements  and  Instruments
               (except  for such  conflicts,  breaches  or  defaults  or  liens, charges  or  encumbrances  that  would not  result in a  Material
               Adverse Effect),  nor will such action result in any violation of the provisions of the charter or by-laws,  partnership agreement,
               limited    liability   company   agreement   or   other   similar
               organizational  document of the Company or any  subsidiary or any applicable law, statute, rule, regulation,  judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign,  having jurisdiction over the Company or any subsidiary  or any of  their  respective  assets,  properties  or operations.  As used herein, a "Repayment  Event" means any event or  condition  which gives the holder of any note,  debenture  or other  evidence  of  indebtedness  (or any person  acting on such holder's behalf) the right to require the repurchase,  redemption or  repayment  of all or a portion  of such  indebtedness  by the
               Company or any subsidiary.



          (xiii) Rights Plan. Each share of issued and outstanding  Common Stock
               (including  the  Securities  to be purchased by the  Underwriters
               from  the  Selling   Shareholders   pursuant   to  the   Purchase
               Agreements)  has  one  Right  attached  to it,  and  each  of the
               Securities  which the  Underwriters  have the option to  purchase from the Company pursuant to the Purchase Agreements will, if and when issued,  have one Right  attached to it; and the purchase by the  Underwriters  of the  Securities  to be  purchased  by  them pursuant  to the  Purchase  Agreements  will  not  result  in the occurrence  of a  "Distribution  Date" (as  defined in the Rights
               Agreement) or otherwise  result in the  separation of Rights from the related  Common Stock  certificates  or the  distribution  of separate  certificates  evidencing  the Rights.  Amendment  No. 5 dated as of March 25, 1998 to the Rights  Agreement has been duly authorized,  executed  and  delivered by the Company and has been executed and delivered by the Rights Agent.



          (xiv)Absence of Labor Dispute.  No labor dispute with the employees of the Company or any subsidiary  exists or, to the knowledge of the
               Company,  is  imminent,  and  the  Company  is not  aware  of any existing or imminent labor disturbance by the employees of any of its  or  any  subsidiary's  principal  suppliers,  manufacturers,
               customers  or  contractors,   which,  in  any  such  case,  might
               reasonably be expected to result in a Material Adverse Effect.



          (xv) Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any subsidiary, which is required to be disclosed in the Registration Statement (other than as disclosed therein), or which might reasonably be expected to result in a Material Adverse Effect, or which might reasonably be expected to materially and adversely affect the properties or assets thereof or the consummation of the transactions contemplated in the Purchase Agreements or the performance by the Company or the Selling Shareholders of their respective obligations under the Purchase Agreements; the aggregate of all pending legal or governmental proceedings to which the Company or any subsidiary is a party or of which any of their respective property or assets is the subject which are not described in the Registration
               Statement, including ordinary routine litigation incidental to the businesses of the Company and its subsidiaries, could not reasonably be expected to result in a Material Adverse Effect.



(xvi)    Accuracy of Exhibits.  There are no  contracts  or documents  which are
         required  to  be  described   in  the   Registration   Statement,   the
         Prospectuses or the documents  incorporated by reference  therein or to be filed as exhibits thereto which have not been so described and filed as required.



          (xvii)  Possession  of  Intellectual  Property.  The  Company  and its
               subsidiaries own or possess,  or can acquire on reasonable terms,
               adequate   patents,   patent   rights,   licenses,    inventions,
               copyrights,   know-how   (including   trade   secrets  and  other
               unpatented  and/or   unpatentable   proprietary  or  confidential
               information,  systems or procedures),  trademarks, service marks,
               trade  names  or  other  intellectual   property   (collectively,
               "Intellectual Property") necessary to carry on the businesses now operated  by  them,  and  neither  the  Company  nor  any  of its subsidiaries has received any notice or is otherwise aware of any infringement  of or conflict with asserted  rights of others with
               respect  to  any  Intellectual   Property  or  of  any  facts  or
               circumstances  which  would  render  any  Intellectual   Property
               invalid or  inadequate  to protect the interest of the Company or any  of its  subsidiaries  therein,  and  which  infringement  or conflict (if the subject of any unfavorable  decision,  ruling or finding) or invalidity or inadequacy, singly or in the aggregate, might  reasonably  be  expected  to result in a Material  Adverse
               Effect.



          (xviii)  Absence  of  Further   Requirements.   No  filing  with,   or
               authorization,  approval,  consent, license, order, registration, qualification  or decree of, any court or governmental  authority or agency,  domestic or foreign, is necessary or required for the performance by the Company of its obligations  under the Purchase
               Agreements,  in connection with the sale to the  Underwriters and public  offering of the  Securities  or the issuance and sale, if any, of the Securities which the Underwriters  have the option to purchase from the Company under the Purchase  Agreements,  or for the  consummation of the other  transactions  contemplated by the
               Purchase  Agreements,  except such as have already been  obtained under the 1933 Act or the 1933 Act Regulations and such as may be required under state securities or blue sky laws.



          (xix)Possession   of  Licenses  and  Permits.   The  Company  and  its
               subsidiaries possess such permits, licenses,  approvals, consents and other authorizations (collectively,  "Governmental Licenses")
               issued  by the  appropriate  federal,  state,  local  or  foreign regulatory agencies or bodies necessary to conduct the businesses now  operated by them;  the Company and its  subsidiaries  are in compliance with the terms and conditions of all such Governmental
               Licenses, except where the failure so to comply would not, singly or in the aggregate,  have a Material Adverse Effect;  all of the
               Governmental  Licenses  are valid and in full  force and  effect, except when the invalidity of such  Governmental  Licenses or the failure  of such  Governmental  Licenses  to be in full force and effect would not have a Material Adverse Effect;  and neither the
               Company nor any of its  subsidiaries  has  received any notice of proceedings  relating to the  revocation or  modification  of any such Governmental Licenses which, singly or in the aggregate,  if the subject of an unfavorable decision,  ruling or finding, would result in a Material Adverse Effect.



          (xx) Title to Property. The Company and its subsidiaries have good and marketable title to all real property owned by them and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as
               (a) are described in the Prospectuses or (b) do not, singly or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its subsidiaries; and all of the leases and subleases material to the business of the Company and its subsidiaries, considered as one enterprise, and under which the Company or any of its subsidiaries holds properties described in the Prospectuses, are in full force and effect, and neither the Company nor any of its subsidiaries has any notice of any claim that has been asserted by anyone adverse to the rights of the Company or any of its subsidiaries under any of the leases or subleases referred to above, or affecting or questioning the rights of the Company or such subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease, which, singly or in the aggregate, might reasonably be expected to result in a Material Adverse
               Effect.



          (xxi)Compliance with Cuba Act. To the extent applicable, the Company has complied with, and is and will be in compliance with, the provisions of that certain Florida act relating to disclosure of doing business with Cuba, codified as Section 517.075 of the Florida statutes, and the rules and regulations thereunder
               (collectively, the "Cuba Act") or is exempt therefrom.



          (xxii)  Investment  Company  Act.  The  Company  is not,  and upon the
               issuance  and  sale  (if  any)  of  the   Securities   which  the
               Underwriters  have  the  option  to  purchase  from  the  Company pursuant to the Purchase  Agreements  and the  application of the net proceeds therefrom as described in the Prospectuses, will not be,  an  "investment  company"  or an entity  "controlled"  by an
               "investment company", as such terms are defined in the Investment
               Company Act of 1940, as amended (the "1940 Act").



          (xxiii)  Environmental  Laws.  Except as described in the Registration
               Statement  and except as would not,  singly or in the  aggregate, result in a Material Adverse Effect,  (A) neither the Company nor any of its  subsidiaries  is in violation of any federal,  state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any  judicial  or  administrative interpretation thereof,  including any judicial or administrative order,  consent,  decree or  judgment,  relating to  pollution or protection of human health, the environment  (including,  without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws  and  regulations  relating  to the  release  or  threatened release of chemicals,  pollutants,  contaminants,  wastes,  toxic substances, hazardous substances, petroleum or petroleum products
               (collectively,  "Hazardous  Materials")  or to  the  manufacture, processing,  distribution,  use,  treatment,  storage,  disposal, transport  or  handling  of  Hazardous  Materials  (collectively,
               "Environmental  Laws"), (B) the Company and its subsidiaries have all permits,  authorizations  and  approvals  required  under any applicable Environmental Laws and are each in compliance with the requirements of such Environmental Laws, permits,  authorizations
               and   approvals,   (C)  there  are  no  pending   or   threatened
               administrative,  regulatory or judicial actions,  suits, demands, demand  letters,  claims,  liens,  notices  of  noncompliance  or
               violation,   investigation   or   proceedings   relating  to  any
               Environmental  Law against the Company or any of its subsidiaries
               and  (D)  there  are  no  events  or  circumstances   that  might
               reasonably be expected to form the basis of an order for clean-up or remediation,  or an action,  suit or proceeding by any private party or  governmental  body or agency,  against or affecting the
               Company  or  any  of  its  subsidiaries   relating  to  Hazardous
               Materials or any Environmental Laws.



          (xxiv) NYSE.  The  outstanding  shares of Common Stock  (including the
               Securities to be sold by the Selling Shareholders to the Underwriters under the Purchase Agreements) are listed on the New
               York Stock Exchange and the Securities which the Underwriters have the option to purchase from the Company pursuant to the Purchase Agreements have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange.



          (xxv)Stock  Certificates.  The certificates  evidencing the Securities sold by the Selling Shareholders to the Underwriters  pursuant to
               the  Purchase   Agreements   will  not,   upon  delivery  to  the
               Underwriters,  bear any restrictive  legends or be subject to any stop transfer instructions or similar restrictions on transfer.


          (xxvi) Registration Rights.  Except for the instruments and agreements listed on  Schedule  E hereto  (collectively,  the  "Registration
               Rights  Agreements"),  there  are  no  contracts,  agreements  or understandings between the Company or any of its subsidiaries, on the one hand,  and any person,  on the other hand,  granting such
               person  the  right  to  require   the   Company  or  any  of  its
               subsidiaries to file a registration  statement under the 1933 Act
               with   respect  to  any   securities   (other  than   contractual
               obligations  by the Company to file  registration  statements  on
               Form S-8 covering  issuances of its Common Stock  pursuant to its employee or director stock,  bonus or  compensation  plans) or to require the Company or any of its  subsidiaries  to include  such securities  in any  registration  statement  filed by the Company under the 1933 Act or in any public offering of securities. True, complete and correct copies of the Registration Rights Agreements have been delivered to the Lead Managers, and, except in the case of the RSI Agreement (as defined in Schedule E hereto),  Schedule
               E  accurately  sets  forth,  for each  such  Registration  Rights
               Agreement,  (i) the total number and type of securities which are entitled to the registration  rights thereunder and (ii) the name of  each  holder  of  any  such  securities  and  the  number  of securities  held  by  each  such  holder.  The  Company  and  its subsidiaries  have complied with all of their  obligations  under
               the  Registration   Rights  Agreements  in  connection  with  the
               transactions  contemplated by the Purchase  Agreements,  and each person  who  has or  would  have  had a  right  to  register  any securities  pursuant to the Registration  Statement or to include any  securities  in the  offerings  contemplated  by the Purchase
               Agreements  has been  offered the  opportunity  to register  such securities pursuant to the Registration  Statement and to include such  securities  in the offerings  contemplated  by the Purchase
               Agreements,  all  in  compliance  with  the  Registration  Rights
               Agreements, and each such person has either waived or elected not to  exercise  such  rights  or  there  has been  included  in the
               Registration  Statement  and the  offerings  contemplated  by the
               Purchase Agreements the number and type of securities such person
               is  entitled  to  include   therein   pursuant  to  the  relevant
               Registration Rights Agreement.



          (xxvii) Supplemental  Agreement.  The Supplemental  Agreement has been duly  authorized,  executed  and  delivered  by,  and is a valid, binding  and  enforceable  agreement  of,  the  Company  and USF, enforceable  against the Company and USF in  accordance  with its
               terms,   except  as   enforcement   thereof  may  be  limited  by
               bankruptcy,  insolvency,  reorganization,   moratorium  or  other
               similar laws relating to or affecting creditors' rights generally or by general equitable  principles;  and the representations and warranties  of the Company and USF set forth in the  Supplemental
               Agreement  are true,  complete and  correct;  and, at the Closing
               Time, the Standstill  Agreement will have been terminated and the
               Support  Agreement  will  have  been  terminated  to  the  extent provided in the Supplemental Agreement.


          (xxviii)  No  Right  of  First  Refusal.  Assuming  that  the  Selling
               Shareholders comply, in connection with the Offering Transactions
               (as defined in the Supplemental Agreement), with their respective obligations under Section 4.1(c) of the Standstill Agreement as amended by the Supplemental Agreement, neither the Company nor any of its subsidiaries has any right of first refusal or other similar right to purchase any of the Securities to be sold by the Selling Shareholders to the Underwriters pursuant to the Purchase
               Agreements.



          (xxix) Webb Lock-Up.  The Company has, on the date of this  Agreement, delivered  to each of J.  Christopher  Reyes,  M. Jude  Reyes and
               David K.  Reyes  (the  "Webb  Holders"),  with a copy to  Katten,
               Muchen & Zavis, attention: Stephen B. Napolitano,  written notice pursuant to Section 5(e) of the Webb  Registration  Agreement (as
               defined  in  Schedule  E  hereto)  stating  that the  Company  is invoking the  restrictions  set forth in Section 5(e) of the Webb
               Registration Agreement and that the Webb Holders may not offer or sell any Common  Stock,  or any  securities  convertible  into or exchangeable  for Common Stock  (whether or not such Common Stock constitutes  Registrable  Securities  (as  defined  in  the  Webb
               Registration Agreement),  and however acquired) during the period of 90 days from the date of this  Agreement;  and such notice has
               been  delivered  in  accordance   with  the   applicable   notice
               provisions of the Webb  Registration  Agreement.  The Company has
               delivered written stop transfer instructions to the registrar and transfer agent (the  "Transfer  Agent") for the Common Stock with respect to 358,423 shares of Common Stock owned by J. Christopher
               Reyes,  358,423 shares of Common Stock owned by M. Jude Reyes and
               179,211   shares  of  Common  Stock  owned  by  David  K.  Reyes,
               constituting all of the shares of Common Stock issued to the Webb
               Holders  pursuant to the Stock  Purchase  Agreement,  and, in the event that any  additional  shares of Common  Stock are issued to any of the Webb Holders pursuant to the Stock Purchase  Agreement during the aforesaid 90-day period,  the Company has delivered or will  deliver  stop  transfer  instructions  with respect to such shares to the Transfer Agent prior to the issuance  thereof.  The
               Company agrees that,  during the 90-day period referred to in the first  sentence  of this  paragraph,  it will not amend or modify
               Section  5(e) of the Webb  Registration  Agreement  or grant  any waiver thereunder, or rescind any such stop transfer instructions or grant any waiver  thereunder,  in each case  without the prior written consent of the Global  Coordinator,  and that the Company will,  during such 90-day period,  take such action as the Global
               Coordinator  may reasonably  request to enforce the  restrictions set forth in Section 5(e) of the Webb Registration  Agreement and
               such stop transfer instructions.



(b)  Representations  and Warranties by the Selling  Shareholders.  Each Selling
Shareholder, severally and not jointly, represents and warrants to each International Manager as of the date hereof and as of the Closing Time, and agrees with each International Manager, as follows, except that only ML Offshore
LBO Partnership No. B-XVIII and ML Offshore LBO Partnership No. XIII make the representations and warranties set forth in subparagraph (ix) of this Section
1(b):



          (i)  Accurate  Disclosure.  At the respective  times the  Registration
               Statement,  and the Rule 462(b)  Registration  Statement  and any
               post-effective   amendments  thereto  became  effective  and  the
               Closing Time (and, if any Option  Securities  are  purchased,  at each Date of  Delivery),  the  Registration  Statement,  the Rule
               462(b) Registration  Statement and any amendments and supplements thereto  did not and will not  contain an untrue  statement  of a material  fact or omit to state a material  fact  required  to be stated  therein or necessary to make the  statements  therein not misleading, and neither of the Prospectuses nor any amendments or
               supplements   thereto,  at  the  time  the  Prospectuses  or  any
               amendments or supplements  thereto were issued and at the Closing
               Time (and, if any International  Option Securities are purchased, at each Date of  Delivery),  included  or will  include an untrue statement  of a material  fact or omitted or will omit to state a material fact necessary in order to make the statements  therein, in the light of the circumstances under which they were made, not misleading;  provided that the  representations and warranties in this  subparagraph  (i)  shall  only  apply to  statements  in or omissions  from  the  Registration  Statement,  any  Rule  462(b)
               Registration  Statement,  the  Prospectuses and any amendments or supplements  thereto made in reliance upon and in conformity with information  furnished  or confirmed in writing to the Company by or on behalf of such Selling Shareholder expressly for use in the
               Registration  Statement  or any  Prospectus  or any  amendment or supplement thereto;  and such Selling Shareholder is not prompted to sell the  Securities  to be sold by such  Selling  Shareholder under the Purchase  Agreements by any information  concerning the
               Company or any  subsidiary  of the Company which is not set forth in the Prospectuses.



          (ii) Authorization  of Agreements.  Such Selling  Shareholder has been duly organized and is validly existing and in good standing under the laws of the  jurisdiction of its  organization.  Such Selling
               Shareholder  has full  right,  power and  authority  to  execute, deliver and perform its obligations under the Purchase Agreements and to sell,  transfer and deliver the  Securities  to be sold by such  Selling  Shareholder  under the  Purchase  Agreements.  The execution and delivery of the Purchase Agreements by such Selling
               Shareholder,  the sale and delivery of the  Securities to be sold by such Selling  Shareholder  pursuant to the Purchase Agreements and the  consummation of the other  transactions  contemplated by
               the  Purchase   Agreements,   and   compliance  by  such  Selling
               Shareholder  with its obligations  under the Purchase  Agreements have been duly authorized by such Selling  Shareholder and do not and will not,  whether  with or  without  the giving of notice or passage of time or both, conflict with or constitute a breach of, or default under,  or result in the creation or imposition of any lien, charge or encumbrance upon any of the Securities to be sold by such Selling  Shareholder  or any other  property or assets of such Selling  Shareholder  pursuant to, any contract,  indenture, mortgage, deed of trust, loan or credit agreement, note, license, lease or other  agreement  or  instrument  to which such  Selling
               Shareholder is a party or by which such Selling  Shareholder  may be  bound,  or to which  any of the  property  or  assets of such
               Selling  Shareholder  is subject,  nor will such action result in any  violation  of the  provisions  of the  charter  or  by-laws, limited  partnership  agreement or other  similar  organizational documents of such Selling  Shareholder  or the  provisions of any applicable law, statute, rule, regulation,  judgment, order, writ or decree of any government, government instrumentality or court, domestic  or  foreign,  having  jurisdiction  over  such  Selling
               Shareholder or any of its properties.



          (iii)Good and Marketable Title. Such Selling Shareholder has, and will at the Closing Time have, good and marketable title to the Securities to be sold by such Selling Shareholder under the Purchase Agreements, free and clear of any security interest, mortgage, pledge, lien, charge, claim, equity or encumbrance of any kind, other than pursuant to the Purchase Agreements; upon delivery of such Securities and payment of the purchase price therefor as contemplated in the Purchase Agreements, assuming none of the Underwriters has notice of an "adverse claim" (within the meaning of Section 8-102(a)(1) of the Uniform Commercial Code of the State of New York (the "UCC")) with respect to such Securities, each of the Underwriters will receive good and marketable title to the Securities purchased by it from such Selling Shareholder, free and clear of any security interest, mortgage, pledge, lien, charge, claim, equity or encumbrance of any kind, and will be a "protected purchaser" within the meaning of UCC Section 8-303; and the Securities to be sold by such Selling Shareholder are not subject to any option, warrant, put, call, right of first refusal or other right to acquire or purchase any such Securities.



          (iv) Purchase Agreements. Each of the International Purchase Agreement and the U.S. Purchase Agreement has been duly authorized, executed and delivered by such Selling Shareholder.


          (v) Absence of Manipulation. Such Selling Shareholder has not taken, and, during the period from and including the date of this Agreement and ending at such time as the distribution of the Securities contemplated by the Purchase Agreements has been completed, will not take, directly or indirectly, any action which is designed to or which has constituted or which might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.


          (vi) Absence of Further  Requirements.  No filing  with,  or  consent, approval,  authorization,  order, registration,  qualification or decree  of,  any  court  or  governmental  authority  or  agency, domestic or foreign, is necessary or required for the performance by such Selling Shareholder of its obligations under the Purchase
               Agreements  or in  connection  with the sale and delivery by such
               Selling  Shareholder of the Securities to be sold by it under the
               Purchase   Agreements  or  the   consummation   by  such  Selling
               Shareholder  of  the  other  transactions   contemplated  by  the
               Purchase Agreements, except such as may have previously been made or obtained or as may be required  under the 1933 Act or the 1933
               Act Regulations or state securities or blue sky laws.



          (vii)Restriction  on Sale of  Securities.  During a period  of 90 days from the date of this Agreement,  such Selling  Shareholder  will not, without the prior written consent of the Global Coordinator, directly or  indirectly,  (i) offer,  pledge,  sell,  contract to sell,  sell any option or  contract  to  purchase,  purchase  any option or  contract to sell,  grant any option,  right or warrant for the sale of or otherwise  dispose of or transfer  (including, without  limitation,  by  distribution  to the limited  partners, stockholders  or other  holders of equity  interests,  if any, in such  Selling  Shareholder)  any  shares of  Common  Stock or any securities convertible into or exchangeable or exercisable for or repayable  with  Common  Stock,  whether  now owned or  hereafter acquired by such  Selling  Shareholder  or with  respect to which such Selling  Shareholder has or hereafter  acquires the power of disposition,  or file  or  cause  to be  filed  any  registration statement under the 1933 Act with respect to any of the foregoing or cause any of the  foregoing  to be included in a  registration statement  under  the  1933 Act by  means  of any  piggy-back  or similar  registration  rights or (ii)  enter into any swap or any other  agreement or transaction  that  transfers,  in whole or in part,  the economic  consequence of ownership of the Common Stock or any securities convertible into or exchangeable or exercisable for or  repayable  with  Common  Stock,  whether any such swap or other  agreement or  transaction  described in clause (i) or (ii)
               above is to be  settled  by  delivery  of  Common  Stock or other securities,  in cash or otherwise.  The foregoing  sentence shall
               not  apply  to  the   Securities  to  be  sold  by  such  Selling
               Shareholder under the Purchase Agreements.



          (viii) Certificates Suitable for Transfer. Certificates for all of the Securities to be sold by such Selling Shareholder pursuant to the Purchase Agreements, in form suitable for transfer by delivery and accompanied by duly executed stock powers endorsed in blank or otherwise endorsed for transfer with signatures guaranteed, will be delivered to the registrar and transfer agent for the Common Stock no later than 48 hours prior to the Closing Time.



          (ix) Submission to  Jurisdiction.  Each of ML Offshore LBO Partnership
               No.  B-XVIII and ML  Offshore  LBO  Partnership  No. XIII has the
               power to submit,  and  pursuant to this  Agreement  has  legally,
               validly,   effectively   and   irrevocably   submitted,   to  the
               jurisdiction  of any  federal  or state  court in the  Borough of
               Manhattan,  The City of New York, and has the power to designate, appoint and empower and pursuant to this  Agreement  has legally, validly,  effectively and irrevocably  designated,  appointed and empowered  an  agent  for  service  of  process  in any  suit  or proceeding  based  on or  arising  under  this  Agreement  in any federal or state court in the Borough of  Manhattan,  The City of
               New York, as provided in Section 12 hereof.



(c) Certificates. Any certificate signed by any officer of the Company or any of its subsidiaries and delivered to the Global Coordinator, the Lead Managers or counsel for the International Managers shall be deemed a representation and warranty by the Company to each Underwriter as to the matters covered thereby;
and any certificate signed by or on behalf of any Selling Shareholder and delivered to the Global Coordinator, the Lead Managers or counsel for the International Managers pursuant to the terms of this Agreement shall be deemed a representation and warranty by such Selling Shareholder to each Underwriter as to the matters covered thereby.



SECTION 18.       Sale and Delivery to International Managers; Closing.


(a)  Initial  Securities.  On the basis of the  representations  and  warranties herein contained and subject to the terms and conditions  herein set forth, each of the Selling Shareholders,  severally and not jointly,  agrees to sell to each
International  Manager,  severally  and  not  jointly,  and  each  International
Manager,  severally  and not  jointly,  agrees to  purchase  from  each  Selling
Shareholder,  at the price per share set forth in Schedule C, that proportion of the number of Initial International  Securities set forth in Schedule B opposite the name of such Selling  Shareholder which the number of Initial  International
Securities  set forth in  Schedule  A  opposite  the name of such  International
Manager,  plus any additional number of Initial  International  Securities which such Underwriter may become obligated to purchase  pursuant to the provisions of
Section  10  hereof,  bears  to  the  total  number  of  Initial   International
Securities,  subject,  in each case, to such adjustments among the International
Managers as the Lead Managers in their sole  discretion  shall make to eliminate any sales or purchases of fractional securities.


(b) Option Securities. In addition, on the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company hereby grants an option to the International Managers, severally and not jointly, to purchase up to an additional 234,267 shares of Common Stock, as set forth in Schedule B, at the price per share set forth in Schedule C, less an amount per share equal to any dividends or distributions declared by the Company and payable on the Initial International Securities but not payable on the International Option Securities. The option hereby granted will expire 30 days after the date hereof and may be exercised in whole or in part from time to time only for the purpose of covering over-allotments which may be made in connection with the offering and distribution of the Initial
International Securities upon notice by the Global Coordinator to the Company setting forth the number of International Option Securities as to which the several International Managers are then exercising the option and the time and date of payment and delivery for such International Option Securities. Any such time and date of delivery for the International Option Securities (a "Date of Delivery") shall be determined by the Global Coordinator, but shall not be later than seven full business days after the exercise of such option, nor in any event prior to the Closing Time, as hereinafter defined. If the option is exercised as to all or any portion of the International Option Securities, each of the International Managers, acting severally and not jointly, will purchase that proportion of the total number of International Option Securities then being purchased which the number of Initial International Securities set forth in Schedule A opposite the name of such International Manager, plus any additional number of Initial International Securities which such Underwriter may become obligated to purchase pursuant to the provisions of Section 10 hereof, bears to the total number of Initial International Securities, subject in each case to such adjustments as the Global Coordinator in its discretion shall make to eliminate any sales or purchases of fractional shares.


(c) Payment. Payment of the purchase price for, and delivery of certificates for, the Initial Securities shall be made at the offices of Brown & Wood LLP, One World Trade Center, New York, New York 10048, or at such other place as shall be agreed upon by the Global Coordinator and the Company, at 9:00 A.M.
(New York City time) on the third (fourth, if the pricing occurs after 4:30 P.M.
(Eastern time) on any given day) business day after the date hereof (unless postponed in accordance with the provisions of Section 10 hereof), or such other time not later than ten business days after such date as shall be agreed upon by the Global Coordinator and the Company (such time and date of payment and delivery being herein called the "Closing Time").



In addition, in the event that any or all of the International Option Securities are purchased by the International Managers, payment of the purchase price for, and delivery of certificates for, such International Option Securities shall be made at the above-mentioned offices, or at such other place as shall be agreed upon by the Global Coordinator and the Company, on each Date of Delivery as specified in the notice from the Global Coordinator to the Company.


Payment shall be made to the Selling Shareholders by wire transfer or intra-bank transfer  of  immediately  available  funds to the  accounts  designated  by the
Selling Shareholders or Merrill Lynch Capital Partners,  Inc. and payment to the
Company shall be made by wire transfer of immediately  available funds to a bank account  designated  by the Company,  in each case against  delivery to the Lead
Managers  for  the  respective   accounts  of  the  International   Managers  of
certificates  for the  International  Securities  to be purchased by them. It is understood that each International Manager has authorized the Lead Managers, for its  account,  to accept  delivery  of,  receipt  for,  and make  payment of the purchase price for, the Initial  International  Securities and the International
Option  Securities,  if any,  which it has agreed to  purchase.  Merrill  Lynch, individually and not as representative of the International  Managers,  may (but shall not be obligated  to) make  payment of the purchase  price for the Initial
International  Securities or the International Option Securities,  if any, to be
purchased by any International Manager whose funds have not been received by the
Closing  Time or the  relevant  Date of  Delivery,  as the case may be, but such payment  shall not  relieve  such  International  Manager  from its  obligations hereunder.


(d)  Denominations;  Registration.  Certificates  for the Initial  International
Securities and the International Option Securities, if any, shall be in such denominations and registered in such names as the Lead Managers may request in writing at least one full business day before the Closing Time or the relevant
Date  of  Delivery,  as the  case  may be.  The  certificates  for  the  Initial
International Securities and the International Option Securities, if any, will be made available for examination and packaging by the Lead Managers in The City of New York not later than 10:00 A.M. (Eastern time) on the business day prior to the Closing Time or the relevant Date of Delivery, as the case may be.



SECTION 19.   Covenants of the Company.
              The Company covenants with each International Manager as follows:



(a)  Compliance  with  Securities   Regulations  and  Commission  Requests.  The
     Company, subject to Section 3(b), will comply with the requirements of Rule
     430A or Rule 434, as  applicable,  and will  notify the Global  Coordinator immediately,  and confirm the notice in writing,  (i) when the Registration
     Statement,  any Rule 462(b)  Registration  Statement and any post-effective amendment  to the  Registration  Statement  shall  become  effective or any supplement  to any  Prospectus  or any amended  Prospectus  shall have been filed,  (ii) of the receipt of any comments from the  Commission,  (iii) of any  request  by the  Commission  for  any  amendment  to the  Registration
     Statement  or  any  amendment  or  supplement  to  any  Prospectus  or  for additional  information  and (iv) of the issuance by the  Commission of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any preliminary prospectus or
     Prospectus, or of the suspension of the qualification of the Securities for offering or sale in any  jurisdiction,  or of the initiation or threatening of any  proceedings  for any of such  purposes.  The Company will  promptly effect the  filings  necessary  pursuant  to Rule 424(b) and will take such steps as it deems  necessary  to  ascertain  promptly  whether the forms of prospectus  transmitted  for filing  under Rule  424(b) were  received  for filing by the  Commission  and,  in the event  that they were not,  it will promptly  file such  prospectuses.  The Company will make every  reasonable effort to prevent the  issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible moment.


(b) Filing of Amendments. The Company will give the Global Coordinator notice of its intention to file or prepare any amendment to the Registration
     Statement (including any filing under Rule 462(b)), any Term Sheet or any amendment, supplement or revision to either of the prospectuses included in the Registration Statement at the time it became effective or to either of the Prospectuses, whether pursuant to the 1933 Act, the 1934 Act or otherwise, will furnish the Global Coordinator with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Global Coordinator or counsel for the International Managers shall object.


(c) Delivery of Registration Statements. The Company has furnished or will deliver to the Lead Managers and counsel for the International Managers, without charge, four signed copies of the Registration Statement as originally filed and of each amendment thereto (including exhibits filed therewith or incorporated by reference therein and documents incorporated or deemed to be incorporated by reference therein) and signed copies of all consents and certificates of experts, and will also deliver to the Lead
     Managers, without charge, a conformed copy of the Registration Statement as originally filed and of each amendment thereto (without exhibits) for each of the International Managers. The copies of the Registration Statement and each amendment thereto furnished to the International Managers will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation
     S-T.



(d)  Delivery of Prospectuses.  The Company has delivered to each  International
     Manager,  without charge, as many copies of each preliminary  prospectus as such  International  Manager reasonably  requested,  and the Company hereby consents to the use of such copies for purposes  permitted by the 1933 Act.
     The Company will furnish to each  International  Manager,  without  charge, during the period  when the  International  Prospectus  is  required  to be delivered under the 1933 Act or the 1934 Act,  including in connection with market-making  transactions  in the Common Stock,  such number of copies of
     the   International   Prospectus  (as  amended  or  supplemented)  as  such
     International Manager may reasonably request. The International  Prospectus and any amendments or supplements  thereto  furnished to the  International
     Managers will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.



(e)  Continued Compliance with Securities Laws. The Company will comply with the
     1933  Act and the 1933  Act  Regulations  and the 1934 Act and the 1934 Act
     Regulations  so as to permit  the  completion  of the  distribution  of the
     Securities  as  contemplated   in  the  Purchase   Agreements  and  in  the
     Prospectuses.  If at any time when a prospectus is required by the 1933 Act to be delivered in connection with sales of the Securities, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the  International  Managers or for the Company,  to
     amend the  Registration  Statement or amend or supplement any Prospectus in order that such  Prospectus  will not  include any untrue  statements  of a material fact or omit to state a material  fact  necessary in order to make the  statements  therein not  misleading in the light of the  circumstances existing  at the time it is  delivered  to a  purchaser,  or if it shall be necessary,  in the opinion of such  counsel,  at any such time to amend the
     Registration  Statement or amend or supplement  any  Prospectus in order to comply with the  requirements of the 1933 Act or the 1933 Act  Regulations, the Company will promptly prepare and file with the Commission,  subject to
     Section 3(b),  such  amendment or supplement as may be necessary to correct such  statement or omission or to make the  Registration  Statement or such
     Prospectus comply with such  requirements,  and the Company will furnish to the  International  Managers  such  number of copies of such  amendment  or supplement as the International Managers may reasonably request.



(f) Blue Sky Qualifications. The Company will use its best efforts, in cooperation with the International Managers, to qualify the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions as the Global Coordinator may designate and to maintain such qualifications in effect for a period of not less than one year from the later of the effective date of the Registration Statement and any Rule
     462(b) Registration Statement; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. In each jurisdiction in which the Securities have been so qualified, the Company will file such statements and reports as may be required by the laws of such jurisdiction to continue such qualification in effect for a period of not less than one year from the effective date of the Registration Statement and any Rule 462(b) Registration Statement.


(g)  Rule 158. The Company  will timely file such  reports  pursuant to the 1934
     Act as are necessary in order to make generally available to its security holders as soon as practicable an earnings statement for the purposes of, and to provide the benefits contemplated by, the last paragraph of Section
     11(a) of the 1933 Act.



(h) Use of Proceeds. The Company will use the net proceeds, if any, received by it from the sale of the Securities in the manner specified in the Prospectuses under "Use of Proceeds".



(i) Listing. The Company will use its best efforts to effect the listing of the Option Securities on the New York Stock Exchange, subject to official notice of issuance.


(j)  Restriction on Sale of Securities. During a period of 90 days from the date of this Agreement,  the Company will not, without the prior written consent of the Global Coordinator, directly or indirectly, (i) offer, pledge, sell, contract to sell,  sell any option or contract to  purchase,  purchase  any option or contract to sell, grant any option, right or warrant for the sale of or  otherwise  dispose of or transfer  any shares of Common Stock or any securities convertible into or exchangeable or exercisable for or repayable with Common Stock (including, without limitation, any Common Stock or other such  securities  issued by the Company or which are now owned or hereafter acquired  by the  Company  or with  respect  to which  the  Company  has or hereafter  acquires the power of disposition),  or file or cause the filing of a registration  statement  under the 1933 Act with respect to any of the foregoing,  or  (ii)  enter  into  any  swap  or  any  other  agreement  or transaction that transfers,  in whole or in part, the economic  consequence of  ownership  of the Common Stock or any  securities  convertible  into or exchangeable or exercisable for or repayable with Common Stock, whether any such swap or other agreement or transaction described in clause (i) or (ii)
     above is to be settled by delivery of Common Stock or other securities,  in
     cash  or  otherwise.   Notwithstanding  the  provisions  of  the  foregoing
     sentence,  the Company may do any of the following:  (1) issue Common Stock under its employee or director stock, bonus or compensation plans, or grant options to purchase  Common Stock or other awards under such plans, in each case as such  plans are in effect on the date of this  Agreement,  and file one or more  registration  statements on Form S-8 covering the offering and sale of  securities  issuable  under such plans;  (2) issue Common Stock or securities convertible into or exchangeable or exercisable for or repayable with Common Stock to owners of businesses  which the Company may acquire in the future,  whether by merger,  acquisition  of assets or capital stock or otherwise,  as  consideration  for the acquisition of such businesses or to management  employees  of such  businesses  in  connection  with  any  such acquisition,  enter into and  implement  collar and other price  protection arrangements in connection with any such acquisition,  and file one or more registration  statements  on Form S-4  covering  the  offering  and sale of
     Common  Stock or such other  securities  by the  Company to such  owners in connection  with  such  acquisitions;  (3) in  connection  with the  future acquisition  of any business,  whether by merger,  acquisition of assets or capital stock or otherwise, that has outstanding warrants, options or other securities convertible into or exchangeable or exercisable for or repayable with common stock or other equity securities, or that maintains employee or director bonus or  compensation  plans providing for the issuance of common stock or  options  to  purchase  common  stock or other  awards,  (A) issue substantially similar new warrants,  options or other securities to replace the  outstanding  options,  warrants or other  securities  of such acquired business or assume the  obligations  of such acquired  business  under such outstanding warrants,  options or other securities or such plans, and issue
     Common Stock pursuant to any such warrants, options or other securities, as in effect on the date of such issuance or  assumption,  or grant options to purchase Common Stock or other awards and issue Common Stock under any such plans,  as in effect on the date of  acquisition,  and (B) file one or more registration  statements  on Form S-8  covering  the  offering  and sale of securities  issuable  under such plans;  (4) issue Common Stock pursuant to acquisition  agreements  existing on the date of this Agreement  which were entered  into by the  Company  to  effect  the  acquisitions  of Lone  Star
     Institutional  Grocers,  Inc.,  J.H.  Haar & Sons,  L.L.C.  and Joseph Webb
     Foods,  Inc., as described under the caption  "Management's  Discussion and
     Analysis of Financial Condition and Results of Operations--Introduction" in
     the  Prospectuses,  as such agreements are in effect on the date hereof and implement  collar and other price protection  provisions  contained in such agreements;  (5) issue Common Stock upon exercise of an outstanding warrant to purchase  71,460 shares of Common Stock as of January 31, 1999,  subject to  anti-dilution  adjustments,  as such  warrant  is in effect on the date hereof; and (6) file one or more shelf registration statements covering the resale of (A) Common Stock issued to owners of  businesses  acquired by the
     Company prior to the date hereof or to the owner of the warrant referred to in  clause  (5) of  this  sentence  under  registration  rights  agreements existing on the date hereof,  as such  agreements are in effect on the date hereof,  and (B) Common Stock issued in accordance  with clause (2) of this sentence to owners of businesses acquired by U.S. Foodservice subsequent to the date hereof, whether by merger,  acquisition of assets or capital stock or otherwise, as consideration for the acquisition of such businesses under registration  rights  agreements  entered  into  in  connection  with  such acquisitions.


(k)  Reporting   Requirements.   The   Company,   during  the  period  when  the
     Prospectuses  are required to be  delivered  under the 1933 Act or the 1934
     Act,  will file all  documents  required  to be filed  with the  Commission pursuant to the 1934 Act within the time  periods  required by the 1934 Act and the 1934 Act Regulations.


(l) Supplemental Agreement. The Company and USF will perform and comply with all of their respective covenants and obligations under the Supplemental
     Agreement. Upon the purchase by the Underwriters of the Initial Securities to be sold by the Selling Shareholders pursuant to the Purchase Agreements and delivery of the resignation letters contemplated by Section 5(k) hereof, the Company will at the Closing Time deliver a certificate to the effect that the conditions set forth in clauses (a) and (b) of the first paragraph of Section 4 of the Supplemental Agreement have been satisfied and that the Standstill Agreement and, to the extent provided in the Supplemental Agreement, the Support Agreement have been terminated.


SECTION 20.       Payment of Expenses.


(a) Expenses of the Company.  The Company will pay all expenses  incident to the performance of its obligations  and the obligations of the Selling  Shareholders
under  this  Agreement   (except  for  the  expenses   payable  by  the  Selling
Shareholders  pursuant to Section 4(b) hereof)  including  (i) the  preparation,
printing  and  filing  of  the  Registration   Statement   (including  financial
statements and exhibits) as originally filed and of each amendment thereto, (ii)
the word  processing or printing,  copying and delivery to the  Underwriters  of this Agreement, any Agreement among Underwriters,  the Agreement among Managers, the  Intersyndicate  Agreement  and such other  documents  as may be required in connection  with the  offering,  purchase,  sale,  issuance  or  delivery of the
Securities, (iii) the preparation, issuance and delivery of the certificates for the  Securities  to the  Underwriters,  (iv) the fees and  disbursements  of the
Company's  counsel,  accountants  and other advisors and the reasonable fees and disbursements of a single law firm  representing the Selling  Shareholders,  (v)
the qualification of the Securities under securities laws in accordance with the provisions of Section 3(f) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection therewith and in connection  with  the  preparation  of the Blue Sky  Survey  and any  supplement thereto,  (vi) the printing and delivery to the  Underwriters  of copies of each preliminary  prospectus,  any  Term  Sheets  and of  the  Prospectuses  and  any
amendments or supplements  thereto,  (vii) the  preparation,  word processing or printing and delivery to the  Underwriters  of copies of the Blue Sky Survey and any supplement thereto,  (viii) the copying of closing documents,  (ix) the fees and  expenses of the  Custodian  and any  transfer  agent or  registrar  for the
Securities,  (x) the  filing  fees  incident  to,  and the  reasonable  fees and disbursements  of counsel to the  Underwriters in connection with, the review by the National  Association of Securities Dealers,  Inc. (the "NASD") of the terms of the  sale of the  Securities  and (xi) the  fees  and  expenses  incurred  in connection  with the  listing  of the  Option  Securities  on the New York Stock
Exchange.


(b) Expenses of the Selling Shareholders. The Selling Shareholders, severally and not jointly, will pay the following expenses incident to the performance of their respective obligations under, and the consummation of the transactions contemplated by, the Purchase Agreements: (i) any stamp duties, capital duties and stock transfer taxes, if any, payable upon the sale of their Securities to the Underwriters, (ii) the fees and disbursements of their respective counsel and accountants, except that the Company shall, as provided in Section 4(a) above, pay the reasonable fees and disbursements of a single law firm representing the Selling Shareholders, and (iii) underwriting discounts and commissions with respect to the Securities sold by them to the Underwriters.


(c) Allocation of Expenses. The provisions of this Section 4 shall not enlarge or otherwise alter the respective rights or obligations of the Selling
Shareholders or the Company under the RSI Agreement with respect to the sharing or allocation of such costs and expenses or affect any other agreement that the Company and any of the Selling Shareholders have made or may make for sharing or allocation of such costs and expenses.


(d)  Termination  of  Agreement.  If this  Agreement is  terminated  by the Lead
Managers in  accordance  with the  provisions  of Section 5, Section  9(a)(i) or
Section 11 hereof,  the Company shall reimburse the  International  Managers for
all  of  their  out-of-pocket  expenses,   including  the  reasonable  fees  and
disbursements of counsel for the International Managers.


SECTION 21. Conditions of International Managers Obligations. The obligations of the several International Managers under this Agreement are subject to the accuracy of the representations and warranties of the Company and the Selling
Shareholders contained in Section 1 hereof or in certificates of any officer of the Company or any subsidiary of the Company or of or on behalf of any Selling
Shareholder delivered pursuant to the provisions hereof, to the performance by the Company and the Selling Shareholders of their respective covenants and other obligations hereunder, and to the following further conditions:


(a)  Effectiveness  of  Registration  Statement.   The  Registration  Statement,
     including any Rule 462(b) Registration Statement,  has become effective and at the Closing  Time and at each Date of Delivery no stop order  suspending the  effectiveness  of the  Registration  Statement  shall have been issued under the 1933 Act or proceedings  therefor  initiated or threatened by the
     Commission,  and any request on the part of the  Commission  for additional information shall have been complied with to the reasonable satisfaction of counsel to the  International  Managers.  A prospectus  containing the Rule
     430A  Information  shall have been filed with the  Commission in accordance with Rule 424(b) (or a post-effective  amendment providing such information shall  have been  filed  and  declared  effective  in  accordance  with the requirements of Rule 430A) or, if the Company has elected to rely upon Rule
     434, a Term Sheet shall have been filed with the  Commission  in accordance with Rule 424(b).


(b) Opinions of Counsel for Company. At the Closing Time, the Lead Managers shall have received the favorable opinions, each dated as of the Closing
     Time and  addressed to the Lead Managers and the U.S.  Representatives,  of
     (i) Hogan & Hartson L.L.P., counsel for the Company, in form and substance satisfactory to counsel for the International Managers, together with signed or reproduced copies of such letter for each of the other
     Underwriters, to the effect set forth in Exhibit A-1 hereto and to such further effect as counsel to the International Managers may reasonably request, and (ii) Chapman & Cutler, special Illinois counsel to the Company, and Lionel Sawyer & Collins, special Nevada counsel to the
     Company, each in form and substance satisfactory to counsel for the International Managers, together with signed or reproduced copies of such letters for each of the other Underwriters, to the effect set forth in Exhibit A-2 and A-3 hereto, respectively, and to such further effect as counsel to the International Managers may reasonably request.


(c)  Opinion of Counsel for the Selling  Shareholders.  At the Closing Time, the
     Lead Managers shall have received the favorable opinions, each dated as of the Closing Time and addressed to the Lead Managers and the U.S.
     Representatives, of each of the attorneys listed on Schedule F attached hereto for the Selling Shareholders listed opposite such attorney's name, each in form and substance satisfactory to counsel for the International
     Managers, together with signed or reproduced copies of such letters for each of the other Underwriters, each such opinion to be in the form and to the effect heretofore approved by the Lead Managers and to such further effect as counsel to the International Managers may reasonably request.


(d)  Opinion of Counsel for  International  Managers.  At the Closing Time,  the
     Lead Managers shall have received the favorable opinion, dated as of the Closing Time, of Brown & Wood LLP, counsel for the International Managers, with respect to the organization of the Company, the validity of the Securities (if any) to be sold by the Company, this Agreement, the Registration Statement, the Prospectuses and such other related matters as the Lead Managers may require, together with signed or reproduced copies of such letter for each of the other Underwriters, and the Company and the Selling Shareholders shall have furnished to such counsel such documents as they may request for the purpose of enabling them to pass upon such matters.


(e)  Officers'  Certificate.  At the  Closing  Time,  there shall not have been, since the date hereof or since the respective dates as of which information is given in the Prospectuses, any material adverse change in the condition, financial or otherwise,  or in the earnings,  business  affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the  ordinary  course of  business,  and the Lead
     Managers  shall have  received a  certificate  of the  President  or a Vice
     President  of the Company and of the chief  financial  or chief  accounting officer of the Company,  dated as of the Closing  Time,  to the effect that
     (i)   there  has  been  no  such   material   adverse   change,   (ii)  the
     representations  and warranties in Section 1(a) hereof are true and correct with the same  force and effect as though  expressly  made at and as of the
     Closing  Time,  (iii) the  Company has  complied  with all  agreements  and satisfied  all  conditions  on its part to be  performed or satisfied at or prior  to  the  Closing  Time,  and  (iv)  no  stop  order  suspending  the effectiveness  of  the  Registration  Statement  has  been  issued  and  no proceedings for that purpose have been instituted or are pending or, to the best knowledge of such officers, are contemplated by the Commission.


(f) Certificate of Selling Shareholders. At Closing Time, the Lead Managers shall have received a certificate signed by all of the Selling Shareholders dated as of the Closing Time, to the effect that (i) the representations and warranties of each such Selling Shareholder in Section 1(b) hereof are true and correct with the same force and effect as though expressly made at and as of the Closing Time, (ii) each such Selling Shareholder has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time and (iii) the Selling Shareholders have delivered and sold to the Underwriters pursuant to the Purchase Agreements a number of shares of Common Stock which is equal to or greater than the Subject Number (as defined in the Supplemental
     Agreement).


(g) Comfort Letter from KPMG LLP. At the time of the execution of this Agreement, the Lead Managers shall have received from KPMG LLP a letter dated such date, in form and substance satisfactory to the Lead Managers, together with signed or reproduced copies of such letter for each of the other International Managers containing statements and information of the type ordinarily included in accountants' "comfort letters" to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement and the Prospectuses and which shall cover, among other things, the financial statements of Valley
     Industries, Inc. and subsidiaries and Z Leasing Company, a general partnership.


(h) Opinion of Delaware Counsel. At the Closing Time, the U.S. Representatives shall have received the favorable opinion, dated as of the Closing Time and addressed to the U.S. Representatives and the Lead Managers, of Richards, Layton & Finger, special Delaware counsel for the Company, in form and substance satisfactory to counsel for the U.S. Underwriters, together with signed and reproduced copies of such letter for each of the other
     Underwriters,  to the effect that a majority of the "Continuing  Directors"
     (as defined in the  Standstill  Agreement)  have approved the  Supplemental
     Agreement or, alternatively, that the Supplemental Agreement validly amends the Standstill Agreement, and to such further effect as counsel to the U.S.
     Underwriters may reasonably request.


(i) Comfort Letter from Arthur Andersen LLP. At the time of the execution of this Agreement, the Lead Managers shall have received from Arthur Andersen
     LLP a letter dated such date, in form and substance satisfactory to the Lead Managers, together with signed or reproduced copies of such letter for each of the other Underwriters containing statements and information of the type ordinarily included in accountants' "comfort letters" to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement and the Prospectuses.


(j) Bring-down Comfort Letters. At the Closing Time, the Representatives shall have received from each of KPMG LLP and Arthur Andersen LLP a letter, in form and substance satisfactory to the Lead Managers and dated as of Closing Time, to the effect that they reaffirm the statements made in the letters furnished pursuant to subsections (g) and (i), respectively, of this Section, except that the "specified date" referred to shall be a date not more than three business days prior to Closing Time.


(k)  Executed Supplemental Agreement.  Prior to the execution of this Agreement, the Lead Managers shall have received a copy of the Supplemental Agreement, in form and substance  satisfactory to the Lead Managers,  duly executed by the parties thereto, and the Supplemental  Agreement shall be in full force
     and  effect  at  the  Closing  Time;   and,  at  the  Closing   Time,   the
     Representatives  shall have  received  (i) a  certificate  of the  Company, signed by the  President  or a Vice  President of the Company and the chief financial or chief  accounting  officer of the Company,  to the effect that the Standstill  Agreement and, to the extent  provided in the  Supplemental
     Agreement,  the Support Agreement have been terminated and (ii) a letter of resignation  in  substantially  the form of  Exhibit D hereto  from each of
     Matthias B. Bowman and Albert J. Fitzgibbons III.


(l) Approval of Listing. At the Closing Time, the Securities shall have been approved for listing on the New York Stock Exchange, subject only to official notice of issuance.


(m) No Objection. Prior to the date of this Agreement, the NASD shall have confirmed that it has not raised any objection with respect to the fairness and reasonableness of the underwriting terms and arrangements.


(n) Purchase of Initial U.S. Securities. Contemporaneously with the purchase by the International Managers of the Initial International Securities under this Agreement, the U.S. Underwriters shall have purchased the Initial U.S.
     Securities to be purchased by them under the U.S. Purchase Agreement.


(o)  Delivery  of  Securities;  Webb  Lock-Up.  On or  prior to the date of this
     Agreement,   the  Securities  to  be  sold  by  the  Webb  Sellers  to  the
     Underwriters  pursuant to the Purchase Agreements shall have been deposited with the  Custodian,  together  with stock powers duly endorsed in blank by each of the Webb Sellers. Not later than the second business day before the
     Closing Time, the Securities to be sold by the Selling  Shareholders to the
     Underwriters  pursuant to the Purchase Agreements shall have been delivered to the registrar and transfer agent for the Common Stock,  duly endorsed in blank or together with stock powers duly endorsed in blank with  signatures guaranteed, by each of the Selling Shareholders, together with instructions to transfer  such  Securities  to the  Underwriters  at Closing Time. On or
     prior to the date of this Agreement,  the U.S.  Representatives  shall have received a signed copy of the notice and a signed copy of the stop transfer instructions referred to in Section 1(a)(xxix), together with evidence that such notice has been duly delivered as contemplated  by Section  1(a)(xxix)
     and that such stop transfer  instructions  have been duly  delivered to the
     Transfer Agent.


(p) Tax Forms. At the Closing Time, the Lead Managers shall have received a properly completed and executed United States Treasury Department Form W-9 or W-8 (or other applicable form) from each of the Selling Shareholders.


(q)  Conditions to Purchase of  International  Option  Securities.  In the event that the  International  Managers exercise their option provided in Section
     2(b) hereof to  purchase  all or any  portion of the  International  Option
     Securities,  the  representations  and  warranties  of the  Company and the
     Selling   Shareholders   contained   herein  and  the   statements  in  any
     certificates  furnished by the Company or any  subsidiary of the Company or by or on  behalf of any  Selling  Shareholder  hereunder  shall be true and correct on and as of the Date of  Delivery  for such  International  Option
     Securities  and, at such Date of  Delivery,  the Lead  Managers  shall have received:


(i)  Opinions  of Counsel for  Company.  The  favorable  opinions of (i) Hogan &
     Hartson L.L.P., counsel for the Company, in form and substance satisfactory to counsel for the International Managers, dated such Date of Delivery and addressed to the Lead Managers and the U.S. Representatives, relating to the Option Securities to be purchased on such Date of Delivery and otherwise to the same effect as the opinion required by Section 5(b) hereof, together with signed or reproduced copies of such letter for each of the Underwriters, and (ii) Chapman & Cutler, special Illinois counsel to the Company, and Lionel Sawyer & Collins, special Nevada counsel to the Company, each in form and substance satisfactory to counsel for the International Managers, dated such Date of Delivery and addressed to the Lead Managers and the U.S. Representatives, relating to the Option
     Securities to be purchased on such Date of Delivery and otherwise to the same effect as the respective opinions required by Section 5(b) hereof, together with signed or reproduced copies of such letters for each of the Underwriters.


(ii) Opinion of Counsel for  International  Managers.  The favorable  opinion of
     Brown & Wood LLP, counsel for the International Managers, dated such Date of Delivery, relating to the Option Securities to be purchased from the Company on such Date of Delivery and otherwise to the same effect as the opinion required by Section 5(d) hereof.


(iii)Officers' Certificate. A certificate, dated such Date of Delivery, of the President or a Vice President of the Company and of the chief financial or chief accounting officer of the Company to the same effect as the certificate delivered at the Closing Time pursuant to Section 5(e) hereof.


(iv) Bring-down  Comfort  Letter.  A letter  from  each of KPMG  LLP and  Arthur
     Andersen LLP, each in form and substance satisfactory to the Lead Managers and dated such Date of Delivery, to the effect that they reaffirm the statements made in the letters furnished to the Lead Managers pursuant to Sections 5(g), (h) and (i) hereof, respectively, hereof, except that the "specified date" in the letter furnished pursuant to this paragraph shall be a date not more than three days prior to such Date of Delivery.


(v)  Opinion of Delaware Counsel.  The favorable  opinion of Richards,  Layton &
     Finger, special Delaware counsel for the Company, in form and substance satisfactory to counsel for the U.S. Underwriters, dated such Date of Delivery and addressed to the U.S. Representatives and the Lead Managers, to the same effect as the opinion required by Section 5(h), together with signed or reproduced copies of such letter for each of the Underwriters.


(r)  Additional  Documents.  At the Closing  Time and at each Date of  Delivery, counsel for the International  Managers shall have been furnished with such documents and opinions as they may require for the purpose of enabling them
     to  pass  upon  the  issuance  and  sale  of  the   Securities   as  herein
     contemplated,  or  in  order  to  evidence  the  accuracy  of  any  of  the representations or warranties, or the fulfillment of any of the conditions, herein contained;  and all proceedings taken by the Company and the Selling
     Shareholders  in connection with the issuance and sale of the Securities as herein contemplated shall be satisfactory in form and substance to the Lead
     Managers and counsel for the International Managers.


(s)  Termination  of  Agreement.  If any  condition  specified in this Section 5 shall not have been  fulfilled  when and as required to be fulfilled,  this
     Agreement,   or,  in  the  case  of  any   condition  to  the  purchase  of
     International  Option  Securities on a Date of Delivery  which is after the
     Closing Time,  the  obligations  of the several  International  Managers to purchase the relevant International Option Securities, may be terminated by the Lead  Managers  by notice to the Company at any time at or prior to the
     Closing  Time or such  Date of  Delivery,  as the  case  may be,  and  such termination  shall be  without  liability  of any party to any other  party except as provided in Section 4 hereof and except that Sections 1, 6, 7 and
     8 hereof shall  survive any such  termination  and remain in full force and effect.


SECTION 22.       Indemnification.


(a) Indemnification by Company. The Company agrees to indemnify and hold harmless each International Manager, each person, if any, who controls any International Manager within the meaning of Section 15 of the 1933 Act or
Section 20 of the 1934 Act, each Selling Shareholder and each person, if any, who controls any Selling Shareholder within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:


     (i)  against  any  and all  loss,  liability,  claim,  damage  and  expense whatsoever,  as  incurred,  arising  out of any  untrue  statement  or
          alleged  untrue   statement  of  a  material  fact  contained  in  the
          Registration Statement (or any amendment thereto),  including the Rule
          430A Information and the Rule 434 Information,  if applicable,  or the omission or alleged omission  therefrom of a material fact required to be stated  therein or  necessary  to make the  statements  therein not misleading  or arising out of any untrue  statement or alleged  untrue statement of a material fact included in any preliminary prospectus or any  Prospectus  (or any  amendment  or  supplement  thereto),  or the omission or alleged omission therefrom of a material fact necessary in
          order  to  make  the   statements   therein,   in  the  light  of  the
          circumstances under which they were made, not misleading;



     (ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 6(e) below) any such settlement is effected with the written consent of the Company; and


     (iii)against any and all expense  whatsoever,  as incurred  (including  the fees and  disbursements  of counsel  chosen by  Merrill  Lynch for the
          International  Managers  and all  persons,  if any,  who  control  any
          International Managers as aforesaid, and the fees and disbursements of counsel chosen by the Majority Selling Shareholders (as defined below)
          for the Selling  Shareholders and all persons, if any, who control any
          Selling   Shareholders   as   aforesaid),   reasonably   incurred   in
          investigating,  preparing or defending against any litigation,  or any investigation  or  proceeding  by any  governmental  agency  or  body, commenced or threatened,  or any claim  whatsoever based upon any such untrue statement or omission,  or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or
          (ii) above;



provided,  however,  that this indemnity  agreement shall not apply to any loss, liability,  claim,  damage or expense to the  extent  arising  out of any untrue statement or omission or alleged  untrue  statement or omission made in reliance upon and in conformity with written information  furnished to the Company by any
International  Manager  through  the  Lead  Managers  expressly  for  use in the
Registration  Statement  (or any  amendment  thereto),  including  the Rule 430A
Information and the Rule 434 Information,  if applicable,  or in any preliminary prospectus  or the  International  Prospectus  (or any  amendment or  supplement thereto);  provided,  further,  that the Company  shall not be liable under this indemnity  agreement  to any  Selling  Shareholder  or person  controlling  such
Selling Shareholder to the extent that any such loss,  liability,  claim, damage or expense  arises out of any untrue  statement or alleged  untrue  statement or omission  or  alleged  omission  made  in the  Registration  Statement  (or  any amendment  thereto),  including  the  Rule  430A  Information  and the  Rule 434
Information,   if  applicable,   or  in  any   preliminary   prospectus  or  the
International  Prospectus  (or any amendment or supplement  thereto) in reliance upon and in conformity with written  information  furnished to the Company by or on behalf of such Selling Shareholder  expressly for use therein; and, provided,
further,   that  this  indemnity  agreement  with  respect  to  any  preliminary prospectus shall not inure to the benefit of any International Manager from whom the person asserting any such losses,  liabilities,  claims, damages or expenses purchased Securities, or any person controlling such International Manager, if a copy of the  International  Prospectus (as then amended or  supplemented  if the
Company shall have  furnished any such  amendments or supplements  thereto,  but excluding  documents  incorporated  or deemed to be  incorporated  by  reference therein) was not sent or given by or on behalf of such International  Manager to such  person,  if such  sending  or giving of the  International  Prospectus  is required  by law, at or prior to the  written  confirmation  of the sale of such
Securities to such person and if the International  Prospectus (as so amended or supplemented, if applicable) would have corrected the defect giving rise to such loss, liability, claim, damage or expense, except that this proviso shall not be applicable  if such  defect  shall have been  corrected  in a document  which is incorporated  or deemed to be  incorporated  by reference  in the  International
Prospectus.  As used in this Agreement, the term "Majority Selling Shareholders"
means  the  Selling  Shareholders  who,  at the date of this  Agreement,  held a majority of the Initial International Securities to be sold to the International
Managers by the Selling Shareholders pursuant to this Agreement.



(b) Indemnification by Selling Shareholders. Each Selling Shareholder agrees, severally and not jointly, to indemnify and hold harmless each International
Manager, each person, if any, who controls any International Manager within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, the Company, its directors, each of its officers who signed the Registration
Statement and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), including the Rule 430A
Information and the Rule 434 Information, if applicable, or any preliminary prospectus or any Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with information furnished or confirmed in writing to the Company by or on behalf of such Selling Shareholder expressly for use in the Registration Statement (or any amendment thereto) or such preliminary prospectus or Prospectus (or any amendment or supplement thereto); provided, that the aggregate liability of any Selling Shareholder pursuant to this paragraph (b) shall be limited to an amount equal to the net proceeds (before deducting expenses) received by such Selling Shareholder from the sale of Securities.


(c) Indemnification by International Managers. Each International Manager agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, each of its officers who signed the Registration Statement, each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, each Selling Shareholder and each person, if any, who controls any Selling Shareholder within the meaning of
Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), including the Rule 430A
Information and the Rule 434 Information, if applicable, or any international preliminary prospectus or the International Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company by such International Manager through the Lead Managers expressly for use in the Registration Statement (or any amendment thereto) or such international preliminary prospectus or the International Prospectus (or any amendment or supplement thereto).


(d) Actions against Parties;  Notification.  Each  indemnified  party shall give notice as promptly as reasonably  practicable to each indemnifying  party of any action  commenced  against  it in  respect  of  which  indemnity  may be  sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying  party  from  any  liability  hereunder  to  the  extent  it is not materially  prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement.  Counsel to the respective  indemnified  parties shall be selected as follows:  counsel to the  International  Managers and all  persons,  if any, who control any International  Managers within the meaning of Section 15 of the 1933
Act or Section 20 of the 1934 Act shall be selected by Merrill Lynch; counsel to the Company,  its  directors,  each of its officers who signed the  Registration
Statement and all persons, if any, who control the Company within the meaning of
Section 15 of the 1933 Act or Section  20 of the 1934 Act shall be  selected  by the Company;  and counsel to the Selling  Shareholders and all persons,  if any, who  control any  Selling  Shareholders  within the meaning of Section 15 of the
1933 Act or Section 20 of the 1934 Act shall be selected by the Majority Selling
Shareholders.  An  indemnifying  party may participate at its own expense in the defense of any such action; provided,  however, that counsel to the indemnifying party  shall not  (except  with the  consent of the  indemnified  party) also be counsel to the indemnified party. In no event shall the indemnifying  parties be liable for (i) the fees and  expenses of more than one  counsel (in  addition to any local counsel)  separate from the indemnifying  parties' own counsel for all
International  Managers and all persons,  if any, who control any  International
Manager  within  the  meaning of Section 15 of the 1933 Act or Section 20 of the
1934 Act,  (ii) the fees and  expenses of more than one counsel (in  addition to any local counsel)  separate from the indemnifying  parties' own counsel for the
Company, its directors,  its officers who signed the Registration  Statement and each person,  if any, who controls the Company  within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act,  and (iii) the fees and  expenses of more than one separate  counsel (in addition to any local  counsel)  separate from the indemnifying  parties' own counsel for all Selling Shareholders and all persons,  if any,  who  control any  Selling  Shareholder  within the meaning of
Section  15 of the  1933 Act or  Section  20 of the 1934  Act,  in each  case in connection with any one action or separate but similar or related actions in the same jurisdiction  arising out of the same general allegations or circumstances.
No  indemnifying  party  shall,   without  the  prior  written  consent  of  the
indemnified  parties,  settle  or  compromise  or  consent  to the  entry of any judgment with respect to any litigation,  or any  investigation or proceeding by any  governmental  agency  or  body,  commenced  or  threatened,  or  any  claim whatsoever in respect of which  indemnification  or contribution could be sought under this Section 6 or Section 7 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement,  compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and
(ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.


(e) Settlement Without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by
Section 6(a)(ii) hereof effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.


(f) Other  Agreements  with Respect to  Indemnification.  The provisions of this
Section 6 or Section 7 hereof shall not affect any agreements among the Company and the Selling Shareholders with respect to indemnification of each other or contribution.


(g) Currencies. Any payment made by the Company, any Selling Shareholder or any International Manager pursuant to this Section 6 or Section 7 hereof with respect to any loss, liability, claim, damage or expense incurred in a currency other than U.S. dollars shall be made by the Company, such Selling Shareholder or such International Manager, as the case may be, in such amount of U.S.
dollars as shall be necessary to enable the indemnified party to purchase the amount of such other currency needed to satisfy such loss, liability, claim, damage or expense, including any premiums and costs of exchange payable in connection with the conversion of U.S.
dollars into the relevant currency.


(h) Insofar as the indemnity agreements in Section 6(a) hereof may permit indemnification for liabilities under the 1933 Act of any person who is a partner of an International Manager or a Selling Shareholder or who controls an International Manager or a Selling Shareholder within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and who, at the date of this Agreement, is a director or officer of the Company or controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, such indemnity agreement is subject to the undertaking of the Company in the Registration Statement under Item 17 thereof with respect to indemnification.


SECTION  23.  Contribution.  If the  indemnification  provided  for in Section 6 hereof is for any reason  unavailable  to or  insufficient  to hold  harmless an indemnified  party in respect of any  losses,  liabilities,  claims,  damages or expenses referred to therein,  then each indemnifying  party shall contribute to the aggregate amount of such losses,  liabilities,  claims, damages and expenses incurred by such  indemnified  party, as incurred,  (i) in such proportion as is appropriate  to reflect the  relative  benefits  received by the Company and the
Selling Shareholders on the one hand and the International Managers on the other hand  from  the  offering  of the  International  Securities  pursuant  to  this
Agreement or (ii) if the  allocation  provided by clause (i) is not permitted by applicable  law, in such  proportion as is  appropriate  to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of
the  Company  and  the  Selling   Shareholders  on  the  one  hand  and  of  the
International  Managers on the other hand in connection  with the  statements or omissions  which  resulted  in such  losses,  liabilities,  claims,  damages  or expenses, as well as any other relevant equitable considerations.


The relative benefits received by the Company and the Selling Shareholders on the one hand and the International Managers on the other hand in connection with the offering of the International Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the International Securities pursuant to this Agreement (before deducting expenses) received by the Company and the Selling Shareholders and the total underwriting discount received by the International Managers, in each case as set forth on the cover of the International Prospectus, or, if Rule 434 is used, the corresponding location on the Term Sheet, bear to the aggregate initial public offering price of the International Securities as set forth on such cover.


The relative fault of the Company and the Selling Shareholders on the one hand and the International Managers on the other hand shall be determined by reference to, among other things, whether the applicable untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or the Selling
Shareholders or by the International Managers and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.


The Company, the Selling Shareholders and the International Managers agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the International Managers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section
7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.


Notwithstanding the provisions of this Section 7, (i) no International Manager shall be required to contribute any amount in excess of the amount by which the total price at which the International Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such International Manager has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission and (ii) no Selling Shareholder shall be required to contribute any amount in excess of the amount of net proceeds (before deducting expenses) received by such Selling Shareholder from the sale of Securities.


No person guilty of fraudulent  misrepresentation (within the meaning of Section
11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7, each person, if any, who controls an International Manager within the meaning of
Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as such International Manager, each director of the Company, each officer of the Company who signed the Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company, and each person, if any, who controls any Selling
Shareholder within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as such Selling
Shareholder. The International Managers' respective obligations to contribute pursuant to this Section 7 are several in proportion to the number of Initial
International Securities set forth opposite their respective names in Schedule A hereto and not joint.


The provisions of this Section 7 shall not affect any agreements among the Company and the Selling Shareholders with respect to contribution between themselves.


SECTION 24. Representations, Warranties and Agreements to Survive Delivery. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or any of its subsidiaries or in certificates signed by or on behalf of the Selling Shareholders submitted pursuant hereto shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any International Manager or controlling person of any International Manager, or by or on behalf of the Company or any Selling Shareholder or any controlling person of the Company or any Selling Shareholder, and shall survive delivery of the International
Securities to the International Managers.



SECTION 25.       Termination of Agreement.



(a)  Termination;  General.  The Lead Managers may terminate this Agreement,  by notice to the Company and the Selling  Shareholders,  at any time at or prior to the Closing Time, and the obligations of the International  Managers to purchase
International  Option  Securities  on any Date of  Delivery  which is after  the
Closing Time may be terminated by the Lead  Managers,  by notice to the Company, at or prior to such Date of Delivery,  (i) if there has been,  since the time of execution  of this  Agreement  and  prior to the  Closing  Time or such  Date of
Delivery,  as the  case  may be,  or  since  the  respective  dates  as of which information  is given in any  Prospectus,  any  material  adverse  change in the condition,  financial or  otherwise,  or in the  earnings,  business  affairs or business  prospects  of the  Company  and  its  subsidiaries  considered  as one enterprise,  whether or not arising in the ordinary course of business,  or (ii)
if there has occurred any material  adverse  change in the financial  markets in the United  States or the  international  financial  markets,  any  outbreak  of hostilities  or escalation  thereof or other calamity or crisis or any change or
development   involving  a  prospective  change  in  national  or  international political, financial or economic conditions, in each case the effect of which is such as to make it,  in the  judgment  of the Lead  Managers,  impracticable  to market the Securities or to enforce  contracts for the sale of the International
Securities,  or (iii) if  trading  in any  securities  of the  Company  has been suspended  or  materially  limited  by the  Commission  or the  New  York  Stock
Exchange, or if trading generally on the American Stock Exchange or the New York
Stock Exchange or in the Nasdaq National Market has been suspended or materially limited,  or minimum or maximum  prices for trading have been fixed,  or maximum ranges for prices have been required, by any of such exchanges or by such system or by order of the Commission,  the National  Association of Securities Dealers,
Inc. or any other  governmental  authority,  or (iv) if a banking moratorium has been declared by either federal, Maryland or New York authorities.


(b) Liabilities. If this Agreement is terminated pursuant to this Section 9, or if the obligation of the International Managers to purchase International Option
Securities on any Date of Delivery which is after the Closing Time is terminated pursuant to this Section 9, such termination shall be without liability of any party to any other party except (in the case of any termination of this Agreement) as provided in Section 4 hereof, and provided further that Sections
1, 6, 7 and 8 hereof shall survive any such termination of this Agreement and remain in full force and effect.


SECTION 2Default by One or More of the International Managers. If one or more of the International Managers shall fail at the Closing Time or a Date of Delivery to purchase the International Securities which it or they are obligated to purchase under this Agreement on such date (the "Defaulted Securities"), the Lead Managers shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting International Managers, or any other underwriters, to purchase all, but not less than all, of the Defaulted
Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Lead Managers shall not have completed such arrangements within such 24-hour period, then:



                  (a) if the number of Defaulted  Securities does not exceed 10%
         of the number of International Securities to be purchased on such date, each of the non-defaulting  International  Managers shall be obligated, severally and not jointly,  to purchase the full amount  thereof in the proportions that their respective  underwriting  obligations  hereunder
         bear   to  the   underwriting   obligations   of   all   non-defaulting
         International Managers, or



                  (b) if the number of Defaulted Securities exceeds 10% of the number of International Securities to be purchased on such date, this Agreement or, with respect to any Date of Delivery which occurs after the Closing Time, the obligation of the International Managers to purchase and of the Company to sell the International Option Securities to be purchased and sold on such Date of Delivery shall terminate without liability on the part of any non-defaulting International
         Manager.


No action  taken  pursuant  to this  Section  10 shall  relieve  any  defaulting
International Manager from liability in respect of its default.


In the event of any such default which does not result in a termination of this Agreement or, in the case of a Date of Delivery which is after the Closing Time, which does not result in a termination of the obligation of the International
Managers to purchase and the Company to sell the relevant  International  Option
Securities, as the case may be, either the Lead Managers or the Company shall have the right to postpone the Closing Time or the relevant Date of Delivery, as the case may be, for a period not exceeding seven days in order to effect any required changes in the Registration Statement or Prospectuses or in any other documents or arrangements. As used herein, the term "International Manager" includes any person substituted for an International Manager under this Section
10.


SECTION 27.   Default by one or more of the Selling Shareholders or the Company.


         (a) If one or  more  of the  Selling  Shareholders  shall  fail  at the
Closing Time to sell and deliver the number of  Securities  which it or they, as the case may be, are  obligated to sell under this  Agreement on such date,  and the remaining  Selling  Shareholders do not exercise the right hereby granted to increase,  pro rata or  otherwise,  the number of  Securities to be sold by them hereunder  on such date to the total  number of shares to be sold by all Selling
Shareholders   (including  such  defaulting   Selling   Shareholder  or  Selling
Shareholders,  as the case may be) on such date, then the International Managers may, at the option of the Lead Managers, by notice from the Lead Managers to the
Company and the non-defaulting  Selling Shareholders,  either (a) terminate this
Agreement without any liability on the part of any  non-defaulting  party except that the  provisions  of Sections  1, 4, 6, 7 and 8 hereof  shall  survive  such termination  and remain in full force and effect,  or (b) elect to purchase  the
Securities which the  non-defaulting  Selling  Shareholders  have agreed to sell hereunder  on such  date.  No action  taken  pursuant  to this  Section 11 shall relieve any Selling Shareholder so defaulting from liability, if any, in respect of such default.


         (b) If the Company shall fail at a Date of Delivery to sell and deliver the number of  Securities  that it is obligated to sell under this  Agreement on such  date,  then the  International  Managers  may,  at the  option of the Lead
Managers,  by notice  from the Lead  Managers  to the  Company  and the  Selling
Shareholders,  terminate  this Agreement or, in the case of any Date of Delivery
which  occurs  after  the  Closing  Time,   terminate  the  obligations  of  the
International  Managers to purchase the  International  Option  Securities to be purchased  on such Date of Delivery,  in each case without any  liability on the fault of any  non-defaulting  party except that the provisions of Sections 1, 4,
6, 7 and 8 hereof  shall  survive any such  termination  of this  Agreement  and remain in full force and effect.  No action  taken  pursuant to this  Section 11 shall relieve the Company from liability, if any, in respect of such default.


In the event of a default by any Selling  Shareholder or the Company referred to in this Section 11 which does not result in the  termination  of this  Agreement or, in the case of a Date of  Delivery  which is after the Closing  Time,  which does  not  result  in a  termination  of the  obligations  of the  International
Managers to purchase the relevant  International Option Securities,  as the case may be, either the Lead Managers or the Company shall have the right to postpone
Closing Time or the relevant Date of Delivery,  as the case may be, for a period not  exceeding  seven  days in  order  to  effect  any  required  change  in the
Registration   Statement  or   Prospectuses   or  in  any  other   documents  or
arrangements.

SECTION 28. Agent for Service; Submission to Jurisdiction; Waiver of Immunities.
Each of ML Offshore LBO  Partnership No. B-XVIII and ML Offshore LBO Partnership
No. XIII (each for purposes of this Section 12, a "Subject Entity")  irrevocably
(i) agrees, severally and not jointly, that any legal suit, action or proceeding against such Subject Entity brought by any International Manager or by any person who controls any International Manager arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any federal or state court in the Borough of Manhattan, The City of New York, (ii) waives, to the fullest extent it may effectively do so under applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding or to the convenience of the forum and (iii) submits to the non-exclusive jurisdiction of any federal or state court in the State of New
York in any such suit,  action or proceeding.  Each Subject Entity has appointed
Merrill Lynch Capital  Partners,  Inc. as its authorized  agent (the "Authorized
Agent"), which term, as used herein, includes any successor in such capacity, upon whom process may be served in any such action arising out of or based on this Agreement or any of the transactions contemplated hereby which may be instituted in any federal or state court in the Borough of Manhattan, The City of New York by any International Manager or by any person who controls any International Manager, expressly consents to the jurisdiction of any such court in respect of any such action and waives any other requirements of or objections to personal jurisdiction with respect thereto. Such appointment shall be irrevocable. Each Subject Entity represents and warrants that the Authorized
Agent has agreed to act as such agent for service of process. Service of process upon the Authorized Agent and written notice of such service to such Subject
Entity (delivered as provided in Section 13 hereof) shall be deemed, in every respect, effective service of process upon such Subject Entity.


In respect of any judgment or order given or made against a Subject  Entity (the
"Indemnifying  Subject  Entity")  in favor of any  International  Manager or any person,  if any,  who  controls  any  International  Manager  for any amount due hereunder  that is expressed  and paid in a currency (the  "judgment  currency")
other than  United  States  dollars,  such  Indemnifying  Subject  Entity  shall
indemnify  such  International   Manager  against  any  loss  incurred  by  such
International Manager or controlling person as a result of any variation between
(i) the rate of exchange at which the United  States  dollar amount is converted into the judgment  currency  for the purpose of such  judgment or order and (ii)
the rate of exchange at which such  International  Manager or controlling person is able to purchase  United States dollars with the amount of judgment  currency actually  received by such  International  Manager or  controlling  person.  The foregoing  indemnity shall  constitute  separate and independent  obligations of each Subject Entity and shall continue in full force and effect  notwithstanding any such  judgment  or order as  aforesaid.  The term "rate of  exchange"  shall include  any  premiums  and costs of  exchange  payable in  connection  with the purchase of or conversion into United States dollars.


To the extent that any Subject Entity or any of such Subject Entity's properties, assets or revenues may have or may hereafter become entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty, from (i) any legal action, suit or proceeding, (ii) setoff or counterclaim,
(iii) the jurisdiction of any court, (iv) service of process, (v) attachment upon or prior to judgment, (vi) attachment in aid of execution of judgment,
(vii) execution of judgment, or (viii) other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement, such Subject Entity (to the maximum extent permitted by law) hereby irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity and consents to such relief and enforcement.


SECTION 29. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the International Managers shall be directed to the Lead Managers at Merrill Lynch International, Ropemaker
Place, 25 Ropemaker  Street,  London EC2Y 9LY,  England,  attention of Syndicate
Operations;  notices to the Company  shall be  directed  to it at 9755  Patuxent
Woods Drive, Columbia, Maryland 21046, attention of David M. Abramson; and notices to the Selling Shareholders or to the Authorized Agent shall be directed to them at Merrill Lynch Capital Partners, Inc., 225 Liberty Street, New York,
New York 10080-6123,  Attention of William Orlando, with a copy to Merrill Lynch
& Co., Inc., World Financial  Center,  North Tower, 250 Vesey Street,  New York,
New York 10281-1323, Attention of Frank J. Marinaro, Esq.


SECTION 30.  Parties.  This Agreement  shall each inure to the benefit of and be
binding  upon  the   International   Managers,   the  Company  and  the  Selling
Shareholders  and  their  respective  successors.   Nothing  expressed  in  this
Agreement  is  intended  or  shall be  construed  to give  any  person,  firm or corporation,  other than the International Managers, the Company and the Selling
Shareholders  and their  respective  successors and the controlling  persons and officers  and  directors  referred to in Sections 6 and 7 hereof and their heirs and legal  representatives,  any legal or equitable right, remedy or claim under or in  respect  of  this  Agreement  or any  provision  herein  contained.  This
Agreement and all conditions  and  provisions  hereof are intended to be for the sole and exclusive  benefit of the International  Managers,  the Company and the
Selling  Shareholders  and their  respective  successors,  and such  controlling persons and officers and  directors  and their heirs and legal  representatives, and for the benefit of no other  person,  firm or  corporation.  No purchaser of
Securities from any  International  Manager shall be deemed to be a successor by reason merely of such purchase.


SECTION 31.  Governing  Law and Time.  THIS  AGREEMENT  SHALL BE GOVERNED BY AND
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  SPECIFIED TIMES
OF DAY REFER TO NEW YORK CITY TIME, UNLESS OTHERWISE INDICATED.


SECTION 32. Effect of Headings.  The Article and Section headings herein and the
Table of Contents are for convenience only and shall not affect the construction hereof.



                            [SIGNATURE PAGES FOLLOW]




If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company and the Attorney-in-Fact for the Selling
Shareholders a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the International Managers, the Company and the Selling Shareholders in accordance with its terms.




Very truly yours,




U.S. FOODSERVICE


By:
Name:
Title:


MERRILL LYNCH CAPITAL APPRECIATION PARTNERSHIP
NO. B-XVIII, L.P.


By: Merrill Lynch LBO Partners No. B-IV, L.P.,
as General Partner


By: Merrill Lynch Capital Partners, Inc., as
General Partner


By:
Name:
Title:


MERRILL LYNCH KECALP L.P. 1994


By: KECALP Inc., as General Partner


By:
Name:
Title:


ML OFFSHORE LBO PARTNERSHIP NO. B-XVIII


By: Merrill Lynch LBO Partners No. B-IV, L.P.,
as Investment General Partner


By: Merrill Lynch Capital Partners, Inc., as
General Partner


By:
Name:
Title:


ML IBK POSITIONS, INC.


By:
Name:
Title:


MLCP ASSOCIATES L.P. NO. II


By: Merrill Lynch Capital Partners, Inc., as
General Partner


By:
Name:
Title:


MERRILL LYNCH KECALP L.P. 1991


By: KECALP Inc., as General Partner


By:
Name:
Title:


MERRILL LYNCH CAPITAL APPRECIATION PARTNERSHIP
NO. XIII, L.P.


By: Merrill Lynch LBO Partners No. IV, L.P., as
General Partner


By: Merrill Lynch Capital Partners, Inc., as
General Partner


By:
Name:
Title:


ML OFFSHORE LBO PARTNERSHIP NO. XIII


By: Merrill Lynch LBO Partners No. IV, L.P., as
Investment General Partner


By: Merrill Lynch Capital Partners, Inc., as
General Partner


By:
Name:
Title:


ML EMPLOYEES LBO PARTNERSHIP NO. I, L.P.


By: ML Employees LBO Managers, Inc., as General
Partner


By:
Name:
Title:


MERRILL LYNCH KECALP L.P. 1987


By: KECALP Inc., as General Partner


By:
Name:
Title:


MERCHANT BANKING L.P. NO. II


By: Merrill Lynch MBP Inc., as General Partner


By:
Name:
Title:


MLCP ASSOCIATES L.P. NO. IV


By: Merrill Lynch Capital Partners, Inc., as
General Partner


By:
Name:
Title:






CONFIRMED AND ACCEPTED, as of the date first above written:


MERRILL LYNCH INTERNATIONAL
GOLDMAN, SACHS INTERNATIONAL
SALOMON BROTHERS INTERNATIONAL LIMITED
J.C. BRADFORD & CO.


By:  MERRILL LYNCH INTERNATIONAL


By:
                    Attorney-in-fact

For themselves and as Lead Managers of the other International Managers named in Schedule A hereto.





                                                    SCHEDULE A


               Name of International Manager                                                       Number of
                                                                                             Initial International
                                                                                                   Securities

Merrill Lynch International  ...........................................................                    488,055
Goldman Sachs International ............................................................                    488,055
Salomon Brothers International Limited .................................................                    488,055
J.C. Bradford & Co.  ...................................................................                     97,614
                                                                                             -----------------------
               Total....................................................................                  1,561,779
                                                                                                          =========






                                                    SCHEDULE B


                                          Number of Initial International   Maximum Number of International Option
                                               Securities to be Sold                 Securities to Be Sold
U.S. Foodservice.......................                        0                                234,267
-----------------------------------------
Merrill Lynch Capital Appreciation                       675,413                                      0
  Partnership No. B-XVIII, L.P.........
-----------------------------------------
Merrill Lynch KECALP L.P. 1994.........                   10,521                                      0
-----------------------------------------
ML Offshore LBO Partnership No. B-XVIII                  339,819                                      0
-----------------------------------------
ML IBK Positions, Inc..................                  223,228                                      0
-----------------------------------------
MLCP Associates L.P. No. II ...........                    8,100                                      0
-----------------------------------------
Merrill Lynch KECALP L.P. 1991.........                   29,418                                      0
-----------------------------------------
Merrill Lynch Capital Appreciation                       251,116                                      0
  Partnership No. XIII, L.P............
-----------------------------------------
ML Offshore LBO Partnership No. XIII...                    6,384                                      0
-----------------------------------------
ML Employees LBO Partnership No. I, L.P.                   6,242                                      0
-----------------------------------------
Merrill Lynch KECALP L.P. 1987.........                    4,717                                      0
-----------------------------------------
Merchant Banking L.P. No. II...........                    4,717                                      0
-----------------------------------------
MCLP Associates L.P. No. IV............                    2,104                                      0
-----------------------------------------
                                                  -----------------                    -------------------
Total..................................                 1,561,779                                234,267


                                   SCHEDULE C


                  1. The initial public offering price per share for the International Securities shall be $43.00.


                  2.  The  purchase  price  per  share  for  the   International
         Securities to be paid by the several  International  Managers  shall be
         $41.385, being an amount equal to the initial public offering price set forth above less $1.615 per share; provided that the purchase price per share  for any  International  Option  Securities  purchased  upon  the exercise of the  over-allotment  option described in Section 2(b) shall
         be  reduced  by  an  amount  per  share  equal  to  any   dividends  or
         distributions  declared  by the  Company  and  payable  on the  Initial
         International  Securities but not payable on the  International  Option
         Securities.





                                   SCHEDULE D

                          LIST OF SUBJECT SUBSIDIARIES


                               Name of Subsidiary                          Jurisdiction of Incorporation
          White Swan, Inc.                                                         Delaware
          JP Foodservice Distributors, Inc.                                        Delaware
          John Sexton & Co.                                                        Delaware
          Illinois Fruit & Produce Corp.                                           Illinois
          U.S. Foodservice, Inc.                                                   Delaware
          Biggers Brothers, Inc.                                                   Delaware
          E & H Distributing Co.                                                   Nevada
          Joseph Webb Foods, Inc.                                                  Delaware







                                   SCHEDULE E
                         Registration Rights Agreements

Registration Rights Agreement dated as of May 17, 1996 (the "RSI Agreement") among Rykoff-Sexton, Inc., a Delaware corporation, and Merrill Lynch
         Capital Appreciation Partnership, No. B-XVIII, L.P. and the other parties thereto and assumed by USF.



Common   Stock Purchase Warrant expiring  September 30, 2005, dated December 24,
         1997, issued by JP Foodservice, Inc., a Delaware corporation, and registered in the name of Bankers Trust New York Corporation.



(a)      Type of securities entitled to registration rights thereunder:  Common Stock.


(b) Total number of securities entitled to registration rights thereunder: 71,460 shares as of January 31, 1999, subject to adjustment pursuant to anti-dilution provisions therein.


(c) Holder of securities  entitled to registration  rights  thereunder:  Bankers
Trust New York Corporation.


     Registration  Rights  Agreement  dated as of October 23, 1998  between U.S.
Foodservice and Geoffrey Haar.


(a)      Type of securities entitled to registration rights thereunder:  Common Stock.


(b)               Total number of  securities  entitled to  registration  rights
                  thereunder:    550,543   shares,   subject   to   post-closing
                  adjustments as provided in the related acquisition agreement.


(c)      Holder of securities entitled to registration rights thereunder:  Geoffrey Haar.


Registration  Rights  Agreement  dated  as of  November  16,  1998  ( the  "Webb
         Registration Agreement") among U.S. Foodservice and the stockholders of Joseph Webb Foods, Inc. identified as such on the signature pages thereof.


(a)      Type of securities entitled to registration rights thereunder:  Common Stock.


(b)               Total number of  securities  entitled to  registration  rights
                  thereunder:    896,057   shares,   subject   to   post-closing
                  adjustments and earn-out  issuances as provided in the related acquisition agreement.


(c)               Holders  of  securities   entitled  to   registration   rights
                  thereunder  and  number of such  securities  held by each such holder: J. Christopher  Reyes,  358,423 shares; M. Jude Reyes,
                  358,423 shares; and David K. Reyes, 179,211 shares, subject to adjustments as indicated in (b) above.


     Registration  Rights  Agreement  dated  as of March  20,  1998  among  U.S.
Foodservice and each of the stockholders of Westland Provisions, Inc. identified on the signature pages thereof.



(a)   Type of securities entitled to registration rights thereunder:
      Common Stock.


(b)   Total number of  securities  entitled to registration rights thereunder:
      46,795 shares.


(c)               Holders  of  securities   entitled  to   registration   rights
                  thereunder  and  number of such  securities  held by each such holder as of March 1, 1999:  Richard  Hafdal,  30,049  shares;
                  Gary Hafdal, 498 shares;  Frank Roedl, 2,322 shares; Rod Buck,
                  6,337 shares;  Sharon Robbins,  166 shares; and B. Scott Ball,
                  7,423 shares.


     Registration  Rights  Agreement  dated  as  of  July  6,  1998  among  U.S.
Foodservice and C. Donald Stahl.


(a)     Type of securities entitled to registration rights thereunder:
        Common Stock.


(b) Total  number of  securities  entitled to  registration  rights  thereunder:
    12,925 shares.


(c)               Holders  of  securities   entitled  to   registration   rights
                  thereunder and number of such  securities  held by such holder as of March 1, 1999: C. Donald Stahl.




                                                    SCHEDULE F

                                    List of Counsel to the Selling Shareholders


Attorney                                             Selling Shareholder

Frank J. Marinaro, Esq...............................Merrill Lynch Capital Appreciation Partnership No. B XVIII, L.P.
                                                     ML IBK Positions, Inc.
                                                     MLCP Associates L.P. No. II
                                                     MLCP Associates L.P. No. IV
                                                     Merrill Lynch Capital Appreciation Partnership No. XIII, L.P.
                                                     ML Employees LBO Partnership No. I, L.P.

Robin Mass, Esq......................................Merrill Lynch KECALP L.P. 1994
                                                     Merrill Lynch KECALP L.P. 1991
                                                     Merrill Lynch KECALP L.P. 1987

Margaret E. Nelson, Esq..............................Merchant Banking L.P. No. II

Curtis, Mallet-Prevost, Colt & Mosle
and W.S. Walker & Company............................ML Offshore LBO Partnership No. B-XVIII
                                                     ML Offshore LBO Partnership No. XIII





                                                                       Exhibit A




                    FORM OF OPINION OF HOGAN & HARTSON L.L.P.



(w) The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.


(x) The Company has the corporate power and authority under the Company's certificate of incorporation (the "Certificate of Incorporation"), the Company's by-laws (the "By-Laws") and the Delaware General Corporation Law to own, lease and operate its properties and to conduct its business as described in the Prospectuses and to enter into and perform its obligations under the Purchase
Agreements.


(y) The Company is authorized to transact business as a foreign corporation in each jurisdiction specified in Schedule 1 to such opinion as of the respective dates specified therein.


(z) The  authorized  capital  stock of the  Company  is as set  forth  under the
caption  "Capitalization"  in  the  Prospectuses.   All  shares  of  issued  and
outstanding  Common  Stock  (including  the  Securities  to be  purchased by the
Underwriters from the Selling Shareholders  pursuant to the Purchase Agreements)
have  been  duly   authorized   and  validly  issued  and  are  fully  paid  and
non-assessable,  and were not  issued  in  violation  of any  preemptive  rights arising  under the  Certificate  of  Incorporation,  the By-Laws or the Delaware
General Corporation Law.


(aa) The Option Securities have been duly authorized for issuance and sale to the U.S. Underwriters and the International Managers pursuant to the U.S.
Purchase Agreement and the International Purchase Agreement, respectively, and, when issued and delivered by the Company in accordance with the U.S. Purchase
Agreement and the International Purchase Agreement, respectively, against payment of the consideration set forth in the U.S. Purchase Agreement and the International Purchase Agreement, will be validly issued, fully paid and non-assessable. No holder of any of the Option Securities will be subject to personal liability by reason of being such a holder, except as such holder may be liable by reason of such holder's own conduct and acts.


(bb) The issuance and sale by the Company of the Option Securities to the Underwriters is not subject to any preemptive rights arising under the Certificate of Incorporation, the By-Laws or the Delaware General Corporation
Law or, to our knowledge, any similar contractual rights.

(cc) Each Delaware Subsidiary was incorporated and is validly existing and in good standing under the laws of the State of Delaware.


(dd) Each Delaware Subsidiary has the corporate power and authority under its certificate of incorporation, its bylaws and the Delaware General Corporation
Law to own, lease and operate its properties and to conduct its business as described in the Prospectuses, and each Delaware Subsidiary and each of Illinois
Fruit & Produce Corp. and E&H Distributing Co. is authorized to transact business as a foreign corporation in each jurisdiction specified in Schedule 2 or Schedule 3 to such opinion with respect to it as of the respective dates specified therein.

(ee) All of the issued and outstanding capital stock of each Delaware Subsidiary has been duly authorized and validly issued and is fully paid and non-assessable and, to our knowledge, is owned of record by the Company, directly or through wholly-owned subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity.

(ff) The U.S. Purchase Agreement and the International Purchase Agreement have been duly authorized, executed and delivered on behalf of the Company.


(gg) The Supplemental Agreement has been duly authorized, executed and delivered on behalf of the Company and USF and is a valid and binding agreement of the Company and USF, enforceable against the Company and USF in accordance with its terms, except (i) as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and (ii) as may be limited by the exercise of judicial discretion and the application of principles of equity, including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether the Supplemental
Agreement, the Support Agreement or the Standstill Agreement is considered in a proceeding in equity or at law).

(hh) The Registration Statement has become effective under the Securities Act, the Prospectuses have been filed pursuant to Rule 424(b) promulgated pursuant to the Securities Act in the manner and within the time period required by Rule
424(b) and, to our knowledge, (i) no stop order suspending the effectiveness of the Registration Statement has been issued under the Securities Act and (ii) no proceedings for that purpose have been instituted or are threatened by the Commission.

(ii) The Registration  Statement,  including the Rule 430A Information,  and the
Prospectuses, excluding the Incorporated Filings, as of their respective effective or issue dates (other than the financial statements and supporting schedules and other financial data included therein or omitted therefrom, as to which we express no opinion), complied as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the Commission thereunder.

(jj)  Each  Incorporated  Filing  (other  than  the  financial   statements  and
supporting  schedules  and other  financial  data  included  therein  or omitted therefrom,  as to which we express no  opinion),  on the date such  Incorporated
Filing  was  filed  with the  Commission,  complied  as to form in all  material respects with the  requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder.

(kk) The form of certificate used to evidence the Common Stock complies in all material respects with all applicable requirements of the Delaware General
Corporation Law, with any applicable requirements of the Certificate of Incorporation and the By-Laws and with all applicable requirements of the New
York Stock Exchange.

(ll)  The   information   in  the   Prospectuses   under  the   captions   "Risk
Factors--Future  sales of our common stock in the public market could  adversely affect our stock price and our  ability to raise funds in new stock  offerings,"
"Risk  Factors--Provisions  in our charter and bylaws and in Delaware  law could discourage  takeover  attempts we oppose even if our stockholders  might benefit from a change in control of U.S.  Foodservice," "Risk Factors--We have adopted a shareholder rights plan which could discourage  hostile  acquisitions of control in which our  stockholders  may wish to  participate,"  "Description  of Capital
Stock," "Shares Eligible for Future Sale" and "U.S. Tax Consequences to Non-U.S.
Holders"  and  the  information  in the  Registration  Statement  under  Item 15 thereof, in each case to the extent that the information  constitutes  summaries of legal matters,  summaries of the Certificate of  Incorporation,  the By-Laws,
the Rights Agreement or other instruments or agreements,  or legal  conclusions, has been reviewed by us and is correct in all material respects.

(mm) All descriptions in the Prospectuses of contracts and other documents to which the Company or any of its subsidiaries is a party have been reviewed by us and are correct in all material respects.

(nn) No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any federal or Delaware, Maryland or New York state court or governmental authority or agency (other than under the Securities Act and the rules and regulations promulgated thereunder, which have been obtained, or as may be required under state securities or blue sky laws, as to which we express no opinion) is necessary or required by or on behalf of the Company for the execution and delivery of the Purchase Agreements by the Company or the performance by the Company as of the Closing Time of its obligations under the Purchase Agreements, including the issuance and sale of the Option
Securities to the Underwriters and the use of the proceeds by the Company from the sale of the Option Securities as described in the Prospectuses under the caption "Use of Proceeds," or in connection with the sale of the Securities by the Selling Shareholders to the Underwriters and the public offering of the Securities and the Option Securities by the Underwriters.

(oo) The  execution and delivery by the Company of, and the  performance  by the
Company  as  of  the  Closing  Time  of  its  obligations  under,  the  Purchase
Agreements,  including  the  issuance and sale of the Option  Securities  to the
Underwriters  and the use of the  proceeds by the  Company  from the sale of the
Option  Securities  as described in the  Prospectuses  under the caption "Use of
Proceeds,"  and the sale of the  Securities by the Selling  Shareholders  to the
Underwriters and the public offering of the Securities and the Option Securities by the  Underwriters  do not  and  will  not  (i)  violate  the  Certificate  of
Incorporation  or the By-Laws or the certificate of  incorporation  or bylaws of any Delaware Subsidiary,  (ii) violate the Delaware General Corporation Law, any law or  regulation  of the State of Maryland or the State of New York or, to our
knowledge,  any provision of applicable federal law, (iii) violate any judgment, order, writ or decree applicable to the Company or any subsidiary known to us of
any   federal,   Delaware,   Maryland   or  New  York   government,   government
instrumentality  or court or (iv) conflict with or,  whether with or without the giving of notice or passage of time or both,  breach or  constitute a default or
Repayment  Event  under,  or result in the creation or  imposition  of any lien, charge  or  encumbrance  upon any  property  or  assets  of the  Company  or any subsidiary  pursuant to, any instrument or agreement listed on Schedule E to the
Purchase  Agreements,  the Agreement and Plan of Merger (the "Merger Agreement")
dated as of June 30, 1997, as amended as of September 3, 1997 and as of November
5, 1997, among the Company,  Rykoff-Sexton,  Inc. and Hudson  Acquisition Corp.,
any agreement or other document filed or incorporated by reference as an exhibit to the Registration  Statement or as an exhibit to the documents incorporated or deemed to be incorporated by reference  therein,  the Support  Agreement  (other than Section 7 thereof, as to which we have not been called upon to express, and do not  express,  any  opinion)  or the  Standstill  Agreement,  except for such
conflicts,   breaches  or  defaults,  Repayment  Events  or  liens,  charges  or encumbrances  that  would not have a  Material  Adverse  Effect.  We  express no opinion with respect to any breach or default not ascertainable from the face of any indenture, loan agreement or other agreement, or arising under or based upon any  cross-default  provision  insofar as such  breach or  default  relates to a default under any indenture,  loan agreement or other  agreement not referred to in this  Paragraph  (s),  or  arising  under or based  upon  any  covenant  of a financial or numerical nature or requiring computation.

(pp) The Company is not an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

(qq) To our knowledge, pursuant to the Rights Agreement, each share of issued and outstanding Common Stock (including the Securities to be sold by the Selling
Shareholders to the  Underwriters  pursuant to the Purchase  Agreements) has one
Right attached to it, and each of the Option Securities to be issued and sold by the Company to the Underwriters will have one Right attached to it. The purchase by the Underwriters of the Securities to be purchased by them pursuant to the Purchase Agreements will not result in the occurrence of a "Distribution Date"
(as defined in the Rights Agreement) or otherwise result in the separation of Rights from the related Common Stock certificates or the distribution of separate certificates evidencing the Rights.

(rr) To our knowledge, neither the Company nor any of its subsidiaries has any right of first refusal under the Standstill Agreement to purchase any of the Securities to be sold by the Selling Shareholders to the Underwriters pursuant to the Purchase Agreements.

                  During  the  course  of the  preparation  of the  Registration
         Statement and the  Prospectuses,  we participated  in conferences  with officers and other representatives of the Company, with representatives of the independent public accountants of the Company,  and with you and
         your   representatives  at  which  the  contents  of  the  Registration
         Statement and the Prospectuses (including the documents incorporated or deemed to be incorporated by reference  therein) were discussed.  While we have not undertaken to determine independently, and we do not assume any responsibility  for, the accuracy,  completeness or fairness of the statements in the Registration Statement or Prospectuses, except as set forth in  paragraph  (p)  above,  we may  state  on the  basis of these conferences  and our activities as counsel to the Company in connection with the Registration Statement and the Prospectuses that no facts have come  to  our  attention  which  cause  us  to  believe  that  (i)  the
         Registration Statement,  at the time it became effective,  contained an untrue statement of a material fact or omitted to state a material fact required  to be stated  therein  or  necessary  to make the  statements therein not misleading, (ii) the Prospectuses,  as of March 25, 1999 or as of the  date  of  this  opinion,  contained  or  contain  an  untrue statement  of a  material  fact or  omitted or omit to state a material fact necessary in order to make the statements therein, in the light of the  circumstances  under which they were made, not  misleading,  (iii)
         there are any legal or governmental  proceedings  pending or threatened against the Company or any of its subsidiaries  that are required to be disclosed  in the  Registration  Statement or the  Prospectuses  or the
         documents  incorporated  or  deemed  to be  incorporated  by  reference therein,  other than those disclosed therein, or which might reasonably be  expected  to result in a  Material  Adverse  Effect or which  might
         reasonably  be  expected  to  materially   and  adversely   affect  the
         consummation  of any of the  transactions  contemplated by the Purchase
         Agreement or the performance by the Company or the Selling Shareholders of  their  respective  obligations  thereunder  or (iv)  there  are any statutes, regulations,  franchises,  contracts, indentures,  mortgages, loan  agreements,  notes,  leases or other  instruments  required to be
         described   or  referred  to  in  the   Registration   Statement,   the
         Prospectuses or the documents incorporated or deemed to be incorporated by  reference  therein or to be filed as exhibits  to the  Registration
         Statement or the documents incorporated or deemed to be incorporated by reference  therein that are not  described or referred to therein or so filed;  provided that in making the foregoing  statements  (which shall not  constitute an opinion),  we are not expressing any views as to the financial  statements and supporting schedules and other financial data
         included  in  or  omitted  from  the  Registration   Statement  or  the
         Prospectuses.


Such opinion shall state that it covers matters governed by and arising under the DGCL and the laws of the State of Maryland, the State of New York and the federal laws of the United States of America and shall further state that, insofar as such opinion covers any instrument or agreement which is governed by the laws of a jurisdiction other than the DGCL, State of Maryland or the State of New York, such counsel has assumed that the laws governing such instrument or agreement are identical to the laws of the State of New York. In rendering such opinion, such counsel may rely, with respect to matters relating to good standing or qualification as a foreign corporation, on certificates public officials and, as to matters of fact (but not as to legal conclusions), to the extent they deem proper, on certificates of the Company and, in rendering the opinions set forth in Paragraph (k), (s) and (v) above, such counsel may assume that a majority of the "Continuing Directors" (as defined in the Standstill
Agreement) have approved the Supplemental Agreement or, alternatively, that the Supplemental Agreement validly amends the Standstill Agreement.


Such opinion shall not state that it is to be governed or qualified by, or that it is otherwise subject to, any treatise, written policy or other document relating to legal opinions, including, without limitation, the Legal Opinion
Accord of the ABA Section of Business Law (1991).



                                                                     Exhibit A-2
                       FORM OF OPINION OF CHAPMAN & CUTLER
                            (Illinois Local Counsel)


(1) Illinois Fruit & Produce Corp. (the "Subject Subsidiary") has been duly incorporated and is validly existing and in good standing under the laws of the State of Illinois, has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectuses; and all of the issued and outstanding capital stock of the Subject
Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and, to our knowledge, is owned by the Company, directly or through wholly-owned subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity. None of the outstanding shares of capital stock of the Subject Subsidiary was issued in violation of the preemptive or similar rights of any security holder of the Subject Subsidiary arising under the charter or bylaws of the Subject Subsidiary or the corporate law of the State of Illinois or, to our knowledge, otherwise.


(2) The execution, delivery and performance of the Purchase Agreements and the consummation of the transactions contemplated in the Purchase Agreements do not and will not result in any violation of (i) the provisions of the articles of incorporation or by-laws of the Subject Subsidiary, (ii) any applicable Illinois law, statute, rule or regulation, or (iii) to our knowledge, any judgment, order, writ or decree, of any government, governmental instrumentality or court having jurisdiction over the Subject Subsidiary or any of its assets, properties or operations.


         Such opinion shall state that it covers matters governed by and arising under the laws of the State of Illinois. In rendering such opinion, such counsel may rely, as to matters of fact (but not as to legal conclusions), to the extent they deem proper, on certificates of the Subject Subsidiary and public officials.


     Such opinion shall not state that it is to be governed or qualified by, or that it is otherwise subject to, any treatise, written policy or other document relating to legal opinions, including, without limitation, the Legal Opinion
Accord of the ABA Section of Business Law (1991).

                                                                     Exhibit A-3

                   FORM OF OPINION OF LIONEL SAWYER & COLLINS
                             (Nevada Local Counsel)


(1) E&H Distributing Co., a Nevada corporation (the "Subject Subsidiary"), is a corporation that has been duly incorporated and is validly existing and in good standing under the laws of the State of Nevada.


(2) The Subject Subsidiary has the corporate power and authority under the laws of the State of Nevada to own, lease and operate the properties of the Subject
Subsidiary, and to conduct the business of the Subject Subsidiary, as described in the Registration Statement.


(3) All of the issued and  outstanding  capital stock of the Subject  Subsidiary
("Subject Subsidiary Stock") has been duly authorized and validly issued, and is fully paid and non-assessable, and, to the best of our knowledge, is owned by the Company, directly or through wholly-owned subsidiaries of the Company, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim. No Subject Subsidiary Stock was issued in violation of any preemptive rights of any stockholder of the Subject Subsidiary under the articles of incorporation or the bylaws of the Subject Subsidiary or the corporate statutes of the State of Nevada, or, to the best of our knowledge, any other preemptive or similar rights of any stockholder of the Subject Subsidiary.


(4) The execution, delivery and performance of the Purchase Agreements and the consummation of the transactions contemplated in the Purchase Agreements do not and will not result in any violation of the provisions of the articles of incorporation or bylaws of the Subject Subsidiary, or any law, statute, rule or regulation of the State of Nevada applicable to the Subject Subsidiary, or, to the best of our knowledge, any judgment, order, writ or decree of any government, governmental instrumentality or court having jurisdiction over the Subject Subsidiary.


Such opinion shall state that it covers matters governed by and arising under the laws of the State of Nevada. In rendering such opinion, such counsel may rely, as to matters of fact (but not as to legal conclusions), to the extent they deem proper, on certificates of the Subject Subsidiary and public officials.


Such opinion shall not state that it is to be governed or qualified by, or that it is otherwise subject to, any treatise, written policy or other document relating to legal opinions, including, without limitation, the Legal Opinion
Accord of the ABA Section of Business Law (1991).




                                                                             B-1
                                    Exhibit B


                             [OMITTED INTENTIONALLY]








                                                                       Exhibit C





                         FORM OF SUPPLEMENTAL AGREEMENT







                                                                                                                    Exhibit D


                          FORM OF LETTER OF RESIGNATION


                               March _____, 1999


U.S. Foodservice
9755 Patuxent Woods Drive
Columbia, MD  21046
Attention:  James L. Miller
              Chairman of the Board, President
              and Chief Executive Officer


Dear Sir or Madam:


Reference  is hereby made to the U.S.  Purchase  Agreement  dated March 25, 1999
among  U.S.  Foodservice,  a  Delaware  corporation  (the  "Company"),   certain
stockholders  of the Company named therein and Merrill Lynch,  Pierce,  Fenner &
Smith Incorporated and the other parties thereto (the "U.S. Purchase Agreement")
and the International Purchase Agreement dated March 25, 1999 among the Company,
certain   stockholders   of  the  Company   named   therein  and  Merrill  Lynch
International  and  the  other  parties  thereto  (the  "International  Purchase
Agreement"  and,  together  with  the U.S.  Purchase  Agreement,  the  "Purchase
Agreements").


This is to advise you that I resign my position as a member of the Board of Directors of the Company and, if applicable, of any of its subsidiaries and I also resign my position, if applicable, as a member of any committees of the Board of Directors of the Company and of any of its subsidiaries, each such resignation to be effective as of the Closing Time (as defined in the Purchase
Agreements).






                                                    Very truly yours,


                                                    [Matthias B. Bowman]
                                                    [Albert J. Fitzgibbons III]
